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AMERICA FIRST APARTMENT INVESTORS, L.P.

CONSENT SOLICITATION STATEMENT

AMERICA FIRST APARTMENT INVESTORS, INC.

5,073,805 Shares Common Stock

PROSPECTUS

        The general partner of America First Apartment Investors, L.P. (the "Partnership") is asking for your consent to the proposed merger of the Partnership with and into America First Apartment Investors, Inc., a newly-formed Maryland corporation (the "Corporation"). The Corporation will be the surviving corporation of the merger and will elect to be taxed as a real estate investment trust. As a result of the merger, each Beneficial Unit Certificate representing an assigned limited partnership interest in the Partnership (a "BUC") that you own on the effective date of the merger will be converted into one share of our common stock. Our common stock has been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, under the symbol "APRO." The BUCs are currently listed on the Nasdaq Stock Market under the trading symbol "APROZ."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Consent Solicitation Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        See "RISK FACTORS" beginning on page 21 for certain information that you should consider carefully before voting on the merger. In particular, you should consider the following:

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  We expect to operate differently than many REITs which retain cash flow for acquisitions of real estate. Because we intend to maintain dividend rates comparable to those of the Partnership, this will reduce the amount of cash that we would otherwise have available for the acquisition of additional properties. Accordingly, we will be primarily relying on our ability to raise equity and debt financing to acquire additional properties in accordance with our business plan. As a result, we may not be able to increase the number of properties that we own as quickly as other REITs which retain and reinvest a greater percentage of their cash flow or at all.
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  If additional apartment complexes fail to generate sufficient revenues to offset the cost of additional borrowings, our earnings and dividends will be adversely affected. The amount of debt that we incur is not limited by our Charter or otherwise.
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  If we finance the acquisition of additional multifamily apartment complexes with adjustable-rate borrowings, fluctuations in interest rates may adversely affect our earnings, dividends and the market price of our common stock.
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  If we finance the acquisition of additional multifamily apartment complexes with tax exempt debt, these properties will be subject to regulatory restrictions that may affect the net rental income generated by these properties.
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  We may issue additional shares of our common stock which may be dilutive to the shares issued in the merger, depending on the price at which the additional shares are issued.
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  We cannot assure you that we can successfully implement our plan to acquire additional multifamily apartment complexes after the merger.
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  The acquisition of additional multifamily apartment complexes by us will entail the risks generally involved with investing in real estate.
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  The value of the common stock issued in the merger may be less than the distributions that would be made to BUC holders upon the eventual dissolution of the Partnership. Unlike the Partnership, the Corporation has a perpetual life. No independent valuation of the Partnership's real estate assets was made in connection with the merger.
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  Neither the terms of the merger or of our agreement with our external advisor were negotiated at arm's-length.
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  The issuance of common stock to the General Partner in the merger will be dilutive to the shares issued to the BUC holders.
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  Your rights as a holder of our common stock will differ from your rights as a BUC holder.
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  There is no current public market for our common stock, and we cannot assure you that an active trading market for our common stock will develop or that our common stock will trade at prices equivalent to the prices at which the BUCs currently trade.
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  The general partner of the Partnership has certain conflicts of interest with respect to the completion of the Merger. These include an anticipate increase in fees and conflicts relating to termination or nonrenewal of the contract with our external advisor.
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  Although we believe the Merger will be tax free, it may be taxable.
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  If we fail to qualify as a REIT, we will be taxed as a regular corporation. Among other things, this will adversely affect our earnings and our ability to pay dividends on our common stock.

        This Consent Solicitation Statement/Prospectus and the Consent Form are first being sent to BUC holders on or about September 25, 2002.

September 23, 2002

WHERE YOU CAN FIND MORE INFORMATION

        The Partnership files annual, quarterly and special reports and other information with the SEC. You may read and copy the materials the Partnership files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Partnership's SEC filings are also available to the public from the SEC's World Wide Web site on the Internet at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        America First Companies L.L.C. maintains a site on the World Wide Web at www.am1st.com which contains certain information regarding the Partnership. The information contained in that website is not part of this Consent Solicitation Statement/Prospectus, and you should not rely on it in deciding whether to approve the merger.

        We have filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC. This Consent Solicitation Statement/Prospectus constitutes the prospectus filed as part of the Registration Statement with respect to the shares of our common stock to be issued in connection with the merger. As allowed by SEC rules, this Consent Solicitation Statement/Prospectus does not include all of the information contained in the Registration Statement and the included exhibits, financial statements and schedules. We refer you to the Registration Statement, the included exhibits, financial statements and schedules for further information. This Prospectus is qualified in its entirety by such other information.

        No person is authorized to give any information or to make any representations other than those contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by us.

        All questions and inquiries should be directed to Mr. Maurice E. Cox, Jr., America First Companies L.L.C., 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, or call (800) 283-2357. You may e-mail investor services at invserv@am1st.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this Consent Solicitation Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed by the Partnership with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). The information incorporated by reference is deemed to be part of this Consent Solicitation Statement/Prospectus, except for any information superseded by information in this Consent Solicitation Statement/Prospectus. The Partnership has filed its annual report on Form 10-K for the year ended December 31, 2001, its quarterly reports on Form 10-Q for the three and six months ended March 31 and June 30, 2002 and a current report on Form 8-K, dated June 18, 2002 with the SEC (File No. 000-20737), and these reports are incorporated by reference into this Consent Solicitation Statement/Prospectus.

        Any documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Consent Solicitation Statement/Prospectus and prior to the termination of the solicitation of BUC holder approval of the merger will automatically be deemed to be incorporated by reference in this Consent Solicitation Statement/Prospectus and to be part hereof from the date of filing those documents. Any statement contained in this Consent Solicitation Statement/Prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Consent Solicitation Statement/Prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

        You may obtain copies of all documents which are incorporated in this Consent Solicitation Statement/Prospectus by reference (other than the exhibits to those documents which are not specifically incorporated by reference herein) without charge by writing or calling Maurice E. Cox, Jr. at America First Companies L.L.C., Suite 400, 1004 Farnam Street, Omaha, Nebraska, telephone number (800) 283-2357. To obtain delivery, you must request documents no later than November 18, 2002.

FORWARD LOOKING STATEMENTS

        This Consent Solicitation Statement/Prospectus contains many forward looking statements that reflect our current beliefs and estimates of future economic circumstances and industry conditions that may affect the performance and financial results of the Partnership and the Corporation. Words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates" and similar expressions concerning possible or assumed future results of operations of the Partnership or the Corporation and their real estate investments constitute "forward looking statements." You should understand that these forward looking statements are subject to numerous risks and uncertainties and a number of factors could affect the future results of the Partnership and the Corporation and could cause those results to differ materially from those expressed in the forward looking statements contained herein. Many of these factors are discussed under the heading "RISK FACTORS" in this Consent Solicitation Statement/Prospectus.

SUMMARY

        The following is a summary of the information contained in this Consent Solicitation Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference elsewhere herein. We encourage you to read this Consent Solicitation Statement/Prospectus, as well as the information which is incorporated by reference in this Consent Solicitation Statement/Prospectus, in their entireties. You should carefully consider the factors set forth under "RISK FACTORS" in this Consent Solicitation Statement/Prospectus before making an decision to approve the merger. All references to "we," "us" or the "Corporation" in this Consent Solicitation Statement/Prospectus mean America First Apartment Investors, Inc. All references to the "Partnership" mean America First Apartment Investors, L.P. Some capitalized terms that are used in this Consent Solicitation Statement/Prospectus are described in the GLOSSARY.

Overview of the Merger

        The General Partner of the Partnership is asking for your consent to the proposed merger of the Partnership with and into the Corporation. The Corporation is a newly-formed Maryland corporation and will be the surviving corporation of the merger. As a result of the merger, each Beneficial Unit Certificate representing an assigned limited partnership interest in the Partnership (a "BUC") that you own on the effective date for the merger will be converted into one share of common stock of the Corporation. Our common stock has been approved for listing on the Nasdaq Stock Market (the "Nasdaq"), subject to official notice of issuance, under the symbol "APRO." After the merger, we intend to elect to be taxed as a real estate investment trust for federal income tax purposes.

        The General Partner is proposing the merger in order to provide investors with an opportunity for increased earnings and cash distributions and simplified tax reporting. At this time, the Partnership has a limited ability to acquire additional multifamily apartment complexes because it is not able to raise additional equity capital. In addition, partnership tax reporting is complex. The General Partner is proposing to convert the Partnership into a corporation so that it will be better able to raise additional equity capital that it can use to acquire multifamily apartment complexes. As a result of the merger, the Corporation will acquire all of the assets and liabilities of the Partnership, including the 15 multifamily apartment complexes and the office/warehouse facility that it currently owns and operates, and continue the business plan and investment policies of the Partnership. The Corporation intends to acquire additional multifamily apartment complexes, and by doing so it hopes to increase its earnings and funds from operations through asset growth and economies of scale. In addition, we hope to reduce investment risk through greater diversification of our assets. Finally as a corporation, we will be able to provide investors with simplified tax reporting.

        We expect to operate differently than many REITs which retain cash flow for acquisitions of additional real estate. We intend to maintain dividend rates comparable to those of the Partnership as long as the amount of cash generated from the operations of the multifamily apartment properties we acquire from the Partnership in the merger continues at or close to current levels and intend to continue to increase dividends if we are able to increase the amount of cash generated from the operation of our multifamily apartment complexes. By paying dividends at current or increasing rates, we will reduce the amount of cash that we would otherwise have available for the acquisition of additional properties. Accordingly, we will be primarily relying on our ability to raise equity and debt financing to acquire additional properties in accordance with our business plan. As a result, we may not be able to increase the number of properties that we own as quickly as other REITs which retain and reinvest a greater percentage of their cash flow or at all.

        Unlike the Partnership, the Corporation has a perpetual life. As a result, the Corporation will not be required to sell all of its assets and distribute the net sale proceeds to its shareholders at any particular time. The Partnership, on the other hand, is fundamentally different because it has a term ending not later than December 31, 2016 and would be required to liquidate all of its assets and distribute the net sale proceeds to BUC holders upon its dissolution. The value of the common stock issued in the merger may be less than the cash distributions that would be eventually made to BUC holders upon the dissolution of the Partnership. The General Partner has not made a independent valuation of the Partnership's real estate holdings in connection with the proposed merger. In addition, because the Corporation may issue more common stock after the merger, the percentage ownership interest you hold in the Corporation may become smaller over time even if you do not sell your shares.         We will be an "externally-advised" REIT. This means that another company will be responsible for the management of our day-to-day operations. We have entered into an advisory agreement (the "Advisory Agreement") with America First Apartment Advisory Corporation (the "Advisor") to provide these services to us. The full text of the Advisory Agreement is set forth in Appendix B. You should read it in its entirety.

        We will pay fees to the Advisor for these services and will reimburse the Advisor for expenses it incurs on our behalf. The fees we will pay the Advisor include:

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  an Administrative Fee of 0.60% per annum on real estate assets determined in the same manner as by the Partnership. The amount of the Administrative Fee will be reduced to 0.50% for real estate assets over $250 million in any year in which we do not generate funds from operations of at least $1.60 per share.

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  a Property Acquisition Fee to the Advisor equal to 1.25% of the purchase price paid for additional multifamily apartment complexes that we may acquire.

        While the fees payable to the Advisor will be calculated in the same manner as the fees currently paid to the General Partner, the total fees we pay to the Advisor will be greater than the total fees paid to the General Partner if we are able to acquire additional multifamily apartment complexes in accordance with our business plan. In addition, it is possible that the Advisor will earn these fees for a longer period of time than the General Partner because the Corporation will have a perpetual life while the Partnership has a definite term. We will also reimburse the Advisor for certain expenses it incurs on our behalf on the same terms as the Partnership reimburses the General Partner for these types of expenses. The Advisor is controlled by America First Companies L.L.C., which also controls the General Partner of the Partnership. Because of these relationships, the terms of the Advisory Agreement were not negotiated at arm's length. Also, our executive officers and three of our directors have a financial interest in America First. These individuals will have a conflict of interest in connection with terminating or not renewing the Advisory Agreement. See "MANAGEMENT OF THE CORPORATION—The Advisor."

        The merger will be carried out in accordance with an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 18, 2002, between the Corporation and the Partnership. A copy of the Merger Agreement is attached to this Consent Solicitation Statement/Prospectus as Appendix A. You should read it in its entirety. Because both the Partnership and the Corporation are under the control of America First Companies, L.L.C., the terms of the Merger Agreement were not negotiated at arm's length.

        The merger will not be completed unless it is approved by the holders of a majority of the BUCs outstanding as of September 9, 2002 (the "Record Date") and each of the other conditions to the merger specified in the Merger Agreement are satisfied. If the merger is approved by the BUC holders, it will become effective at a time specified in filings made with Delaware and Maryland authorities. Each BUC on the effective date of the merger will be converted into the right to receive one share of our common stock. We will issue a total of 5,023,067 shares of our common stock to BUC holders in the merger. In addition, the General Partner will be issued 50,738 shares of our common stock in exchange for its general partner interest in the Partnership. As a result, the General Partner will hold 1% of the issued and outstanding shares of our common stock as of the completion of the merger. See "THE MERGER."

        Beginning on the effective date of the merger, your BUC certificates will evidence only the right to receive shares of our common stock. Promptly after the effective date of the merger, you will receive a letter of transmittal containing instructions with respect to the surrender of certificates for BUCs in exchange for certificates representing our common stock. Upon surrender to our designated exchange agent of your BUC certificates together with a properly completed letter of transmittal, you will be issued a certificate representing the number of shares of our common stock to which you become entitled as a result of the merger. Please do not return your BUC certificates with your Consent Form.

        Upon completion of the merger, our principal executive offices will remain at Suite 400, 1004 Farnam Street, Omaha, Nebraska 68102 and our telephone number will continue to be (402) 444-1630.

Consent of BUC Holders

        The General Partner is requesting the written consent of the BUC holders to the merger on the terms described in the Merger Agreement. The General Partner will not hold a meeting of the BUC holders to consider the merger, but instead is seeking the written consent of BUC holders as provided in Section 10.02 of the Partnership Agreement. The merger may not be consummated without the consent of the holders of a majority of the outstanding BUCs. Each BUC is entitled to one vote. A Consent Form is included with this Consent Solicitation Statement/Prospectus, and BUC holders are asked to complete, date and sign the Consent Form and return it to Georgeson Shareholder Communications Inc. (the "Tabulation Agent") in the enclosed envelope as soon as possible. In order to be valid, consents must be received by the Tabulation Agent by 5:00 p.m. Central Time on November 25, 2002, unless the General Partner decides to extend that date. The General Partner may extend the solicitation period one or more times for any reason, including where the number of votes sufficient to consummate the merger has not been received. If the General Partner receives valid consents to the merger from the holders of a majority of the outstanding BUCs prior to November 25, 2002 or any extention period, it may proceed with the consummation of the merger at such earlier time. The General Partner will issue a press release announcing the receipt of consents from the holders of a majority of the outstanding BUCs. An otherwise valid Consent Form will be deemed to grant consent to the merger if it is not marked to vote against the merger or to abstain.

        You may revoke or withdraw your consent by delivering written notice of withdrawal to the Tabulation Agent or by submitting a new Consent Form with a later date. A written withdrawal notice must be signed by the BUC holder who submitted the original Consent Form. In order to be effective, a withdrawal must be received by the Tabulation Agent not later than the earlier of November 25, 2002 or the date on which the Tabulation Agent has received consents to the merger from the holders of a majority of the outstanding BUCs. See "SOLICITATION OF BUC HOLDER CONSENT."

Recommendation of General Partner

        The General Partner believes that the merger is in the best interests of the BUC holders. The General Partner has approved the merger and recommends the BUC holders approve the merger on the terms described in the Merger Agreement. See "THE MERGER—Recommendation of the General Partner."

Fairness Determination of General Partner

        The General Partner has determined that the terms of the merger are fair to the BUC holders for the reasons discussed under "THE MERGER—Fairness Determination of the General Partner." Although the merger was not negotiated at arm's length, the terms and conditions of the merger were unanimously approved by a special committee of the America First Companies L.L.C. board of managers made up of three managers who do not have an economic interest in America First Companies L.L.C., the General Partner or the Advisor (the "Special Committee"). The Special Committee determined that the merger is fair to, and in the best interests of, the BUC holders. The Special Committee retained Houlihan Lokey Howard & Zukin ("Houlihan Lokey") to advise the Special Committee regarding the merger. Houlihan Lokey has rendered its opinion to the Special Committee that, as of the date of the opinion and based on the matters described in the opinion, the consideration to be received by the BUC holders in the merger is fair to them from a financial point of view. See "THE MERGER—Opinion of the Financial Advisor to the Special Committee." Accordingly, the General Partner has approved the merger, and the General Partner and the Special Committee are recommending the approval of the merger on the terms described in the Merger Agreement by the BUC Holders. In considering the recommendation of the General Partner, you should review the basis for this recommendation which is discussed under "THE MERGER—Fairness Determination of the General Partner," and keep in mind the conflicts of interest of the General Partner and the risk factors present in the merger and in our operations following the merger that are described under "THE MERGER-Conflicts of Interest" and "RISK FACTORS."

Risk Factors

        You should carefully consider the information described under "RISK FACTORS" before granting your consent to the merger. Among other things, you should consider that:

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  We expect to operate differently than many REITs which retain cash flow for acquisitions of additional real estate. Because we intend to maintain dividend rates comparable to those of the Partnership, this will reduce the amount of cash that we would otherwise have available for the acquisition of additional properties. Accordingly, we will be primarily relying on our ability to raise equity and debt financing to acquire additional properties in accordance with our business plan. As a result, we may not be able to increase the number of properties that we own as quickly as other REITs which retain and reinvest a greater percentage of their cash flow or at all.

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  We will continue to employ a strategy of borrowing funds to finance the acquisition of multifamily apartment complexes and similar real estate assets. The amount of debt that we incur is not limited by our Charter or otherwise. Our ability to pay dividends and other distributions to our stockholders will be subordinate to the payment of debt service on these borrowings. If the returns we earn on additional multifamily apartment complexes fail to offset the cost of the additional borrowings, our earnings, and the dividends we can pay on our common stock, will be adversely affected.

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  In some cases, we may finance the acquisition of additional multifamily apartment complexes with adjustable-rate borrowings. If we do, then fluctuations in interest rates may adversely affect our earnings, our ability to pay dividends and the market price of our common stock.

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  In some cases, we may finance the acquisition of additional multifamily apartment complexes using tax exempt debt. If we do, these properties will be subject to regulatory restrictions that may affect the net rental income generated by these properties.

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  After the merger, we may issue additional shares of our common stock which may be dilutive to the shares issued in the merger, depending on the price at which the additional shares are issued.

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  We are a newly-formed corporation with no operating history as a publicly-traded REIT. Our business plan is to acquire additional multifamily apartment complexes. We cannot assure you that we can successfully implement our business plan after the merger or that we will acquire additional multifamily apartment complexes after the merger.

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  The acquisition of additional multifamily apartment complexes by us will entail the risks generally involved with investing in real estate. Our stockholders will be dependent on our management to evaluate any additional real estate investments made by us and to negotiate the terms of these acquisitions.

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  The value of the common stock issued in the merger may be less than the cash distributions that would be eventually made to BUC holders upon the dissolution of the Partnership. The merger will result in a change from a partnership holding assets for a limited period of time and then liquidating those assets and distributing the net sale proceeds to BUC holders into a REIT that will hold its assets indefinitely. The General Partner has not made an independent valuation of the Partnership's real estate assets in connection with the proposed merger.

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  The issuance of 1% of our common stock to the General Partner in the merger will be dilutive to the book value of the shares issued to the BUC holders. See "SUMMARY FINANCIAL INFORMATION—Summary Pro Forma Information."

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  Your rights as a holder of our common stock will differ from your rights as a BUC holder. Among other things, these differences could make it more difficult to change our management.

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  The BUCs trade on the Nasdaq, but there is no current public market for our common stock. After the merger, our common stock will also trade on the Nasdaq, but we cannot assure you that an active trading market for our common stock will develop or that our common stock will trade at prices equivalent to the prices at which the BUCs currently trade.

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  The General Partner, which initiated and directed the structuring of the merger, has certain conflicts of interest with respect to the completion of the merger, including those arising from the ownership and control of the General Partner and the Advisor by America First Companies L.L.C. As a result, the terms of the Merger Agreement, the Advisory Agreement and other aspects of our corporate structure have not been negotiated on an arm's-length basis. These conflicts of interest include (i) the anticipated increase in fees payable to the Advisor and the property management subsidiary of America First Companies L.L.C. over fees currently paid to the General Partner and the property management subsidiary, (ii) the continuation of fees payable to the Advisor and the property management subsidiary if the Partnership is converted into a REIT rather than liquidated; and (iii) the conflict of interest our executive officers and three of our directors will have in connection with terminating or not renewing the Advisory Agreement because of their financial interest in America First Companies L.L.C.

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  Although we believe that the merger will be tax free, we cannot assure you that the IRS will not seek to treat this as a taxable transaction for BUC holders. The tax free nature of the merger may depend on actions that we take after the merger, including the issuance of additional shares of stock by us.

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  In order to qualify as a REIT, we will generally be required to distribute at least 90% of our annual net taxable income (excluding any net capital gain) to our stockholders. This requirement could cause us to distribute amounts that otherwise would be spent on future investments or repayment of debt, which would require us to borrow funds or to sell assets to fund the costs of such items, thereby adversely affecting our earnings, cash available for distributions and dividend yield.

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  If we fail to qualify as a REIT, we will be taxed as a regular corporation. Among other things, this will adversely affect our earnings and our ability to pay dividends on our common stock.

America First Apartment Investors, Inc.

        General.    We are a newly-organized, externally-advised Maryland corporation which expects to elect and qualify to be taxed as a REIT for federal tax purposes.

        Operating and Acquisition Strategies.    As a result of the merger, we will acquire all of the assets and liabilities of the Partnership, including the 15 multifamily apartment complexes and the office/warehouse facility that it currently owns and operates. Following the merger, we intend to continue the investment strategy of the Partnership, which is to acquire additional multifamily apartment complexes which generate net rental revenues in amounts greater than the debt service on moneys borrowed to acquire the properties. In general, we will focus our acquisition efforts on established multifamily properties in stable markets. In particular, we will seek out properties that we believe have the potential for increasing net rental revenues through more effective management. See "THE CORPORATION—Operating and Acquisition Strategies."

        Financing Strategies.    Unlike the Partnership, we will have the ability to raise additional equity capital through the issuance of our capital stock. These may be shares of our common stock or shares of one or more classes of preferred stock. If we decide to sell shares of our capital stock, we may do so in a number of different manners, including a rights offering directly to our existing stockholders, an underwritten public offering or in a private placement negotiated with a small number of investors. We may also issue shares of our capital stock to the owners of multifamily apartment complexes that we acquire as full or partial payment for these properties. While we will have the authority to issue more stock, we cannot assure you that we will be able to raise any additional equity capital after the merger.

        In addition to the funds that we may raise through the issuance of additional equity capital, we will also be able to borrow money in a variety of manners in order to acquire additional real estate. Borrowings to acquire additional properties would generally be in the form of taxable or tax exempt mortgage loans secured by the acquired properties. The amount of debt we may incur is not limited by our Charter or otherwise. However, as a practical matter, our ability to borrow additional money after the merger will be limited if we are not able to issue additional capital stock in order to increase our equity. See "THE CORPORATION—Financing Strategies."

        We may also use some of our current cash flow to partially finance the acquisition of additional multifamily apartment complexes, but we do not intend to use current cash flow as a primary method of financing these acquisitions and do not intend to reduce dividend levels in order to finance property acquisitions. Therefore, in order to maintain dividends at rates comparable to the distribution rate paid by the Partnership, we will have to rely almost entirely on obtaining additional equity and debt financing for acquisitions of additional multifamily apartment complexes.

        Distribution Policy.    Following the merger, we expect to declare and pay dividends on our common stock on a quarterly basis. The amount of dividends that we pay will be determined by our board of directors in their sole discretion, and will depend on a number of factors, including the amount of cash we have available for distribution, our financial condition and capital requirements and the annual distribution requirements under the REIT provisions of the Code. As long as the amount of cash generated from the operations of the existing multifamily apartment properties we acquire from the Partnership in the merger continues at or close to current levels, we expect to pay dividends on our common stock that are comparable to the distributions currently being paid by the Partnership to the BUC holders. If we are able to increase the amount of cash generated from the operation of our multifamily apartment complexes, either through the acquisition of additional properties or through improvements in the performance of existing properties, we expect to increase the dividends that we pay on our common stock. The economic performance of our multifamily apartment complexes will depend on many factors and could decline in the future. Therefore, as with the Partnership, we cannot assure you that we will be able to continue to pay dividends at levels comparable to the distributions currently paid by the Partnership or at any particular level.

        While we may use some of our current cash flow to partially finance acquisitions of additional multifamily apartment complexes, we do not intend to use current cash flow as a principal method of financing these acquisitions and do not intend to reduce dividend levels in order to finance property acquisitions. If we finance the acquisition of additional multifamily apartment complexes with debt and the additional properties fail to generate revenues that are sufficient to offset the costs associated with this additional borrowing, we may have to reduce dividends.

        We have not adopted a policy establishing a minimum percentage of our available cash in any period that we must pay as dividends, and we do not expect to adopt such a policy. However, as a REIT, we will be required to make annual distributions to our stockholders equal to at least 90% of our annual taxable income (excluding net capital gains). Because taxable income is reduced by various non-cash items such as depreciation and amortization, it will be less than the amount of cash generated from the operation of our multifamily apartment properties.

        Management.    We anticipate that the same persons who are responsible for the management of the Partnership prior to the merger will become responsible for the management of the Corporation after the completion of the merger. All of these persons are employees of America First Companies L.L.C. and currently manage the Partnership through the General Partner. After completion of the merger, these same individuals will manage the Corporation through the Advisor. The Advisor will provide us with all executive and administrative personnel necessary to operate our business.

        As an externally-advised REIT, we have retained the Advisor to manage our day-to-day business operations. Among other things, the Advisor is responsible for the administration of our day-to-day operations, formulation and implementation of our investment criteria, preparation of policy guidelines, identification, evaluation, purchase, financing, operation and disposition of real estate assets, preparation of reports, statistical and economic research regarding our investments, activities and results of operations, supervising investor relations and reporting. See "MANAGEMENT OF THE CORPORATION—The Advisor."

        Even though we have retained the Advisor to carry out these operations for us, our board of directors retains the final authority over all of our operations. Our board of directors will consist of seven directors, four of whom will be persons who are neither our executive officers nor executive officers or directors of the Advisor or America First Companies L.L.C. (the "Independent Directors"). See "MANAGEMENT OF THE CORPORATION."

Background of the Merger

        The Partnership commenced operations in August 1996 after completion of a merger with another partnership known as America First Tax Exempt Mortgage Fund 2 Limited Partnership (the "Original Partnership"). The primary objectives of the Partnership were to provide BUC holders with (i) safety and preservation of capital, (ii) regular cash distributions and (iii) a potential for capital appreciation from investments in real estate. The Partnership acquired a total of five apartment properties, containing a total of 1,144 rental units, and one office/warehouse facility from the Original Partnership. The Partnership pursued an investment strategy of acquiring additional multifamily apartment complexes using the low-cost tax exempt financing available to it through the reissuance of tax exempt bonds associated with the properties acquired from the Original Partnership. To date, the Partnership has acquired ten additional apartment complexes containing a total of 2,191 rental units. Because the net rental revenues generated by these additional properties exceeds the debt service on the reissued tax exempt bonds and other debt used to finance them, the Partnership has been able to increase the amount of funds from operations from $3,609,796 for the year ended December 31, 1996 to $7,425,958 for the year ended December 31, 2001. In addition, by increasing its assets, the Partnership has been able to realize economies of scale since many of its costs do not increase directly with increases in the Partnership's asset base. As the Partnership increased its funds from operations, it was also able to increase the amount of cash available for distribution to BUC holders. The Partnership increased cash distribution to BUC holders from an annual rate of $ 0.70 per BUC in 1996 to $0.95 per BUC in 2001. The Partnership further increased distributions in 2002 and paid a $0.25 per BUC distribution for each of the first two quarters of 2002.

        The General Partner believes it would be in the best interest of the Partnership and the BUC holders to continue to acquire additional multifamily apartment complexes on a leveraged basis. However, the Partnership does not currently have substantial additional capacity to finance additional properties because it is not able to raise additional equity capital. Due to limitations imposed by the Partnership Agreement and the general perceptions of limited partnerships in the capital markets, the Partnership is effectively precluded from raising additional capital through the issuance of BUCs or other equity securities. As a result, the current structure of the Partnership will prevent it from being able to continue to increase the number of multifamily apartments complexes that it owns. Accordingly, the General Partner has concluded that BUC holders are unlikely to achieve the full benefits from their investments in the Partnership if it continues to operate in its current form.

        In addition, the General Partner has observed that REITs holding investments that are similar in terms of investment type and credit quality to those held by the Partnership and that make distributions to their stockholders in amounts similar to the Partnership have historically been more highly valued (as a multiple of their earnings and book value) by the public equity markets than is the Partnership.

        In addition, the Partnership is required to provide complex income tax information to the BUC holders on Form K-1. Not only is this tax information complex, it is difficult to prepare and distribute to BUC holders in a timely manner. The reorganization of the Partnership into a REIT will allow investors to take advantage of the simplified tax reporting of a corporation.

        These circumstances led the General Partner to begin an assessment of the feasibility of converting the Partnership to a REIT structure. By reorganizing the Partnership as a REIT, the General Partner believes that it will have greater likelihood of being able to raise the additional equity capital that it needs to continue to pursue its investment strategy, increase the value of its common stock and provide simplified and more timely tax reporting.

Assessment of Alternatives to Merger

        In addition to the merger, the General Partner considered the options of (i) allowing the Partnership to continue as currently organized, (ii) amending the Partnership Agreement to authorize the issuance of additional BUCs or other equity securities and (iii) dissolving the Partnership and liquidating its assets. For the reasons set forth under "THE MERGER—Assessment of Alternatives to the Merger," the General Partner has rejected each of the alternatives in favor of converting the Partnership into a REIT through the merger.

        If the merger is not consummated for any reason, the General Partner presently intends to continue to operate the Partnership as an ongoing business in its current form. There will be no change in its investment objectives, policies or restrictions. No other transaction is currently being considered by the General Partner with respect to the Partnership as an alternative to the merger, although the General Partner may from time to time explore other alternatives.

Benefits to General Partner and its Affiliates

        As a result of the merger, the General Partner and its affiliates will receive certain benefits that they may not receive if the merger is not completed.

        The General Partner will be issued 50,738 shares of our common stock representing 1% of the shares of our common stock outstanding following the merger. Upon completion of the merger, these shares will have an estimated value of $532,749, based on the closing sale price of $10.50 per BUC as of September 20, 2002. In exchange for these shares, the General Partner is surrendering its 1% interest in the cash distributions from ongoing operations of the Partnership. The ownership of these shares of common stock will entitle the General Partner to 1% of all dividends and any other distributions made by us to our stockholders, including those from the sale of our assets or from the final liquidation of the Corporation upon its dissolution. Under the Partnership Agreement, the General Partner is not entitled to participate in distributions made by the Partnership of Net Sale Proceeds and is entitled to participate in Net Liquidation Proceeds only to the extent of its Partnership capital account balance. Therefore, it is possible that the General Partner will receive greater cash distributions from us as a result of its stock ownership than it would had it retained its interest in the Partnership. In addition, the General Partner will convert its illiquid general partner interest in the Partnership into a publicly-traded common stock as a result of the merger.

        The General Partner and the Advisor are each controlled by America First Companies L.L.C. After the merger, we will pay fees to the Advisor in connection with its management of our business affairs. See "MANAGEMENT OF THE CORPORATION—The Advisor." These fees include an Administrative Fee and a Property Acquisition Fee. The Administrative Fee will be equal to 0.60% of our real estate assets and will be calculated in the same manner as for the Partnership. However, for real estate assets over $250 million, the amount of the Administrative Fee will be reduced to 0.50% per annum in any year in which we do not generate funds from operations of at least $1.60 per share. We will also pay a Property Acquisition Fee to the Advisor equal to 1.25% of the purchase price paid for additional apartment complexes that we may acquire. This Property Acquisition Fee is calculated in the same manner as the Property Acquisition Fee paid by the Partnership to the General Partner. Both the Administrative Fee and the Property Acquisition Fee are based on the amount of real estate assets we acquire and hold. Since we anticipate acquiring additional real estate assets after the merger, it is anticipated that the overall amount of these fees will increase as a result of the merger. In addition, the Partnership currently retains another affiliate of America First Companies L.L.C. to provide property management services for many of the multifamily apartment complexes it owns. We anticipate retaining this affiliate after the merger and also engaging it to provide property management services for some, if not all, of any additional multifamily apartment complexes we acquire after the merger. As a result, the fees earned by this property management affiliate of America First Companies L.L.C. could also increase as a result of the merger. In addition to the possible increase in the amount of each of these fees, the Advisor and the property management affiliate may earn these fees for a longer period of time as a result of the merger because the Corporation has a perpetual life while the Partnership has a fixed term.

        Persons who control the General Partner will be eligible to receive grants of stock options and dividend equivalency rights under our 2002 Stock Option Plan. See "MANAGEMENT OF THE CORPORATION—Stock Option Plan." These persons include Michael B. Yanney, Lisa Y. Roskens and George H. Krauss, who will also serve on our board of directors and as directors of the Advisor. These individuals, as well as some of our other officers, will also own interests in the Advisor entitling them to participate in fees paid by us to the Advisor. As a result, these persons may receive shares of our common stock, dividends and other payments that exceed the amounts they would expect to derive from the Partnership if the merger does not occur. See "THE MERGER—Conflicts of Interest."

        Following the merger, the General Partner may be indemnified for acts or omissions occurring before the merger for which the General Partner and certain of its affiliates would not have been indemnified before the merger. Instead of eliminating rights to indemnification and exculpation in the case of negligence or breach of fiduciary duty to the Partnership or any BUC holder, the General Partner and its affiliates will, following the merger, be entitled to indemnification and exculpation against liabilities to the Partnership and its BUC holders in all cases, except for breaches of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct, a knowing violation of law, or any transaction in which the General Partner or one of its affiliates receives an improper personal benefit. In addition, after the merger, neither the General Partner nor America First Companies L.L.C. will have any ongoing liability for the debts or obligations of the Corporation. Currently, the General Partner is liable for Partnership debts and obligations if Partnership assets are insufficient to pay these debts and obligations.

The Merger Agreement

        Under the Merger Agreement, the Partnership will merge with and into the Corporation, and the Corporation will be the surviving corporation of the merger. The merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland. Our Articles of Incorporation and Bylaws in effect before the merger will remain our Articles of Incorporation and Bylaws after the merger. In addition, the persons serving as our executive officers and directors before the merger will remain as our executive officers and directors after the merger.

        The Merger Agreement incorporates customary representations, warranties and mutual covenants, including an agreement that the Partnership continue to operate its business in the ordinary course prior to the merger. The consummation of the merger is subject to a number of conditions, including the requirement that it be approved by the holders of at least a majority of the outstanding BUCs.

        The Corporation and the General Partner (with the concurrence of the Special Committee) may amend or waive compliance with any provision of the Merger Agreement, either before or after the merger is approved by the BUC holders. However, no amendment made or waiver granted after BUC holder approval to the merger is granted may, in the reasonable judgment of the General Partner, adversely affect the BUC holders unless a majority in interest of the adversely affected BUC holders consent to such amendment or waiver.

        The merger may be terminated before its effective date: (i) by mutual written consent of the Corporation and Partnership; (ii) by the Partnership if the Corporation breaches a material provision of the Merger Agreement; (iii) by the Corporation if the Partnership breaches a material provision of the Merger Agreement; (iv) by either party if the merger is not completed by December 31, 2002; (v) by the Partnership if BUC holder approval is not obtained by December 31, 2002; and (vi) by the Partnership if, prior to obtaining BUC holder approval, the General Partner or the Special Committee changes its recommendation with respect to, or withdraws or modifies its approval of, the merger or the Merger Agreement.

Comparison of BUCs and Common Stock

        The following is a comparison of certain specific attributes associated with the ownership of BUCs and the ownership of our common stock. Prior to the merger, the rights and obligations of the BUC holders will be governed by the Partnership Agreement. Upon consummation of the merger, BUC holders will become stockholders of the Corporation. The descriptions set forth below are qualified in their entirety by reference to our Articles of Incorporation (the "Charter"), Bylaws ("Bylaws"), the Partnership Agreement, the Maryland General Corporation Law ("MGCL") and the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). The descriptions are summaries and do not purport to be complete discussions of these matters. BUC holders are encouraged to review carefully the more detailed comparison regarding the BUCs and our common stock discussed under "COMPARATIVE RIGHTS AND OBLIGATIONS OF BUC HOLDERS AND STOCKHOLDERS" in this Consent Solicitation Statement/Prospectus.

Characteristic	Partnerships (BUCs)		Corporation (common stock)
Form of Organization	•	Limited partnership formed under the Delaware Act.	•	Maryland corporation which will elect to be taxed as a REIT.
Nature of Security	•	Assigned limited partner interest entitling holder to pro rata share of profits, losses and cash distributions.	•	Common stock entitling each stockholder to pro rata share of dividends paid with respect to the common stock.
Duration of Existence	•	Terminates not later than December 31, 2016.	•	Perpetual.
Business	•	Invest in multifamily apartment complexes on a leveraged basis. Currently owns 16 properties and is substantially fully invested.	•
Invest in a growing and more diverse portfolio of multifamily apartment complexes on a leveraged basis. Expect to seek additional equity capital and to take advantage of financing opportunities as they arise in order to acquire additional properties.
Investment and Objectives	•	Provide investors with safety and preservation of capital and regular cash distributions through investment in multifamily apartment complexes and other income-producing real estate.	•	Provide investors with safety and preservation of capital and regular cash distributions through investment in a growing portfolio of multifamily apartment complexes.
Ability to Reinvest Funds	•	May reinvest net rental revenues from, and proceeds from sale and refinancing of, real estate assets.	•	Same.
Borrowing Policies	•	May borrow money for acquisition of assets and for working capital purposes.	•	Same.
	•	May secure borrowings with mortgages placed on real estate assets.	•	Same.
Management	•	Managed by the General Partner. The General Partner is controlled by America First Companies L.L.C. which is managed by a board of managers.	•	The Advisor will manage day-to-day activities of the Corporation under the supervision of the board of directors. The Advisor is controlled by America First Companies L.L.C.

	•	Neither the General Partner nor the America First Companies L.L.C. board of managers is subject to annual re-election by BUC	•	The board of directors is elected annually on a staggered basis.
		holders, but the General Partner may be removed by BUC holders.	•	The Advisory Agreement may be terminated by stockholders.
	•	The General Partner is indemnified by the Partnership, except for fraud, bad faith, negligence, intentional misconduct or breach of fiduciary duty.	•	Directors are indemnified by the Corporation, except for bad faith or deliberate dishonesty, improper personal benefit or knowing unlawful acts.
Fees and Expenses	•
		Administrative Fee payable to the General Partner equal to 0.60% per annum of (i) the original principal amount of bonds acquired by Original Partnership on properties acquired by it in foreclosure of the bonds and (ii) the purchase price of any additional properties acquired.	•
Administrative Fee payable to the Advisor equal to 0.60% per annum of (i) the original principal amount of bonds acquired by Original Partnership on properties acquired by it in foreclosure of the bonds and (ii) the purchase price of any additional properties acquired. In any year in which funds from operations are not at least $1.60 times the average number of shares of our common stock issued and outstanding during such calendar year, the Administrative Fee on the amount of (i) and (ii) over $250,000,000 will be reduced to 0.50% per annum.
	•	Property Acquisition Fee payable to the General Partner of 1.25% of the purchase price paid for additional apartment complexes.	•	Same. Payable to Advisor.
	•	The General Partner is reimbursed for costs and expenses incurred in connection with the operation of the Partnership.	•	Same. The Advisor will be reimbursed for the same types of costs and expenses incurred in connection with the operation of the Corporation.
Potential Dilution	•	Not authorized to issue additional equity securities.	•	Authorized to issue additional shares of common stock, one or more classes of preferred stock and securities convertible into shares of common or preferred stock.
			•	The board of directors may classify or reclassify any unissued shares of capital stock.

	•	No potential for dilution of BUC holders in distributions of the Partnership.	•	Potential for dilution of the interests of the stockholders in the distributions of the Corporation.
Potential Redemption or Repurchase	•	General Partner may set aside funds to repurchase BUCs in open-market transactions.	•	Board of directors may authorize the repurchase of shares to further the Corporation's business objectives.
Liquidity and Transferability	•	BUCs are included for quotation on the Nasdaq.	•	The common stock has been approved for listing on the Nasdaq.
	•	The General Partner is permitted to defer or suspend trading of the BUCs to preserve partnership status.	•	Ownership limit to preserve REIT status.
Anti-Takeover Provisions	•	The General Partner is not regularly elected by, and can only be removed upon, the vote of a majority in interest of, BUC	•	Limitation on the ownership of common stock to 9.8% of outstanding.
		holders. Upon removal, the General Partner is entitled to payment for its	•	Power to issue additional stock.
		interest in the Partnership.	•	Staggered board of directors.
	•	Transfers restrictions on BUCs to preserve partnership tax status may defer an attempt to acquire a majority of BUCs.	•	Certain provisions of the MGCL, the Charter and the Bylaws may have the effect of delaying, deferring or preventing a takeover.
Taxation of Partnership/Corporation	•	The Partnership is not subject to federal income tax.	•	As a REIT, the Corporation will be able to deduct distributions to stockholders, generally eliminating double taxation.
			•	The Corporation will be subject to federal income tax at regular corporate rates on any undistributed income, including capital gains, and in certain other circumstances.
Taxation of BUC Holders and Stockholders	•
		BUC holders are allocated their proportionate share of the Partnership's income, gain, loss, deduction and credit which must be reported for tax purposes irrespective of level of cash distributions paid by the Partnership to BUC holders.	•	Stockholders taxed only on distributions paid. Distributions by the Corporation will generally be taxable to stockholders to the extent of the Corporation's accumulated earnings and profits.

•
		Certain components of income (such as interest income, market discount and original issue discount income, if any) are taxed as "portfolio income" and other components of income are taxed as "passive income." Passive income allocated to a BUC holder from the Partnership may be offset by passive losses of BUC holders.	•	Distributions received by stockholders generally constitute portfolio income, which cannot be offset by passive losses.
	•	BUC holders receive complex Schedule K-1 to be delivered by March 15.	•	Stockholders receive simpler Form 1099-DIV. Anticipated to be delivered in late January.
Voting Rights	•
		Approval of BUC holders required for (i) mergers and sale of substantially all assets, (ii) dissolution of the Partnership, (iii) amendment to the Partnership Agreement, and (iv) removal and replacement of the General Partner.	•
Stockholders are entitled to vote on (i) annual election of directors (subject to provisions for staggered board), (ii) mergers, sale of substantially all assets and other material transactions and actions, (iii) amendments to the Charter, and (iv) the determination to dissolve the Corporation.
Meetings	•	No regular meetings, provided that meetings may be called by the General Partner, and meetings are	•	Annual meetings for the election of directors among other actions.
		required to be called upon written request of BUC holders holding more than 10% of the outstanding BUCs.	•	Special meetings will be called upon the written request of the holders of 50% of the outstanding shares.
Right To Inspect Books and Records	•	Books and records available for BUC holder inspection for proper Partnership purposes.	•	Bylaws, minutes of stockholders' meetings and certain other books and records must be available for stockholder inspection.
	•	Right to obtain current list of names and addresses of partners and BUC holders.	•	Upon written request, stockholders owning more than 5% of the outstanding capital stock for at least six months shall have the right to inspect the Corporation's books, records and stock ledger.
•
Upon written request and for a proper corporate purpose, stockholders shall have the right to obtain statements showing all stock and securities issued by the Corporation during a specified period of not more than the preceding 12 months.

Reports	•	Annual Report, including audited financial statements, within 120 days after the end of each fiscal year.	•	Same, along with proxy statement relating to annual stockholders meeting.
	•	Quarterly Report, including unaudited financial statements within 60 days after the end of the first three quarters of each fiscal year.	•	Same.
	•	Tax information on Schedule K-1 forms by March 15.	•	Tax information on Form 1099-DIV anticipated in late January.
Liabilities	•	Under the Delaware Act, BUC holders are not liable for obligations of the Partnership unless deemed to be participating in the control of the business of the Partnership.	•	Under the MGCL, stockholders are not subject to any personal liability for the acts or obligations of the Corporation.
Stock Option Plans	•	No plans pursuant to which General Partner or its affiliates may be granted securities or options on securities in the Partnership.	•
The Corporation has adopted the 2002 Stock Option Plan pursuant to which the officers, employees, and non-employee directors of the Corporation and officers and employees of the Advisor and America First Companies L.L.C. and others may be granted options to purchase common stock, dividend equivalency rights, and other awards.

Federal Income Tax Considerations

        The merger should be treated as a transfer of assets by the Partnership to the Corporation for our common stock qualifying for treatment under Section 351 of the Code, followed by a tax free distribution of the common stock by the Partnership to BUC holders. The Partnership, and, therefore, the BUC holders, are not expected to recognize gain or loss for federal income tax purposes. In the event the merger does not qualify as a tax free transaction, the transfers should result in the realization of gain or loss by the Partnership and, therefore, the realization of gain or loss by the BUC holders. In that case, under certain circumstances, losses, if any, realized by some BUC holders with respect to the merger could be disallowed. Kutak Rock LLP, counsel to the Corporation, has rendered its opinion, subject to various assumptions and conditioned upon certain representations as to factual matters, that the merger will be treated as a transfer of assets by the Partnership for common stock qualifying under Section 351, followed by a tax free distribution of such common stock by the Partnership to the BUC holders.

        The Partnership is organized as a limited partnership which is not subject to federal income taxation at the entity level, but instead functions as a conduit, with the tax results of its operations required to be reflected in the returns of BUC holders. The Corporation intends to qualify for treatment as a REIT for federal income tax purposes. Accordingly, as a result of the merger, BUC holders will cease being partners in the Partnership and will become stockholders of a REIT. This change in status will affect the character, timing and the amount of income and loss reportable by BUC holders.

        A REIT generally is not subject to federal income tax on that portion of its taxable income or net capital gain that is distributed to its stockholders. A REIT is, however, subject to tax at normal corporate rates on any undistributed REIT taxable income, including net capital gains. To qualify as a REIT, the Corporation must satisfy a number of income, asset, distribution and share ownership requirements imposed by the Code. There can be no assurance that we will be able to qualify, or continue to qualify, as a REIT. Failure to qualify as a REIT will result in significant additional federal income tax on the Corporation and substantially reduced distributions to our stockholders. In the opinion of Kutak Rock LLP, commencing with our taxable year ending December 31, 2002, the Corporation will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will permit the Corporation to so qualify. This legal opinion is based on various assumptions and factual representations regarding our proposed activities and our ability to meet the numerous requirements for qualification as a REIT. We cannot assure you that our actual operating results will enable us to satisfy these requirements. You should be aware that a tax opinion is not binding on the IRS or any court.

        Distributions we pay to our stockholders should not be treated as UBTI to certain tax exempt stockholders, provided such tax exempt stockholders do not hold our common stock as "debt-financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Distributions to our stockholders subject to federal income tax should be treated as portfolio income and, therefore, cannot be offset by passive losses from a stockholder's other activities. See "FEDERAL INCOME TAX CONSIDERATIONS."

Accounting Treatment

        The merger will be accounted for in accordance with the purchase method of accounting as a reverse acquisition. Under this method, the Partnership will be deemed to be the acquirer of the Corporation for financial accounting purposes. As a result, the merger will not result in a change in our financial statement treatment of any asset or liability of the Partnership. See "THE MERGER—Accounting Treatment."

No Dissenters' Rights of Appraisal

        Under the Delaware Act, BUC holders who do not vote in favor of the merger will not have any appraisal, dissenter's or similar rights in connection with the merger. As a result, if the merger is approved, they will be bound by the terms of the merger whether or not they vote in favor of it, and they will not having any right to demand the fair value of their BUCs.

Cost of the Merger

        The expenses of the merger are estimated to be $625,000 and will be paid by the Partnership. However, if the merger is consummated, the Corporation will assume the entire amount of these expenses. See "THE MERGER—Cost of the Merger."

SUMMARY FINANCIAL INFORMATION

        The following table sets forth certain financial data of the Partnership which has been derived from the audited financial statements of the Partnership as of and for the five-year period ended December 31, 2001 and the unaudited financial statements of the Partnership for the six months ended June 30, 2002 and 2001. The financial statements for the four years ended December 31, 2001 have been audited by KPMG LLP, independent accountants for the Partnership, as indicated in their reports appearing in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated by reference into this Consent Solicitation Statement/Prospectus. The financial statements for the year ended December 31, 1997 have been audited by the previous independent accountants for the Partnership. The Corporation has not yet begun operations. As a result, the only financial data, either audited or unaudited, available for the Corporation is the balance sheet and related notes included under the heading "Financial Statements" in this Consent Solicitation Statement/Prospectus.

	For Year Ended December 31,					For the Six Months Ended June 30, (Unaudited)
	2001	2000	1999	1998	1997	2002	2001
Rental income	$25,409,919	$22,458,290	$20,637,801	$13,814,696	$9,511,041	$12,575,847	$12,707,421
Mortgage investment income	63,832	154,324	178,982	839,201	1,611,596	—	64,785
Interest and dividend income	543,099	978,856	784,087	1,241,357	326,052	143,957	325,241
Real estate operating expenses	(12,131,077)	(10,724,326)	(10,017,626)	(6,674,248)	(4,514,450)	(6,438,788)	(5,934,034)
Depreciation	(4,937,858)	(4,349,412)	(4,150,310)	(2,712,145)	(1,897,586)	(2,466,563)	(2,461,161)
Interest expense	(4,479,712)	(4,036,891)	(3,608,220)	(2,163,537)	(966,958)	(2,160,827)	(2,270,071)
Gain (loss) on interest rate swap agreements	17,000	—	—	—	—	4,075	(101,000)
Amortization of debt financing costs	(270,979)	(255,943)	(209,977)	(189,230)	(165,536)	(140,113)	(135,800)
Realized loss on disposition of mortgage bond	—	—	—	—	(3,000,000)	—	—
General and administrative expenses	(1,726,124)	(1,619,001)	(1,548,118)	(1,421,998)	(1,263,054)	(908,418)	(847,434)

Net income (loss)	$2,488,100	$2,605,897	$2,066,619	$2,734,096	$(358,535)	$609,170	$1,347,947

Net income (loss) per Beneficial Unit Certificate (BUC)	$0.48	$0.50	$0.38	$0.51	($0.08)	$0.12	$0.26

Total cash distributions paid or accrued per BUC	$0.9500	$0.9000	$0.8377	$0.7667	$0.7500	$0.2500	$0.2375

Investment in real estate net of accumulated depreciation	$123,792,097	$128,342,928	$113,643,708	$99,915,375	$64,267,471	$121,649,927	$126,185,231

Total assets	$141,551,632	$144,804,412	$132,006,540	$121,518,386	$87,123,522	$139,449,629	$143,606,740

Investment in tax-exempt mortgage bonds	—	—	—	—	$13,006,526	—	—

Bond and mortgage notes payable	$83,569,659	$84,186,676	$69,092,444	$56,660,662	$27,035,000	$83,173,501	$83,812,180

Cash flows from operating activities	$6,870,336	$7,775,135	$6,697,283	$6,118,675	$5,380,333	$2,970,825	$3,946,549

Cash flows from investing activities	$(587,375)	$(19,095,970)	$(17,831,305)	$(2,875,579)	$(15,005,211)	$(997,650)	$(303,464)

Cash flows from financing activities	$(5,482,188)	$9,268,361	$5,876,274	$8,571,390	$15,482,952	$(2,870,581)	$(2,827,690)

Funds from operations(1)	$7,425,958	$6,955,309	$6,216,929	$5,446,241	$1,539,051 (2)	$3,075,733	$3,809,108

(1)
The Partnership computes its funds from operations ("FFO") in accordance with the National Association of Real Estate Investment Trusts ("NAREIT") standards, which defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization (excluding amortization of deferred financing cost) and after comparable adjustments for an entity's portion of these items related to unconsolidated entities and joint ventures. The NAREIT standards may not be comparable to the methodologies used by other companies to calculate FFO. FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Partnership's financial performance or to GAAP cash flow from operating activities as a measure of the Partnership's liquidity, nor is it indicative of funds available to fund the Partnership's cash needs, including its ability to make cash distributions to BUC holders. FFO may include funds that may not be available for the Partnership's discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

(2)
Includes a $3,000,000 realized loss on the disposition of a mortgage bond.

Summary Pro Forma Information

        The following table shows certain historical and pro forma information as if the merger had occurred as of January 1, 2000.

	For the year ended December 31,		For the six months ended June 30,
	2001	2000	2002	2001
The Partnership-Historical
Cash distributions per BUC	$0.95	$0.90	$0.50	$0.475
Basic and diluted net income per BUC	0.48	0.50	0.12	0.26
Book value per BUC	10.24	10.70	9.86	10.49
The Corporation-Pro forma
Cash distributions per share	$0.95	$0.90	$0.50	$0.475
Basic and diluted net income per share	0.49	0.51	0.12	0.27
Book value per share	10.15	10.61	9.78	10.40

        The Partnership's cash distributions during each period shown above are from sources other than asset sale proceeds and liquidation proceeds and were allocated 99% to BUC holders and 1% to the General Partner in accordance with the Partnership Agreement. On a pro forma basis, BUC holders hold 99% of the outstanding shares of the Corporation's common stock and, accordingly, receive per share distributions equal to the distributions actually paid on BUCs during each period. The remaining 1% of these distribution are paid to the General Partner as it owns 1% of the outstanding shares of the Corporation on a pro forma basis.

        On a historical basis, net income per BUC represents the per BUC allocation of net income to BUC holders for tax purposes under the terms of the Partnership Agreement. On a pro forma basis, net income per share represents aggregate net income for the period divided by the total number of shares outstanding.

        On a historical basis, book value per BUC represents the total partnership capital of all BUC holders divided by BUCs outstanding. On a pro forma basis, book value per share represents the total net book value of the Corporation divided by the total number of shares outstanding.

        The following table reflects the taxable income of the Partnership as if it had been operated as a REIT for each of the years ended December 31, 2001, 2000 and 1999, and the minimum distributions that it would have been required to make to investors during those years under federal income tax requirements for REITs. In addition, the table shows the actual distributions paid by the Partnership during these years, expressed in total dollars and as a percentage of taxable income, and the per BUC amount of these distributions that represented a return of capital to BUC holders.

Year ended December 31,	REIT Taxable Income(1)	Minimum REIT Distributions(2)	Actual Partnership Distributions	Percentage of Taxable Income Distributed	Return of Capital
2001	$1,331,929	$1,198,736	$4,820,115	362%	$0.98
2000	$2,157,311	$1,941,580	$4,622,970	214%	$0.86
1999	$2,499,429	$2,249,486	$4,409,840	176%	$0.80

(1)
Represents what taxable income would have been had the Partnership been operated as a REIT during each year presented.

(2)
Minimum distributions have been calculated as 90% of taxable income. For 1999, the actual minimum distribution rate was 95% of taxable income.

        The Partnership has historically made distribution in excess of its net income and taxable income. This is due to the fact that net income and taxable income are reduced by various non-cash items such as depreciation and amortization associated with the ownership of real estate assets. However, these non-cash items do not affect the amount of cash available for distribution by the Partnership to the BUC holders. As a result of making distributions in excess of its taxable income, Partnership distributions have been partially treated as a return of capital to BUC holders and resulted in decreases in book value per BUC. Following the merger, we expect to pay dividends on our common stock that are comparable to the distributions currently being paid by the Partnership to the BUC holders as long as the amount of cash generated from the operations of the existing multifamily apartment properties we acquire from the Partnership in the merger continues at or close to current levels. The economic performance of our multifamily apartment complexes will depend on many factors and could decline in the future. Therefore, as with the Partnership, we cannot assure you that we will be able to continue to pay dividends at levels comparable to the distributions currently paid by the Partnership or at any particular level.

RISK FACTORS

        In addition to the other information contained in this Consent Solicitation Statement/Prospectus, BUC holders should carefully consider the following factors in evaluating the merger, the Corporation and its business before completing the accompanying Consent Form.

We may not be able to successfully implement our business plan.

        After the merger, we intend to seek to raise additional equity capital and to use the funds we raise, plus additional borrowings, to acquire additional multifamily apartment complexes. We cannot assure you that we will be successful in raising additional equity capital or in obtaining additional debt financing on terms that would be acceptable to us. In addition, even if we raise additional equity capital, we cannot be sure that we will be able to acquire any additional properties meeting our investment criteria on terms that would be acceptable to us. If we raise additional equity but are not able to invest it in additional apartment complexes that generate net income for us at least equivalent to the levels generated by our existing properties, our earnings per share could decrease. Since we have not identified any additional properties that we may acquire, you will not have an opportunity to review additional real estate investments prior to the time you decide whether or not to consent to the merger.

The value of the stock issued to you in the merger may be less than the distributions you would receive from a liquidation of the Partnership.

        If the merger is not completed, the Partnership will dissolve no later than December 31, 2016. Upon the dissolution of the Partnership all of its assets will be sold and the net sale proceeds will be distributed to the BUC holders. On the other hand, the Corporation will have a perpetual life. Therefore, the Corporation is not required to liquidate its assets and make a final distribution to its stockholders, and it is unlikely that it will do so. Since neither the amount of net proceeds that BUC holders might have realized from the sale of the Partnership's assets nor the prices at which the Corporation's common stock may trade at any time may be accurately predicted, there can be no assurance that the value of the stock issued to you in the merger will be equal to or greater than the distributions you would receive from a liquidation of the Partnership. The General Partner has not made a independent valuation of the Partnership's real estate assets in connection with the proposed merger.

Additional real estate that we may acquire after the merger may not generate additional earnings or cash available for distribution to our stockholders.

        We expect to acquire additional multifamily apartment complexes after the merger. Our investments in additional multifamily apartment complexes will expose us to the same risks associated with investing in real estate that were faced by the Partnership as it acquired new properties. These risks include the possibility that the properties will not perform in accordance with our expectations, that we will pay too high of a purchase price for these additional properties or that we will underestimate financing costs, operating costs and the costs of any necessary improvements and repairs to additional properties. In addition, the economic returns from our real property investments may be affected by a number of factors, many of which are beyond our direct control. These factors include general and local economic conditions, the relative supply of apartments and other housing in the market area, interest rates on home mortgage loans, the need for and costs of repairs and maintenance of the properties, government regulations and the cost of complying with them, taxes and inflation. As a result, the additional multifamily apartment complexes we acquire, if any, may not generate any additional earnings for us and may result in losses. We cannot assure you that acquiring additional apartment properties will increase our earnings, and it may result in a reduction in our earnings. As a result, the amount of cash available for distribution to our stockholders and the market price of our common stock could decline after the merger.

We may borrow money to buy more real estate, and this may limit our ability to pay distributions to our stockholders.

        We expect to acquire more multifamily apartment complexes after the merger and to finance these acquisitions in part with additional borrowings. The amount of debt that we incur is not limited by our Charter or otherwise. An increase in our indebtedness would require additional cash for debt service which could result in less cash available for dividends to our stockholders and could increase the risk of default on our indebtedness. Payment of principal and interest on this indebtedness (plus the existing indebtedness that we will assume from the Partnership as a result of the merger) must be made before we can make distributions on our common stock. Our obligation to make principal debt service payments, which are not treated as deductions for federal income tax purposes, does not relieve us from the obligation of distributing at least 90% of our REIT taxable income to our stockholders. In addition, our borrowings will be secured by first mortgages on our real estate assets. This exposes us to a risk of losing our interests in the assets given by us as collateral for secured borrowings if we are unable to make the required principal and interest payments when due. In addition, these assets may not be available to our stockholders in the event of the liquidation of the Corporation to the extent that they are used to satisfy the amounts due to our creditors. See "THE CORPORATION—Financing Strategies."

Fluctuating interest rates may affect our earnings because we may borrow money using adjustable-rate mortgages.

        In some cases, we may finance the acquisition of additional multifamily apartment complexes with adjustable-rate mortgage debt. The interest rates on this debt will adjust based on prevailing market interest rates. If interest rates increase, we will have to pay more interest on this debt, but would not necessarily be able to increase rental income from the apartment properties financed by these mortgages. Therefore, an increase in interest rates may reduce our earnings, and this may reduce the amount of funds available for distribution to stockholders and the market price of our common stock. Federal tax laws applicable to REITs may substantially limit our ability to engage in hedging transactions to mitigate our exposure to fluctuations in interest rates.

If we finance additional real estate with tax exempt debt, it will subject these properties to certain restrictions.

        We may use tax exempt housing bonds to finance the acquisition of additional apartment properties. While this type of financing offers lower interest rates than conventional financing, it subjects the financed property to numerous restrictive covenants, including a requirement that a percentage of the apartment units in each property be occupied by residents whose income does not exceed a percentage of the median income for the area in which the property is located. These covenants will remain in effect with respect to the apartment properties financed in this manner and it is possible that such covenants may cause the rents charged by these properties to be lowered, or rent increases foregone, in order to attract enough residents meeting the income requirements. In the event that we do not comply with these restrictions, the interest on the bonds could become subject to federal and state income tax, which would result in either an increase in the interest rate on the bonds or an early redemption of these bonds that would force us to obtain alternative financing or sell the properties securing the bonds.

If we maintain dividend rates comparable to those of the Partnership, it may reduce the amount of cash that we would otherwise have available for the acquisition of additional properties.

        We intend to maintain dividend rates comparable to those of the Partnership as long as the amount of cash generated from the operations of the existing multifamily apartment properties we acquire from the Partnership in the merger continues at or close to current levels. If we are able to increase the amount of cash generated from the operation of our multifamily apartment complexes, either through the acquisition of additional properties or through improvements in the performance of existing properties, we expect to increase the dividends that we pay on our common stock. While we may use some of our current cash flow to partially finance acquisitions of additional multifamily apartment complexes, we do not intend to use current cash flow as a principal method of financing these acquisitions and do not intend to reduce dividend levels in order to finance property acquisitions. Therefore, we expect to operate differently than many REITs which retain cash flow for acquisitions of additional real estate. By paying dividends at current or increasing rates, we will reduce the amount of cash that we would otherwise have available for the acquisition of additional properties. Accordingly, we will be primarily relying on our ability to raise equity and debt financing to acquire additional properties in accordance with our business plan. As a result, we may not be able to increase the number of properties that we own as quickly as other REITs which retain and reinvest a greater percentage of their cash flow or at all. In addition, because of our anticipated reliance on equity and debt financing to acquire additional multifamily apartment complexes, you may incur dilution and we may have risks associated with increased borrowings.

The issuance of common stock to the general partner will be dilutive to the BUC holders.

        The General Partner will receive 1% of the outstanding shares of common stock of the Corporation in connection with the merger. The issuance of these shares to the General Partner will dilute the book value of the shares of common stock issued to the BUC holders in connection with the merger. See "SUMMARY FINANCIAL INFORMATION—Summary Pro Forma Information."

The concentration of real estate in a geographical area may make us vulnerable to adverse changes in local economic conditions.

        We do not have specific limitations on the total percentage of our real estate properties that may be located in any one area. Consequently, properties that we own may be located in the same or a limited number of geographical regions. Currently, four of our apartment properties are located in Florida and four are located in Tennessee. We do not have a policy that prohibits us from acquiring properties in markets in which we already own a property. Adverse changes in the economic conditions of the geographic regions in which our properties are concentrated may have an adverse effect on real estate values, rental rates, and occupancy rates. Any of these could reduce the rental income we earn from our real estate portfolio or the market value of these properties.

Our real estate investments may be illiquid and their value may decrease.

        Our investments in multifamily apartment complexes are relatively illiquid. Our ability to sell these assets, and the price we receive upon their sale, will be affected by the number of potential buyers, the number of competing properties on the market in the area and a number of other market conditions. As a result, we cannot assure you that we will be able to sell these properties without incurring a loss.

Owning real estate may subject us to liability for environmental contamination.

        The owner or operator of real property may become liable for the costs of removal or remediation of hazardous substances released on its property. Various federal, state and local laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. We cannot assure you that the properties that we currently own, or those we acquire in the future, will not be contaminated even though we intend to obtain standard environmental reviews of properties prior to their acquisition. The costs associated with the remediation of any such contamination may be significant and may exceed the value of the property causing us to lose our entire investment. In addition, environmental laws may materially limit our use of our properties, and future laws, or more stringent interpretations or enforcement policies of existing environmental requirements, may increase our exposure to environmental liability.

Compliance with Americans with Disabilities Act requirements could be costly.

        Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons, unless the accommodations are exempt under a "grandfather" clause. A determination that one or more of our multifamily apartment complexes does not comply with the Americans with Disabilities Act could result in liability for both government fines and damages to private parties. If we were required to make unanticipated major modifications to comply with the Americans with Disabilities Act, it could adversely affect our profitability.

Our common stock may trade at lower prices than the BUCs.

        Our common stock will not trade publicly until after the merger is complete. We cannot assure you that an active trading market will develop or be sustained for our common stock. As a result, we cannot assure you that our common stock will trade at prices equivalent to the prices at which the BUCs currently trade on the Nasdaq. The market value of our common stock may be affected by many factors, including: governmental regulatory action; changes in tax laws; the level of our earnings; the market's perception of our business and our ability to generate distributions; the value of our assets and our market capitalization; the degree to which our management's interests are perceived to be aligned with the interests of our stockholders; the degree to which we use borrowings; external factors such as interest rates and conditions of the stock markets; and technical factors relating to the supply and demand for shares of our common stock.

Issuances of large amounts of our stock could cause our price to decline.

        Unlike the Partnership, we will have the ability to issue additional shares of common stock, preferred stock and other securities convertible into common stock. We intend to do this in order to acquire additional apartment properties. In addition, we may issue up to 750,000 shares of common stock under our 2002 Stock Option Plan. The issuance of common stock or securities convertible into or exchangeable for our common stock could cause dilution of our existing security holders and a decrease in the market price of our common stock or preferred stock.

As a stockholder of the Corporation, you will have different rights and obligations than you currently have as a BUC holder.

        Prior to the merger, your rights and obligations as a BUC holder are governed by the Partnership Agreement and the Delaware Act. Following the merger, you will become a stockholder of the Corporation and your rights and obligations will be governed by our Charter and Bylaws and by the MGCL, and these will differ from your rights and obligations as a BUC holder. In some cases, such as the ability to seek damages from management and the ability to gain access to business records, your rights as a shareholder may be more limited than your rights as a BUC holder. See "COMPARATIVE RIGHTS AND OBLIGATIONS OF BUC HOLDERS AND STOCKHOLDERS."

Our Charter and Bylaws contain provisions that may limit the value of our common stock.

        Our Charter provides that, subject to certain exceptions, no single stockholder or "group" may own more than 9.8% of the value of the outstanding shares of our capital stock. Also, our board of directors will consist of seven directors who will be classified into three classes with each class serving a three-year term and with each class elected in different years. Furthermore, a member of the board of directors may not be removed except for cause upon the vote of 80% of the shares entitled to vote to elect members of the board of directors. In addition, our Charter authorizes the board of directors to classify and reclassify any authorized but unissued shares of capital stock into one or more new classes or series of capital stock, including classes or series of preferred stock, and to determine the preferences, rights and other terms of such classes or series. The additional classes or series of securities, as well as our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. These and other Charter and Bylaw provisions could impede a merger, tender offer or other transaction that some or a majority of our stockholders might believe to be in their best interest or in which our stockholders might receive a premium for their shares over the then current market price of such shares.

Maryland corporate law imposes restrictions that may limit the value of our common stock.

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of such corporation (an "Interested Stockholder") or who is an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof are prohibited for five years after the date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of such corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, holders of the corporation's common stock receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

        Under the MGCL, "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, "control shares." These provisions of Maryland law do not apply, however, to "control share acquisitions" that are approved or exempted by the charter or bylaws of a corporation and adopted at any time before the acquisition of shares.

        These sections of the MGCL could impede a merger, tender offer or other transaction that some or a majority of our stockholders might believe to be in their best interest or in which the stockholders might receive a premium for their shares over the then current market price of such shares.

The General Partner has certain conflicts of interest with respect to the completion of the merger.

        Both the General Partner and the Advisor are controlled by America First Companies L.L.C. As a result, when BUC holders consider the General Partner's recommendation to vote for the merger, they should consider that America First Companies L.L.C. has interests with respect to the completion of the merger that are different from the BUC holders. We will pay fees to the Advisor after the merger which are based on the value of our assets and on the amount of new assets that we acquire. Because we expect to have a greater ability to acquire additional apartment properties than the Partnership, the fees that we pay to the Advisor are probably going to be greater than the fees that the Partnership currently pay to the General Partner. Also, had the Partnership been liquidated instead of converting to a REIT, the payment of fees to the General Partner would have ceased rather than continuing indefinitely under the Advisory Agreement. In addition, another subsidiary of America First Companies L.L.C. is expected to continue to provide on-site management of multifamily apartment complexes we acquire from the Partnership in the merger as well as additional properties we acquire after the merger and earn fees based on the gross revenues of these properties. If we are able to acquire more apartment complexes after the merger, it is likely that the fees earned by the property manager will increase. Because our executive officers and three of our directors have a financial interest in America First Companies L.L.C., they will have a conflict of interest in connection with any decision to terminate or not renew the Advisory Agreement or any property management agreement. We will also issue shares of our common stock to the General Partner equal to 1% of all shares issued in the merger. In addition, as a result of the merger, the General Partner will convert its illiquid general partner interest in the Partnership into publicly-traded common stock. We expect that the General Partner will dissolve after the merger and that these shares of our common stock will be acquired by America First Companies L.L.C. In addition to these economic interests of America First Companies L.L.C. and its affiliates in the completion of the merger, the control of America First Companies L.L.C. over the General Partner and the Corporation means that the terms of the merger have not been determined as the result of arm's-length negotiations. See "THE MERGER—Conflicts of Interest."

The merger may be a taxable transaction for BUC holders.

        Although we believe that the merger will be tax free, we cannot assure you that the IRS will not seek to treat this as a taxable transaction for BUC holders. In the event the merger does not qualify as a tax free transaction, the transfers should result in the realization of gain or loss by the Partnership and, therefore, the realization of gain or loss by the BUC holders. In that case, under certain circumstances, losses, if any, realized by some BUC holders with respect to the merger could be disallowed. The tax free nature of the merger may depend on actions that we take after the merger, including the issuance of additional shares of stock by us.

There are a number of risks associated with being taxed as a REIT.

        We will elect to be treated as a REIT for federal income tax purposes. We believe that we qualify for this tax treatment. Our REIT status will subject us and our stockholders to a number of risks, including the following:

  •
  Failure to qualify as a REIT would have adverse tax consequences for us.

          In order to maintain our REIT status we must meet a number of requirements. These requirements are highly technical and complex and often require an analysis of various factual matters and circumstances that may not be totally within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult or impossible for us to remain qualified as a REIT. If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Therefore, we would have less money available for investments and for distributions to our stockholders and we would no longer be required to make any distributions to stockholders. This may also have a significant adverse effect on the market value of our common stock. In general, we would not be able to elect REIT status for four years after a year in which we lose our REIT status.

  •
  As a REIT, our income can only come from limited types of sources.

          To qualify as a REIT, at least 75% of our gross income must come from qualified real estate sources and 95% of our gross income must come from these and other sources that are itemized in the REIT tax laws. Therefore, we may have to forego opportunities to invest in potentially profitable businesses or assets because they would produce income that could jeopardize our status as a REIT.

  •
  We have certain distribution requirements.

          As a REIT, we must distribute to stockholders at least 90% of our REIT taxable income (excluding capital gains). The required distribution limits the amount we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period in which we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

  •
  We are also subject to other tax liabilities.

          Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

        For further discussion of the risks associated with REIT taxation, please see the "FEDERAL INCOME TAX CONSIDERATIONS" section of this Consent Solicitation Statement/Prospectus.

SOLICITATION OF BUC HOLDER CONSENT

Solicitation by the General Partner

        The General Partner is seeking the consent of the BUC holders to the merger on the terms described in the Merger Agreement. As a result of the merger, all of the assets and liabilities of the Partnership will become assets and liabilities of the Corporation and the separate existence of the Partnership will terminate. Under the terms of the Partnership Agreement, the transfer of all the assets of the Partnership in a single transaction and the dissolution of the Partnership requires the consent of the holders of a majority of the outstanding BUCs. Accordingly, the merger may not be consummated without the consent of the holders of a majority of the outstanding BUCs.

        THE MATTER TO WHICH THE BUC HOLDERS ARE REQUESTED TO CONSENT IS OF GREAT IMPORTANCE TO THE PARTNERSHIP AND THE BUC HOLDERS. ACCORDINGLY, BUC HOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED CONSENT FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

        The General Partner will not hold a meeting of the BUC holders to consider the merger, but instead is seeking the written consent of BUC holders as provided in Section 10.02 of the Partnership Agreement. Each BUC holder of the Partnership is being asked to vote as follows:

        YES, I approve of the merger of the Partnership and the Corporation on the terms described in the Merger Agreement.

        or

        NO, I do not approve of the merger of the Partnership and the Corporation.

        THE GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF THE PARTNERSHIP AND ALL OF ITS BUC HOLDERS AND RECOMMENDS THE APPROVAL OF THE MERGER BY THE BUC HOLDERS.

        Only BUC holders of record at the close of business on the Record Date will be entitled to receive this notice and to grant or withhold their consent to the merger. Under the terms of the Partnership Agreement, BUC holders are entitled to one vote for each BUC they hold as of the Record Date. As of the Record Date, there was a total of 5,023,067 BUCs outstanding. Under the Merger Agreement and the requirements of the Delaware Act, the Partnership will be merged into the Corporation if a majority in interest of the BUC holders consent to the merger. Therefore, the affirmative vote of the holders of 2,511,534 BUCs is required to approve the merger. If the merger is approved, all BUC holders will be bound by the decision of the majority and will be required to exchange their BUCs for shares of our common stock even if they do not desire to do so. As of the Record Date, 91,640 BUCs were beneficially owned by officers and managers of America First Companies L.L.C. or the officers and directors of the Corporation. These BUCs represent approximately 1.8% of the BUCs outstanding on the Record Date. The General Partner expects that all of these BUCs will be voted in favor of the merger.

        A Consent Form is included with this Consent Solicitation Statement/Prospectus. BUC holders are asked to complete, date and sign the Consent Form and return it to the Tabulation Agent in the enclosed envelope as soon as possible. BUC holders should not send the certificates for their BUCs with the Consent Form.

        In order to be valid, consents must be received by the Tabulation Agent by 5:00 p.m. Central Time on November 25, 2002, which date may be extended by the General Partner for any reason, including where the number of votes sufficient to consummate the merger has not been received. If the General

Partner receives valid consents to the merger from the holders of a majority of the outstanding BUCs prior to November 25, 2002 or any extension period, it may proceed with the consummation of the merger at such earlier time. The General Partner will issue a press release announcing the receipt of consents from the holders of a majority of the outstanding BUCs. Consent Forms should be returned in the enclosed envelope to the Tabulation Agent at the following address:

      Georgeson Shareholder Communications Inc.
      Wall Street Station
      P.O. Box 1100
      New York, New York 10268-1006

        An otherwise valid Consent Form will be deemed to grant consent to the merger if it is not marked to withhold consent or to abstain. Abstentions and broker nonvotes will have the same effect as a vote against the merger. If the merger is approved, those BUC holders who withhold consent or abstain will have no right to require the Partnership to purchase their BUCs or any other rights similar to those available to dissenting stockholders of corporations under Delaware law.

        A BUC holder may revoke or withdraw its consent by delivering written notice of withdrawal to the Tabulation Agent or by submitting a new Consent Form with a later date. A written withdrawal notice must be signed by the BUC holder who submitted the original Consent Form. In order to be effective, a withdrawal must be received by the Tabulation Agent not later than the earlier of November 25, 2002 or the date on which the Tabulation Agent has received consents to the merger from the holders of a majority of the outstanding BUCs.

        The Partnership will bear all costs associated with soliciting consents of BUC holders to the merger, including the costs of preparing, assembling and mailing the Consent Solicitation Statement/Prospectus and any supplemental solicitation materials. Brokerage firms, fiduciaries, nominees and others will be reimbursed for out-of-pocket expenses incurred by them in connection with forwarding consent materials to beneficial holders of BUCs held in their names. In addition to use of the mails, certain officers and employees of America First Companies L.L.C. may solicit consents by means of personal calls or telephonic communications with BUC holders or their representatives. Such officers and employees will not by paid any additional compensation for these solicitation activities other than reimbursement for actual and reasonable out-of-pocket expenses incurred by such persons in connection therewith. The Partnership has not engaged the services of any professional proxy solicitation firm but reserves the right to do so. Any fees and other amounts paid to such firm will be paid by the Partnership.

Communicating With Other BUC Holders

        Under Rule 14a-7 of the Securities Exchange Act of 1934, as amended, the Partnership, upon written request from a BUC holder, will deliver to such BUC holder (i) a statement of the approximate number of BUC holders of the Partnership and (ii) the estimated cost of mailing proxy materials or similar communications to the BUC holders of the Partnership. In addition, under such rule, a BUC holder has the right, at his or her option, to have the Partnership (i) mail (at the BUC holder's expense) any such materials which the BUC holder desires to deliver to the other BUC holders of the Partnership in connection with the Merger or (ii) to have the Partnership deliver, within five business days of the receipt of the request, a reasonably current list of the names and addresses of the BUC holders of the Partnership as of the Record Date. The Partnership may require a requesting BUC holder to pay the reasonable cost of duplicating and mailing such BUC holder list. Any such requests should be sent to Mr. Maurice E. Cox, Jr., America First Companies L.L.C., Suite 400, 1004 Farnam Street, Omaha, Nebraska, 68102.

THE MERGER

        The following description of the merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Consent Solicitation Statement/Prospectus and incorporated herein by reference. We urge you to read the Merger Agreement in its entirety. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Merger Agreement.

Effects of the Merger

        The merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland. As a result of the merger, the Partnership will merge with and into the Corporation, the separate existence of the Partnership will cease and all the assets and liabilities of Partnership will become the assets and liabilities of the Corporation. In addition, each BUC outstanding on the effective date of the merger will be converted into the right to receive one share of the Corporation's common stock. The interest of the General Partner in the Partnership will be converted into the right to receive 50,738 shares of the Corporation's common stock. The shares issued to the General Partner will be equal to 1% of the total number of shares of the Corporation's common stock issued in the merger.

        The Charter and the Bylaws of the Corporation existing prior to the merger will remain the Charter and Bylaws of the Corporation after the merger. See "CERTAIN PROVISIONS OF MARYLAND LAW AND THE CHARTER AND BYLAWS." Following completion of the merger, the directors and executive officers of the Corporation will be the individuals identified above in "MANAGEMENT OF THE CORPORATION—Directors and Executive Officers of the Corporation."

Effective Date

        Following the satisfaction or waiver (where permissible) of the terms and conditions of the Merger Agreement, the merger will be consummated and become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware and the Articles of Merger are filed with the Department of Assessments and Taxation of the State of Maryland or at any later date set forth in these filings. We expect to make these filings as soon as practicable following the approval of the merger by BUC holders.

The Merger Agreement

        Conditions to the Merger.    The merger is subject to the affirmative vote of the holders of not less than a majority of the BUCs outstanding as of September 9, 2002. The merger is also subject to the satisfaction of certain conditions, including each of the following: (i) the continuing approval for listing of our common stock on the Nasdaq; (ii) the absence of (a) any suspension of trading of, or limitation on prices for, securities generally on the Nasdaq, (b) a declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or (c) in the case of any of the foregoing existing on the date of this Consent Solicitation Statement/ Prospectus, any material acceleration or worsening thereof; (iii) the absence of any injunction or other legal prohibition against the merger; (iv) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; (v) the receipt of certain legal opinions as to, among other things, our status as a REIT and that we are not an "investment company" as defined in the Investment Company Act of 1940; (vi) the receipt of all necessary consents and approvals, on or before (and remaining in effect at) the effective date of the merger; and (vii) the absence of any event or any matter brought to the attention of the General Partner that, in the sole judgment of the General Partner, materially affects, whether adversely or otherwise, the Partnership, the Corporation or the merger.

        Termination.    The Merger Agreement may be terminated prior to the effective date of the merger, before approval of BUC holders is obtained, as follows:

  (a)
  by mutual written consent of the General Partner (with approval of the Special Committee) and the Corporation;

  (b)
  by the Partnership, upon a breach of any covenant or agreement of the Corporation set forth in the Merger Agreement; provided, however, that the right to cause a termination of the Merger Agreement under this clause will not be available to the Partnership if it has breached its representations or warranties or has breached in any material respects any of its covenants or agreements;

  (c)
  by the Corporation, upon a breach of any covenant or agreement of the Partnership set forth in the Merger Agreement; provided, however, that the right to cause a termination of the Merger Agreement under this clause will not be available to the Corporation if it has breached its representations or warranties or has breached in any material respects any of its covenants or agreements;

  (d)
  by either party, if the merger shall not have been consummated before December 31, 2002;

  (e)
  by the Partnership if the BUC holder approval shall not have been obtained on or prior to December 31, 2002; or

  (f)
  by the Partnership, if, prior to obtaining BUC holder approval, the General Partner (or the Special Committee) has, in compliance with the provisions of this Agreement, changed its recommendation with respect to or withdrawn or modified its approval of the merger or the Merger Agreement.

        Amendment and Waiver.    The General Partner (with the concurrence of the Special Committee) may amend the Merger Agreement or waive compliance with any of its terms on behalf of the Partnership or the Corporation at any time before the effective date of the merger. However, if BUC holder approval of the merger has been obtained, no amendment or waiver that alters the amount or form of the consideration to be delivered to BUC holders or that would otherwise adversely affect the BUC holders in a material manner (determined in the General Partner's reasonable judgment) shall be made, unless a majority in interest of the BUC holders consents to such amendment or waiver. If a material amendment or waiver is made before receipt of BUC holder approval of the merger, the General Partner will revise this Consent Solicitation Statement/Prospectus to reflect the amendment or waiver and will promptly mail such revised Consent Solicitation Statement/Prospectus to BUC holders. The mailing of any revised Consent Solicitation Statement/Prospectus will not affect the validity of any Consent Form already received by the Tabulation Agent, but BUC holders will be permitted to revoke previously submitted Consent Forms for the period that Consent Forms may be revoked as provided under "THE CONSENT SOLICITATION—Consent Procedures." If a material amendment or waiver is made after receipt of BUC holder approval of the merger, the General Partner will not proceed to close the merger unless it first revises this Consent Solicitation Statement/Prospectus to reflect such change and re-solicits the consent of the BUC holders.

        No Solicitation.    The Merger Agreement provides that the Partnership, or anyone acting on its behalf, will not solicit any inquiries or make any proposal that is reasonably expected to lead to a "Competing Transaction." If the Partnership receives a proposal about a Competing Transaction, it must notify the Corporation in writing of all of the relevant details of such proposal. A "Competing Transaction" is any: (i) merger, consolidation, share exchange, business combination or other similar transaction; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of the Partnership in a single transaction or series of transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) tender offer or exchange offer for 30% or more of the outstanding BUCs or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Notwithstanding this provision of the Merger Agreement, the General Partner may, to the extent required by its fiduciary duty, (i) disclose information to BUC holders regarding a Competing Transaction required by law to be disclosed, (ii) respond to an unsolicited proposal for a Competing Transaction, including participating in discussions or negotiations with, or furnishing information to, any person in connection with a Competing Transaction proposed by such person and (iii) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the merger) a Superior Competing Transaction (which is defined in the Merger Agreement as a bona fide proposal of a Competing Transaction made by a third party which the applicable General Partner determines in good faith (based on the advice of its investment banking firm) to be more favorable to the BUC holders than the merger).

        Covenants of the Partnership.    Before the merger, the Partnership agrees that it (i) will carry on its business in the usual, regular and ordinary course, substantially in the same manner as previously conducted, and use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and status as a partnership for purposes of taxation and (ii) will not:

  (A)
  split, combine or reclassify any of its BUCs or partnership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for BUCs or partnership interests or purchase, redeem or otherwise acquire any BUCs or partnership interests;

  (B)
  issue, deliver or sell, or grant any option or other right in respect of, any BUCs or partnership interests, any other voting or redeemable securities of or any securities convertible into, or any rights, warrants or options to acquire, any such BUCs;

  (C)
  amend the Partnership Agreement or its certificate of limited partnership;

  (D)
  merge or consolidate with any person;

  (E)
  make any tax election (unless required by law or necessary to preserve the Partnership's status as a partnership); or

  (F)
  change in any material manner any of its methods, principles or practices of accounting except as required by GAAP, the SEC or applicable law.

        Indemnification.    The Partnership (and beginning on the effective date of the merger, the Corporation) will indemnify, defend and hold harmless each person who has been or becomes an officer, employee, or a member of the board of managers of America First Companies L.L.C. or its affiliates against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person acted on behalf of the General Partner at or prior to the merger, including all liabilities arising out of the merger. This indemnity will be provided to the full extent the Partnership is permitted to indemnify its partners under its Partnership Agreement or the Corporation is permitted to indemnify such persons under Maryland law. Indemnity will be provided under this provision whether the claims are asserted prior to, at or after the merger. The Partnership or the Corporation will pay expenses in advance of the final disposition of any such action or proceeding to the indemnified parties to the full extent permitted by law. Settlement of any such action will require the approval of the Partnership or the Corporation, as the case may be, but this approval may not be unreasonably withheld.

Delivery of the Certificates for BUCs

        In order to receive your shares of Corporation common stock being issued in the merger, you will need to surrender your BUC certificates to the Exchange Agent along with a letter of transmittal that provides us with certain information. The Exchange Agent will send you a letter of transmittal that you can use for this purpose shortly after the effective date of the merger. In addition to the certificate for your shares of common stock, you will also receive any dividends or other distributions that may then be payable to you with respect to the BUCs or our common stock. Until your BUC certificate is actually received by the Exchange Agent, all risk of loss and title to your BUCs will remain with you. If you have lost your BUC certificates, shares of our common stock will be issued only upon receipt by the Exchange Agent of appropriate indemnification from you. If a transfer of a BUC certificate has not been registered in the Partnership's transfer records, we will issue the common stock to the seller unless the BUC certificate received by the Exchange Agent is properly endorsed or otherwise in proper form for transfer to the purchaser. If we issue shares of common stock to the purchaser, the person requesting such issuance must pay any applicable transfer or other taxes.

        DO NOT SEND YOUR BUC CERTIFICATES WITH YOUR CONSENT FORM. YOU SHOULD RETAIN ALL BUC CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT AFTER THE EFFECTIVE DATE OF THE MERGER.

        There will no further registration of transfers of BUCs on the transfer books of the Partnership after the effective date of the merger. If, after the merger, BUC certificates are presented to the Exchange Agent or us for any reason, they will be cancelled and exchanged for our common stock.

        No interest will be paid or accrued on the shares of our common stock that will be issued to you in the merger. The Exchange Agent and we will be entitled to deduct and withhold from the shares of common stock that would otherwise be issued to you in the merger any taxes or other amounts that we are required to deduct and withhold with respect to such shares under federal, state, local or foreign tax laws. If we withhold any amount pursuant to this authority, the withheld amount will be treated for all purposes as having been paid to you.

        If you do not surrender your BUC certificates to the Exchange Agent along with a properly completed letter of transmittal within six months of the effective date of the merger, then your common stock will be redelivered by the Exchange Agent to us and you will need to deliver your BUC certificates and the letter of transmittal to us in order to obtain your shares. Shares of our common stock that are not properly claimed by former BUC holders will be subject to applicable abandoned properly, escheat and other similar laws. Under these laws, we may be required to turn these shares over to one or more state or local governments. Neither we nor the Exchange Agent will be liable to any former BUC holder or other person if we are required to deliver shares of our common stock to a public official pursuant to these laws.

No Dissenters' Right of Appraisal

        Under the Delaware Act, BUC holders will have no appraisal, dissenters' or similar rights in connection with the merger. This means that a BUC holder that votes against the merger will become a stockholder of the Corporation if the merger is approved and will not be entitled to receive a cash payment in exchange for the fair value of his or her BUCs.

Cost of the Merger

        The Partnership expects to incur approximately $625,000 of expenses in connection with the merger. These expenses include legal and accounting fees, fees paid to the financial advisor to the Special Committee, printing and mailing expenses, registration fees with the SEC and state securities administrators, solicitation costs and transfer taxes. These expenses will be paid by the Partnership, and most will be incurred whether or not the merger is consummated. If the merger is consummated, the Corporation will assume and pay the entire cost of the merger.

Accounting Treatment

        The merger will be accounted for in accordance with the purchase method of accounting as a reverse acquisition. Under this method, the Partnership will be deemed to be the acquirer of the Corporation for financial accounting purposes, because the BUC holders will be allocated the larger number of shares of the Corporation. The Corporation is the deemed acquirer for legal purposes. As the surviving entity for accounting purposes, the Partnership's assets and liabilities will be recorded by the Corporation at their historical cost, and the assets and liabilities of the Corporation will be recorded at their estimated fair value. Accordingly, the merger will not result in a change in our financial statement treatment of any asset or liability of the Partnership.

Regulatory Matters

        The merger will not be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and, other than federal proxy solicitation rules relating to the solicitation of BUC holder consents and state and federal regulations relating to the offering of the common stock of the Corporation, no other federal or state regulatory requirements must be complied with and no approval thereunder must be obtained in connection with the merger.

Background and Reasons for the Merger

        The General Partner is proposing the merger in order to provide: (i) a greater opportunity for growth through the issuance of additional equity; (ii) opportunities to increase earnings and cash distributions through asset growth and economies of scale; (iii) a reduction of investment risk through greater diversification of assets; and (iv) simplified tax reporting. Like the Partnership, our business plan is to acquire and operate multifamily apartment complexes. Unlike the Partnership, we will have the flexibility to take advantage of opportunities to acquire and finance additional multifamily apartment complexes meeting our investment criteria. We will continue the business plan and investment methods and policies of the Partnership in a manner intended to allow our assets to grow, increase our earnings and distributions and enhance the value of your investment.

        The Partnership commenced operations in August 1996 after completion of a merger with the Original Partnership. The primary objectives of the Partnership were to provide BUC holders with (i) safety and preservation of capital, (ii) regular cash distributions and (iii) a potential for capital appreciation from investments in real estate. The Partnership acquired a total of five apartment properties containing a total of 1,144 rental Units and an office/warehouse facility from the Original Partnership. The Partnership pursued an investment strategy of acquiring additional multifamily apartment complexes using the low-cost tax exempt financing available to it through the reissuance of certain tax exempt bonds. To date, the Partnership has acquired ten additional apartment complexes containing a total of 2,191 rental units. Because these additional properties generate a positive spread between the debt service on the reissued tax exempt bonds used to finance them and the net rental revenues generated by them, the Partnership has been able to increase the amount of cash available for distribution to BUC holders from the levels paid by the Original Partnership. In addition, by increasing the Partnership's assets, the Partnership has been able to realize economies of scale since many of its costs do not increase directly with increases in as the Partnership's asset base. Therefore, a significant percentage of any marginal increases in the Partnership's cash flow generated by additional properties are available for distribution to BUC holders. By pursuing this strategy of growth through leveraged acquisitions, the Partnership has been able to increase its annual funds from operations ("FFO") from $3,609,796 for the year ended December 31, 1996 to $7,425,958 for the year ended December 31, 2001. The increase in FFO has, in turn, allowed the Partnership to increase the annual rate at which it makes cash distributions to BUC holders from $0.75 per BUC in 1996 to $0.95 per BUC in 2001. The Partnership further increased distributions in 2002 and paid a $0.25 per BUC distribution for each of the first two quarters of 2002.

        Accordingly, the General Partner believes it would be in the best interest of the Partnership and the BUC holders to continue to acquire additional multifamily apartment complexes on a leveraged basis. However, the Partnership does not have substantial additional capacity to finance additional properties at this time. The Partnership's long-term liquidity requirements consist of funding acquisitions of additional real estate assets and the repayment of maturing mortgage debt secured by its real estate assets. The Partnership has historically financed property acquisitions through (i) the reissuance of tax exempt mortgage bonds secured by existing properties that it acquired from the Original Partnership without encumbrance, (ii) the assumption of existing taxable or tax exempt mortgage debt on the acquired properties, (iii) the origination of new taxable or tax exempt mortgage-debt on the acquired properties and (iv) the reinvestment of its own cash. The General Partner considers the Partnership's existing properties to be fully leveraged at this time. Accordingly, future real estate acquisitions, if any, will be funded through the assumption or creation of debt on the acquired properties and cash flow. The Partnership has not acquired any property through 100% debt financing and the General Partner does not believe that it is in the Partnership's best interest to acquire additional properties on this basis. Since the Partnership's cash is also needed to meet its short-term liquidity requirements such as debt service on its existing borrowings and cash distributions to BUC holders, the amount of cash available to support additional real estate acquisitions is limited. The Partnership is not authorized to issue additional BUCs and, therefore, is not able to raise additional equity capital to meet either short-term or long-term liquidity requirements. As a result, the amount of additional real estate that the Partnership may acquire will be limited unless it is able to raise additional equity capital.

        Due to limitations imposed by the Partnership Agreement, and the general perceptions of limited partnerships in the capital markets, the Partnership is effectively precluded from raising additional capital through the issuance of BUCs or other equity securities. As a result, the current structure of the Partnership will prevent it from being able to continue to increase the number of multifamily apartments complexes that it owns. Accordingly, the General Partner has concluded that BUC holders are unlikely to achieve the full benefits from their investments in the Partnership if it continues to operate in its current form. These circumstances led the General Partner to begin an assessment of the feasibility of converting the Partnership to a REIT structure. By reorganizing the Partnership as a REIT, the General Partner believes that it will have a greater likelihood of being able to raise the additional equity capital that it needs to continue to pursue its investment strategy.

        In addition, the General Partner has observed that REITs holding investments that are similar in terms of investment type and credit quality to those held by the Partnership and that make distributions to their stockholders in amounts similar to the Partnership have historically been more highly valued (as a multiple of their earnings and book value) by the public equity markets than is the Partnership.

        Another important benefit of the merger will be less complex and more timely tax reporting for investors. While BUC holders receive complex Schedule K-l forms and must report their allocable share of Partnership income or loss on their individual tax returns whether or not distributions are made to them, stockholders will receive simple 1099-DIV forms and will pay taxes only on actual amounts of distributions paid by us to them. We anticipate being able to deliver Form 1099-DIVs to our stockholders in late January. The Partnership is currently not able to deliver Schedule K-1s to BUC holders until mid-March due to the added complexity of the Schedule K-1.

        In making its decision to proceed with the merger, the General Partner also considered the following factors, each of which could be negative to investors:

  •
  The merger will result in a fundamental change in the nature of the BUC holder's investment from an interest in a partnership with a fixed term which is required to liquidate its assets and distribute the net sale proceeds to BUC holders to a corporation with a perpetual life that is not required to sell assets at any time or to distribute the net proceeds of a sale to stockholders;

  •
  The value of the shares of the Corporation's common stock issued to BUC holders in connection with the merger might not be as great as the cash distributed to BUC holders from a liquidation of the Partnership's assets;

  •
  The Partnership did not obtain an independent appraisal of its assets in connection with the merger;

  •
  Fees payable to the Advisor will exceed those payable to the General Partner if the Corporation is successful in acquiring additional real estate assets, and such fees may be paid for a longer period of time because the Corporation has a perpetual life;

  •
  The General Partner will be able to convert its 1% interest in the cash distributions from the ongoing operations of the Partnership into 1% of the outstanding shares of the Corporation's common stock which would entitle it to share in distributions from the sale of the Corporation's assets and in the proceeds from the final liquidation of the Corporation, and which will be dilutive to the book value of the shares issued to BUC holders in the merger.;

  •
  The terms of the Merger Agreement and the Advisory Agreement were not negotiated at arm's-length;

  •
  The persons proposing the merger and reviewing the Advisory Agreement and other contracts between the Corporation and America First Companies L.L.C. after completion of the merger have inherent conflicts of interest;

  •
  After the merger, the Corporation may not be able to raise additional equity capital or otherwise be able to successfully carry out its business plan of acquiring additional multifamily apartment complexes on a basis that is accretive to the Corporation's operating income and funds from operations;

  •
  Costs will be incurred in connection with the merger which will be paid by the Partnership if the merger is not approved and by the Corporation if the merger is approved.

Assessment of Alternatives to the Merger

        In addition to the merger, the General Partner considered the options of (i) allowing the Partnership to continue as currently organized, (ii) amending the Partnership Agreement and (iii) dissolving the Partnership and liquidating its assets. The General Partner has rejected each of the alternatives in favor of converting the Partnership into a REIT through the merger.

        Operating the Partnership in the Current Manner.    The General Partner has considered and rejected the alternative of continuing to operate the Partnership in the current manner because it does not have the authority to issue additional BUCs or other equity securities and does not have the practical ability to borrow additional capital. As a result, the Partnership has effectively reached its maximum size and has no effective way to continue to increase its assets through the acquisition of attractive real estate assets.

        In addition, the General Partner believes that the BUCs are viewed negatively in the public securities markets because they represent assigned limited partnership interests. As a result, the General Partner believes that the BUCs may trade at a lower price than would common stock in a REIT owning the same assets as the Partnership and making distributions at the same levels as the Partnership. In addition, the transferability of BUCs remains subject to restrictions in the Partnership Agreement designed to avoid a deemed termination of the Partnership for tax purposes. These restrictions could affect the ability of BUC holders to sell their BUCs from time to time and, accordingly, could affect the prices at which they are able to sell their BUCs.

        Finally, continuing to operate as a Partnership will require the use of complicated and time-consuming tax reporting. Because of the types and amount of information required, the General Partner is not able to provide BUC holders with tax information on Form K-1 before March of each year. In addition to delaying the preparation of BUC holders' tax returns, the complex nature of the information on the Form K-1 adds to the complexity and cost of BUC holders' individual tax returns. The General Partner believes that BUC holders would prefer the simplified tax reporting that would be available if the Partnership became a REIT.

        Notwithstanding the foregoing, if the merger is not consummated for any reason, the General Partner presently intends to continue to operate the Partnership as an ongoing business in its current form. There will be no change in its investment objectives, policies or restrictions. No other transaction is currently being considered by the General Partner with respect to the Partnership as an alternative to the merger, although the Partnership may from time to time explore other alternatives.

        Amending the Partnership Agreement.    The General Partner has also considered and rejected the alternative of amending the Partnership Agreement to authorize the Partnership to issue additional BUCs or other equity securities in order for the Partnership to continue to acquire additional multifamily apartment complexes. While this approach would have retained the self-liquidating nature of the partnership structure, there are accounting and tax difficulties associated with issuing additional BUCs in the Partnership. Fungible BUCs are required in order to allow public trading on the Nasdaq Stock Market. Accordingly, the interest in Partnership capital represented by each BUC must be the same. As a result, the price at which new BUCs could be sold would have to be approximately equal to the per BUC capital at the time of the sale. However, the per BUC capital may differ considerably from the current trading price of BUCs in the public market. Thus, it may be difficult to price BUCs so that they both represent a fungible security and reflect the current market value of BUCs. In addition, this alternative would not address the disadvantages of the partnership form discussed above under "Operating the Partnership in the Current Manner." Finally, an amendment to the Partnership Agreement would require the consent of a majority in interest of the BUC holders. Therefore, the Partnership would have needed to incur the expense to solicit BUC holder consent in order to pursue this growth strategy and would not have any assurance that BUC holders would approve the necessary amendment to the Partnership Agreement.

        Liquidation of the Partnership.    The General Partner has considered and rejected the idea of dissolving the Partnership, liquidating its assets and making a final distribution of net sale proceeds to BUC holders. A dissolution of the Partnership and immediate liquidation of its assets would mean that the Partnership and BUC holders would forego the opportunity to continue to realize the benefits achieved by the Partnership from pursuing its strategy of growth through leveraged acquisition. The General Partner believes that the Partnership should be able to continue to increase both net rental revenues and net asset value from its existing portfolio of real estate assets as it improves operations of these assets and repays long-term mortgage debt secured by these properties. Accordingly, dissolution would result in the loss of an opportunity to realize any future increases in the value of the Partnership's real estate assets and in the additional real estate assets that the Corporation would expect to acquire if the merger is consummated. The General Partner also considered the significant expenses that would be incurred by the Partnership to sell all of its assets, as well the possible negative affects of selling some of the Partnership's real estate assets into the same geographic area at the same time or into depressed markets for these types of real estate assets. In addition, the liquidation of the Partnership's assets would generate taxable gain that would be allocated to the BUC holders. The payment of federal and state income taxes on this gain would reduce the net amount retained by BUC holders as a result of a liquidation.

        The liquidation of the Partnership would also result in BUC holders being forced to surrender an investment that pays them a regular cash distribution at a current yield (based on the closing sale price of BUCs on September 20, 2002) of approximately 9.5% per annum. Accordingly, the General Partner believes that many BUC holders consider their BUCs to be an attractive investment and would have difficulty reinvesting the proceeds of a liquidation in another investment providing a comparable yield. For these reasons, the General Partner does not believe that it would be in the best interest of the Partnership and the BUC holders to liquidate the Partnership at this time. However, the General Partner did not obtain an independent appraisal of the Partnership's real estate assets in connection with this determination.

Recommendation of the General Partner

        For the reasons set forth above, the General Partner believes that the merger is in the best interest of the Partnership and its BUC holders. The General Partner has approved the merger and recommends that the BUC holders grant their consent to the merger on the terms described in the Merger Agreement.

Fairness Determination of the General Partner

        The General Partner, including the Special Committee, believes that the terms of the merger are fair to the BUC holders. The General Partner and the Special Committee based their determination on the following:

  •
  BUC holders will receive 99% of the shares of our common stock being issued in the merger and, accordingly, will have the same interest in dividends and distributions paid by the Corporation as they have in distributions of "Net Operating Income" paid by the Partnership prior to the merger.

  •
  The General Partner will receive 1% of the shares of our common stock being issued in the merger and, accordingly, will have the same interest in dividends and distributions paid by the Corporation as it has in distributions of Net Operating Income paid by the Partnership prior to the merger.

  •
  As the owner of 1% of the outstanding shares of our common stock, the General Partner will be entitled to receive 1% of any distributions made by us, including those resulting from the sale of assets or upon the dissolution and liquidation of the Corporation. The General Partner and the Special Committee took note of the fact that this is in contrast to the Partnership Agreement which allocates no distributions of "Net Sale Proceeds" to the General Partner and which allocates "Liquidation Proceeds" to the General Partner only to the extent of its capital account balance. This change is the inherent result of the conversion from a partnership structure to a corporate structure. In the view of the General Partner and the Special Committee, this change does not affect the overall fairness of the transaction because the Corporation generally intends to reinvest proceeds from the sale of any real estate and will generally refrain from paying return of capital distributions to stockholders. In addition, it is anticipated that the Corporation, unlike the Partnership, will have a perpetual life, so that the payment of liquidation proceeds is not expected to occur. In addition, the General Partner's determination is based on its belief that the merger does not represent a liquidation of the Partnership, but is simply a continuation of the Partnership as a going business enterprise in a new format.

  •
  Fees payable to the Advisor and its affiliates by us under the Advisory Agreement with respect to the assets acquired in the merger from the Partnership will be the same as currently paid by the Partnership to the General Partner.

  •
  Any fees payable by us to the Advisor or its affiliates with respect to additional assets acquired by us will be at the same or lower rates as those currently paid by the Partnership. In order to retain the same rate for the Administrative Fee on real estate assets over $250 million, the Advisor must be able to increase our annual funds from operations per share by approximately 10% from the level generated during the year ended December 31, 2001. In the view of the Special Committee, this is beneficial to the stockholders of the Corporation in that it provides the Advisor with a financial incentive to increase the Corporation's assets in a manner that is accretive to funds from operations on a per share basis.

  •
  The provisions for the reimbursement of the Advisor's expenses under the Advisory Agreement are the same as the provisions for reimbursement of the General Partner's expenses under the Partnership Agreement.

  •
  The holders of a majority of our common stock will retain the right to terminate the Advisory Agreement without cause and the rights of the Advisor to be compensated in such case will be similar to the rights currently afforded to the General Partner under the Partnership Agreement if it were removed by the BUC holders.

        In the fall of 2001, the General Partner began considering different approaches to enhance the value of the Partnership and the BUCs through additional growth. The General Partner concluded that in order for the Partnership to continue to grow it was going to need to raise additional equity capital. Because of the tax and accounting difficulties with issuing additional BUCs in the Partnership, the General Partner considered alternative forms of entities that would allow the Partnership to continue to grow its asset base without the practical difficulties associated with issuing additional BUCs. The General Partner concluded that the best solution was to reorganize the Partnership into a corporation that would elect to be taxed as a REIT.

        On December 20, 2001, the America First Companies L.L.C. Board of Managers met in Omaha, Nebraska and discussed this proposal with America First Companies L.L.C. management personnel who are primarily responsible for the operation of the Partnership. Among other things, management and the Board discussed the practical difficulties associated with raising additional equity capital using the current limited partnership structure and the rationale for structuring the proposed REIT as an externally-managed company. As a result of these discussions, America First Companies L.L.C. adopted resolutions directing the General Partner to undertake the process of converting the Partnership into a REIT by way of a merger under applicable state law so that the partners and BUC holders of the Partnership would become stockholders of the Corporation. Among other things, the General Partner was authorized to engage independent third parties to evaluate the proposed terms of such a merger, including obtaining a fairness opinion.

        On February 26, 2002, the America First Companies L.L.C. Board of Managers again met in Omaha, Nebraska and discussed the progress made by the General Partner with respect to converting the Partnership into a real estate investment trust. At that meeting, the Board of Managers discussed preliminary terms of the Merger Agreement and Advisory Agreement with management and legal counsel. The Board of Managers also appointed a committee consisting of independent managers (the "Special Committee") for the purpose of evaluating the terms and conditions of the proposed conversion of the Partnership into a real estate investment trust in order to determine that such terms and conditions are fair to BUC holders from a financial point of view. The Special Committee consisted of Martin Massengale, Clayton Yeutter and Mariann Byerwalter, each of whom was determined to be independent of the General Partner and America First Companies L.L.C. The Special

Committee was also authorized and directed to engage an investment banking firm and other experts that it deemed necessary to advise it in connection with making its fairness determination.

        The Special Committee held an organizational meeting on March 1, 2002 at which time it discussed the proposed merger and determined that it should engage separate legal counsel to represent it. On March 4, 2002, the Special Committee met for the purpose of interviewing legal counsel. Present at the meeting were representatives of the law firm of Salans Hertzfeld Heilbronn Christy & Viener ("Salans"), who made a presentation to the Special Committee regarding its qualifications. The Special Committee reconvened on March 14, 2002. At this meeting, the Special Committee agreed to engage Salans as its special counsel with respect to the merger.

        The Special Committee met again on March 22, 2002 for the purpose of interviewing potential financial advisors to the Special Committee that would, among other things, render a fairness opinion. At this meeting representatives of Advest, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") each made presentations to the Special Committee regarding its qualifications and experience and the methodologies it proposed to use to analyze the fairness of the merger. At this meeting, the Special Committee decided to engage Houlihan Lokey as its financial advisor. Houlihan Lokey was formally engaged by the Special Committee on April 5, 2002.

        The Committee met with Houlihan Lokey on April 22, 2002 for a discussion of Houlihan Lokey's preliminary findings regarding the proposed terms of the merger. Based on the information provided by Houlihan Lokey, the Special Committee decided to negotiate with America First Companies L.L.C. with respect to certain terms of the Advisory Agreement. The Special Committee met again on April 25, 2002 with Houlihan Lokey and discussed written materials that had been submitted by Houlihan Lokey and Salans regarding the merger, and discussed possible points to be negotiated with America First Companies L.L.C. relating to the Advisory Agreement. The Special Committee directed Salans to prepare a summary of these for its consideration at its next meeting. On April 29, 2002, the Special Committee met with Salans and agreed on a list of negotiating points to be presented to America First Companies L.L.C. Salans was directed to summarize these in a memorandum to America First Companies L.L.C. and its legal counsel.

        In a series of six separate meetings and conference calls held between May 6, 2002 and May 21, 2002, representatives of the Special Committee and America First Companies L.L.C. discussed the various issues raised by the Special Committee with respect to the terms of the Advisory Agreement. During the course of these negotiations, the Special Committee met again with Houlihan Lokey on May 8, 2002 via video conference to receive and discuss Houlihan Lokey's findings regarding the proposed terms of the merger. On May 21, 2002, the Special Committee met with representatives of America First Companies L.L.C. in Omaha and reached an agreement in principle as to the terms of the Advisory Agreement, subject to delivery of a fairness opinion from Houlihan Lokey. As a result of the negotiations with the Special Committee, America First Companies L.L.C. agreed to a reduction of annual Administrative Fee payable to the Advisor from 0.60% to 0.50% for real estate assets above $250 million with an incentive to increase annual funds from operations per share earned by the Corporation. In addition, because the Advisory Agreement allows a majority of the independent directors or the holders of a majority of outstanding shares of our stock to terminate the Advisory Agreement without cause at any time, the Special Committee agreed to the payment of an non-renewal and early termination fee to the Advisor if the Advisory Agreement was terminated or not renewed without cause which is calculated in a manner similar to the provisions of the current Partnership Agreement relating to the removal of the General Partner.

        On May 30, 2002, the Special Committee met with representatives of Houlihan Lokey which delivered its written opinion to the effect that, as of such date and based on the matters described in the opinion, the consideration to be received by holders of BUCs in connection with the merger is fair, from a financial point of view, to the BUC holders. Based on its analysis of the terms of the merger, including the negotiated terms of the Advisory Agreement, and the fairness opinion of Houlihan Lokey, the Special Committee determined that the terms of the merger were fair and in the best interests of the BUC holders and voted to recommend to the entire America First Companies L.L.C. Board of Managers that the merger be approved on behalf of the Partnership.

        On May 30, 2002, the America First Companies L.L.C. Board of Managers met via conference call to discuss the Special Committee's determinations regarding the merger. The Special Committee, through its chairman Martin Massengale, reported its determination that the terms of the merger were fair and in the best interests of the BUC holders. Among other things, Dr. Massengale reported that the Special Committee had received a written opinion from Houlihan Lokey that the consideration to be received in the merger is fair to the BUC holders from a financial point of view. The Board of Managers, acting on behalf of the General Partner, then adopted and approved the report of the Special Committee and deemed the merger to be advisable and in the best interest of the Partnership and its partners, including the BUC holders, and voted to recommend that the BUC holders approve the merger on the terms described in the Merger Agreement. The Board of Managers then authorized the General Partner to cause the Partnership to enter into the Merger Agreement to take all actions necessary to complete the merger, including soliciting the consent of the BUC holders to the merger.

        On June 18, 2002, the Partnership and the Corporation executed the Merger Agreement and issued a press release announcing the merger.

Opinion of the Financial Advisor to the Special Committee

        On April 5, 2002, Houlihan Lokey was retained by the Special Committee of the Board of Managers of America First Companies L.L.C. to render an opinion as to the fairness, from a financial point of view, to holders of BUCs of the consideration to be received by them in connection with the merger. At the May 8, 2002 meeting of the Special Committee, Houlihan Lokey presented its financial analysis of the consideration to be received by the BUC holders in connection with the merger. At the May 30, 2002 meeting of the Special Committee, Houlihan Lokey delivered its written opinion to the effect that, as of such date and based on the matters described in the opinion, the consideration to be received by BUC holders of in connection with the merger is fair, from a financial point of view, to the BUC holders. At the request of the Special Committee, Houlihan Lokey's written opinion was addressed to the entire Board of Managers.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following summarizes the material methodologies utilized by Houlihan Lokey in rendering its fairness opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions. Houlihan Lokey did not attempt to assign specific weights to particular analyses. In its analysis, Houlihan Lokey made numerous assumptions with respect to the Partnership, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analysis. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion and analyses were only one of many factors considered by each of the Special Committee and the Board of Managers in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee, the Board of Managers, or of management with respect to the merger.

        The complete text of Houlihan Lokey's opinion is attached hereto as Appendix C. The summary of the opinion set forth below is qualified in its entirety by reference to such opinion. BUC holders are urged to read the opinion carefully in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Houlihan Lokey.

        Houlihan Lokey's opinion addresses only the fairness, from a financial point of view, to the holders of BUCs of the consideration to be received by them, and does not constitute a recommendation to the BUC holders as to how they should vote in the consent solicitation. Houlihan Lokey's opinion does not address the Partnership's underlying business decision to effect the conversion into a REIT. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of the Partnership. The terms of the merger and the Advisory Agreement between the Corporation and the Advisor were arrived at by negotiation between the Special Committee and the General Partner. Houlihan Lokey was not asked to and did not participate in those negotiations, nor did Houlihan Lokey advise the Special Committee with respect to alternatives to the merger. Houlihan Lokey was not asked to opine and did not express any opinion as to the fairness of any aspect of the Advisory Agreement or the merger other than the consideration to be received by the BUC holders expressly addressed in its opinion.

        In connection with its opinion, Houlihan Lokey has made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. No restrictions or limitations were imposed on the analyses described below. Among other things, Houlihan Lokey:

  1.
  reviewed the Partnership's audited financial data for the years ended December 31, 1999, 2000 and 2001;

  2.
  met with certain members of the senior management of America First Companies L.L.C. to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

  3.
  visited certain facilities and business offices of America First Companies L.L.C.;

  4.
  reviewed America First Companies L.L.C.'s 2002 budget including monthly and year end projected income statements for the Partnership for the period ended December 31, 2002;

  5.
  reviewed the pro-forma capital structure of the Corporation;

  6.
  reviewed the Agreement of Limited Partnership of the Partnership, dated August 15, 1996 including the rights and privileges of the holders of the BUCs and the General Partner, and the fee arrangement between the Partnership and the General Partner;

  7.
  reviewed the draft of the REIT Stock Transfer Agreement by and between the Corporation and The Bank of New York, dated April 1, 2002;

  8.
  reviewed drafts of the proposed Merger Agreement and Advisory Agreement;

  9.
  held discussions with the Special Committee and its counsel and reviewed certain correspondence between the Special Committee and America First Companies L.L.C. relating to the negotiation of the proposed Merger Agreement and the Advisory Agreement;

  10.
  reviewed examples of Property Management Agreements with America First Properties Management Company, LLC for properties owned by the Partnership;

  11.
  reviewed the Partnership's ten year projections of each property, which were prepared in connection with an internal appraisal of each property;

  12.
  reviewed certain publicly available financial data, including current and historical equity trading prices for the Partnership and for certain partnerships we deem comparable to the Partnership, and for certain REITs we deem comparable to the Partnership on an "as converted" basis;

  13.
  reviewed publicly available prices and premiums or discounts paid in transactions that Houlihan Lokey considers similar to the merger and for partnerships and REITs we deem similar to the Partnership and the Corporation; and

  14.
  conducted such other studies, analysis, and inquiries, as Houlihan Lokey deemed appropriate.

        In preparing its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Partnership, and that there has been no material change in the assets, financial condition, business or prospects of the Partnership since the date of the most recent financial statements made available to it.

        Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to the Partnership and did not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of the Partnership. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Houlihan Lokey at the date of its opinion.

        The methodologies used by Houlihan Lokey in assessing the fairness of the consideration to be received by BUC holders in connection with the merger provided an estimate as to the value of the BUCs and the value of the consideration to be received by the BUC holders in the merger, thus establishing a basis for comparison. The summary of financial analyses that follows includes information presented in tabular format. In order to understand fully the financial analyses used by Houlihan Lokey, the tables must be read with the text accompanying the analyses, because the tables alone are not a complete description of the financial analyses.

        In arriving at a value for the BUCs, Houlihan Lokey performed the following analyses:

  1.
  First, Houlihan Lokey made note of the current range of trading values for the BUCs. The average twenty-day closing price of the BUCs as of May 29, 2002 was $11.19 per unit. While Houlihan Lokey considered the current range of trading values for the BUCs, it did not utilize this information in its valuation of the Partnership using the methods described in items 2 and 3 set forth below. However, Houlihan Lokey observed that the average closing price of the BUCs as of May 29, 2002 was below the range of values for the BUCs yielded by the methods described in items 2 and 3 below, and also below the range of per share values for the Corporation yielded by Houlihan Lokey's analysis of the value of the consideration to be received by the BUC holders in the merger.

  2.
  Second, Houlihan Lokey independently valued the Partnership using the market multiple method. The publicly traded partnerships utilized in the market multiple methodology are listed below:

America Real Estate Partners	Heartland Partners
America First Real Estate Investments	Newhall Land & Farming
Hallwood Realty Partners	New England Realty Associates

    After observing certain metrics of the comparable partnerships, Houlihan Lokey selected multiples of net operating income, funds from operation and dividend yields in the ranges of 9.0% to 10.0%, 5.5 times to 6.5 times and 9.0% to 10.0%, respectively. This methodology yielded enterprise values (equity and debt minus cash) for the Partnership in the range of $116.9 million to $125.7 million, not taking into account cash and cash equivalents at December 31, 2001 of $13.2 million.

  3.
  Third, Houlihan Lokey independently valued the Partnership using the discounted cash flow method. In the discounted cash flow methodology, Houlihan Lokey assumed a dividend growth rate of 2.5%, a discount rate of 13.0% and an assumed real estate value growth rate of 3.0% through the end of the Partnership Agreement period (2016). This methodology yielded enterprise values in the range of $145.6 million to $152.6 million, not taking into account cash and cash equivalents at December 31, 2001 of $13.2 million.

    Based on these analyses, Houlihan Lokey concluded that the independent enterprise value range for the Partnership is $144.2 million to $152.2 million (including cash and cash equivalents at December 31, 2001), which represents a per share value range of $12.07 to $13.66.

    In arriving at the value of the consideration to be received by the BUC holders in the merger, Houlihan Lokey performed the following analyses:

    1.
    First, Houlihan Lokey independently valued the Partnership using the market multiple method on an "as converted" publicly traded REIT basis. In this approach, Houlihan Lokey selected REITs which would be comparable to the Corporation after the merger. The comparable REITs are listed below:

Amli Residential Properties Trust	Mid-America Apartment Communities Inc.
Bnp Residential Properties Inc.	Post Properties Inc.
Cornerstone Realty Income Trust Inc.	Roberts Realty Investors Inc.
Gables Residential Trust	Town & Country Trust

      After observing certain metrics of the comparable REITs, Houlihan Lokey selected multiples of net operating income, funds from operation, net asset values and dividend yields in the ranges of 8.0% to 9.5%, 7.0 times to 9.0 times, .85 times to 1.00 times and 7.5% to 9.0%, for fiscal year ended December 2001 results, respectively, and 7.0 times to 8.0 times and 8.0% to 10.0% for funds from operations multiples and dividend yields for projected year ending December 31, 2002 results, respectively. This methodology yielded enterprise values from operations for the Corporation in the range of $125.5 million to $139.0 million, not taking into account cash and cash equivalents at December 31, 2001 of $13.2 million.

    2.
    Second, Houlihan Lokey independently valued the Partnership using the discounted cash flow method on an "as converted" publicly traded REIT basis. In the discounted cash flow methodology for the REIT scenario, Houlihan Lokey assumed an interim dividend growth rate in the range of 3.75% to 4.25%, a discount rate in the range of 11.5% to 12.5% and an assumed perpetual dividend growth rate (after the interim period of six years) of 3.0%. This methodology yielded enterprise values from operations in the range of $140.0 million to $148.0 million, not taking into account cash and cash equivalents at December 31, 2001 of $13.2 million.

      Based on these analyses, Houlihan Lokey concluded that the independent enterprise value range for the Corporation is $146.2 million to $157.2 million (including cash and cash equivalents at December 31, 2001), which represents an equity per share value range of $12.34 to $14.51.

    3.
    Third, Houlihan Lokey conducted a public float and liquidity analysis, comparing publicly traded partnerships with REITs. The differential in liquidity is reflected in the following chart:

	Avg. Daily Volume/Public Float		Avg. Daily Volume/Shares Outstanding
	Mean	Median	Mean	Median
Limited Partnerships	0.18%	0.10%	0.15%	0.04%
REITs	0.27%	0.23%	0.24%	0.20%
The Partnership	0.10%		0.10%

      In the course of this public float and liquidity analysis, Houlihan Lokey also discovered that publicly traded REITs tend to have more analyst coverage and a higher percentage of institutional ownership than publicly traded limited partnerships.

        In addition, Houlihan Lokey provided data to the Special Committee to allow it to compare and review the financial terms of the Advisory Agreement with those of the advisory agreements of other externally managed publicly traded REITs. The externally managed publicly traded REITs for which comparative data was provided are listed below:

Corporate Property Associates 14	National Health Realty
Cedar Income Fund	Universal Health Realty Income Trust
HMG Courtland Properties	Shelbourne Properties I
HRPT Properties Trust	Wells REIT
Senior Housing Properties Trust

        The following is a summary of the data provided by Houlihan Lokey to the Special Committee together with a summary of the corresponding terms of the Advisory Agreement:

Advisory Agreement Terms	Market Comparable Information	Advisory Agreement Terms

Administrative Fee	Ranges from 0.20% to 1.25% of gross or average book value of assets, with the average of approximately 0.60%.	0.60% of principal amount of bonds or purchase price of property acquired. Will be reduced to 0.50% on assets over $250 million if annual FFO exceeds $1.60 per share.

Property Acquisition Fee	Ranges from none to 5% of purchase price. Five of nine selected REITs have no Property Acquisition Fees.	1.25% of purchase price

Property Management Fees	Ranges from 2.5% to 6% of gross rental income/gross revenues with a median of approximately 5%.	May not exceed management fees charged by independent parties in same geographic location. Currently range from 4% to 4.5% of gross rental revenues

Term	Ranges from 1 to 10 years with a median of 1 year for equity REITS and 2 years for mortgage REITS.	5 years with automatic 1 year extensions unless not renewed

Termination fee for termination without cause	Generally no termination fees for equity REITS and termination fees equal to fair market value of the agreement for mortgage REITS.	Appraised present value of Administrative Fees through December 31, 2016

Distributions from Sales	Three of nine REITs have a fee structure, usually equal to the lesser of (i) 50% of a competitive commission and (ii) 3% of gross sales price.	1%

Distributions from Operations	N/A	1%

Liquidation Proceeds	See "Distribution from Sales" above.	1%

Loans to Partnership/Company	N/A	Interest rate must be lesser of actual rate available to Advisor or rate which would be charged by unaffiliated lender

Incentive Fees	Varies by amount and terms.	None

        Conclusion.    Based on the foregoing financial analyses, it is Houlihan Lokey's opinion that the consideration to be received by the BUC holders in connection with the merger is fair to the BUC holders from a financial point of view.

        Houlihan Lokey is a nationally recognized investment-banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The Special Committee selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analyses. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in the Partnership, the General Partner or America First Companies L.L.C. Furthermore, Houlihan Lokey has no agreement or understanding to provide additional services to America First Companies L.L.C., the Partnership or the Corporation beyond the scope of this fairness opinion. Houlihan Lokey does not make a market in the BUCs or in the publicly traded securities of any entity affiliated with America First Companies L.L.C.

        The Partnership has agreed to pay Houlihan Lokey a fee of $150,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion, including Houlihan Lokey's reasonable expenses of legal counsel. No portion of the fee was contingent upon approval or completion of the transactions discussed in this Consent Solicitation Statement/Prospectus. The Partnership has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

Conflicts of Interest

        Recommendation of the General Partner.    The General Partner has initiated and participated in the structuring of the merger. Although the General Partner believes the terms and conditions of the merger are fair to the BUC holders, it has substantial conflicts of interest with respect to making this determination. These conflicts of interest arise because the General Partner and the Advisor are each controlled by America First Companies L.L.C. and because America First Companies L.L.C., the General Partner and the Advisor have interests that are different from those of BUC holders. The following is a discussion of these conflicts of interest.

        First, the fees that we will pay to the Advisor will be based on the amount of our real estate assets and the acquisition of additional real estate assets. Because we expect to have a greater ability to issue additional equity securities than the Partnership and can use the net proceeds raised by issuing these equity securities to acquire more multifamily apartment complexes, it is likely that the total fees that we pay to the Advisor over time will exceed the total fees that the Partnership would pay to the General Partner pursuant to the Partnership Agreement with respect to its current portfolio of assets. In addition, the Partnership currently retains another affiliate of America First Companies L.L.C. to provide property management services for many of the multifamily apartment complexes it owns. We anticipate retaining this affiliate after the merger and also engaging it to provide property management services for some, if not all, of any additional multifamily apartment complexes we acquire after the merger. As a result, the fees earned by this property management affiliate of America First Companies L.L.C. could also increase as a result of the merger. In addition to the possible increase in the amount of each of these fees, the Advisor and the property management affiliate may earn these fees for a longer period of time as a result of the merger because the Corporation has a perpetual life while the Partnership has a fixed term.

        Second, upon consummation of the merger, the General Partner will receive 50,738 shares of our common stock in exchange for its General Partner interest in the Partnership. It is anticipated that the General Partner will be dissolved after the merger and that these shares will become the property of America First Companies L.L.C. Based on the closing sale price of $10.50 per BUC as of September 20, 2002, these shares would have an approximate fair market value of $532,749. This number of shares will equal 1% of the shares of our common stock to be outstanding immediately following the merger. The number of shares of our common stock to be issued to the General Partner is based on the provisions of the Partnership Agreement that allocate to the General Partner the right to receive 1% of the cash distributions made by the Partnership out of its Net Operating Income. The Partnership Agreement also provides for the allocation of distributions of Net Sale Proceeds and Liquidation Proceeds. Under the Partnership Agreement, no Net Sale Proceeds are paid to the General Partner and Liquidation Proceeds are paid to the General Partner only to the extent of its capital account. If the provisions relating to the distribution of Net Sale Proceeds or Liquidation Proceeds had been incorporated into the basis for the allocation of the merger consideration between the General Partner and BUC holders, the General Partner may have been entitled to receive less than 1% of the shares of our common stock to be outstanding immediately following the merger. Therefore, the General Partner had a conflict of interest in selecting the method for allocating the shares of our common stock issued in the merger between itself and the BUC holders. In addition, by virtue of the merger, the General Partner will be able to convert an illiquid general partner interest in the Partnership into a publicly-traded stock that will be listed for trading on the Nasdaq. Accordingly, the General Partner will be able to more easily convert the shares issued to it in the merger into cash than its general partner interest in the Partnership.

        Third, after the merger, our compensation committee will have the ability to make awards of stock options and dividend equivalency rights under our 2002 Stock Option Plan (see "MANAGEMENT OF THE CORPORATION—Stock Option Plan"). Awards may be made to any of our directors, officers and employees and also to employees of the Advisor and other affiliates of America First Companies L.L.C. that perform services for us. The Partnership does not have the ability to issue additional BUCs and does not maintain any type of employee benefit plan. Accordingly, if the merger is completed, America First Companies L.L.C. will have an additional method of compensating its employees that is not available to it now and which does not require any cash payments by it or result in any dilutions of the ownership of America First Companies L.L.C.

        Fourth, following the merger, the General Partner may be indemnified for acts or omissions occurring before the merger for which the General Partner and certain of its affiliates would not have been indemnified before the merger. Until the merger is consummated, the General Partner will continue to be accountable to the Partnership and BUC holders as a fiduciary. The Partnership Agreement provides that the Partnership will indemnify and hold harmless its General Partner and the General Partner's affiliates for any loss or liability, except for certain liabilities under federal or state securities laws, incurred by the General Partner, its affiliates or the Partnership by reason of any act performed or omitted to be performed in connection with the business of the Partnership, except in the case of fraud, bad faith, negligence, intentional misconduct or breach of fiduciary duty. Upon consummation of the merger, the Corporation will enter into indemnification agreements with the General Partner and its partners that will expand the rights to indemnification and exculpation currently held by the General Partner and their affiliates. Instead of eliminating rights to indemnification and exculpation in the case of negligence or breach of fiduciary duty to the Partnerships or any BUC holder, the General Partner and its partners will, following the merger, be entitled to indemnification and to be exculpated against liabilities to the Partnership and its BUC holders in all cases, except for breaches of duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or in any transaction in which the General Partner or one of its affiliates receives an improper personal benefit.

        Fifth, under Delaware law, the General Partner has unlimited liability for all debts and obligations of the Partnership if the Partnership's assets are insufficient to pay these debts and obligations. As the general partner of the General Partner, America First Companies L.L.C. indirectly would have unlimited liability for Partnership debts and obligations. After the merger, neither the General Partner nor America First Companies L.L.C. will have any ongoing liability for the debts or obligations of the Corporation because they will be stockholders of the Corporation rather than general partners of a partnership.

        Conflicts Occurring After the Merger.    In addition to the conflicts of interest affecting the recommendation by the General Partner that BUC holders approve the merger, the Advisor, America First Companies L.L.C. and their affiliates may face other conflicts of interest in connection with the ongoing operation of the Corporation after the merger. The following is a discussion of these conflicts of interest.

        First, the Advisor will be entitled to an Administrative Fee based on the purchase price of our real estate assets, including additional real estate assets we acquire after the merger. Likewise, the Advisor will be entitled to a Property Acquisition Fee based on the purchase price we pay for additional real estate assets. Accordingly, the Advisor may have an incentive to have us pay higher prices for newly-acquired real estate assets because the amount of fees it will earn under the Advisory Agreement will be greater.

        Second, because all of our executive officers and three of our directors are employed by America First Companies L.L.C., and have financial interests in America First Companies L.L.C., they will have a conflict of interest in determining whether to terminate or not renew the Advisory Agreement.

        Third, we will assume the existing agreements with an affiliate of America First Companies L.L.C. for the on-site management of the real estate assets we acquire from the Partnership, and we expect to engage this property management affiliate to manage any additional multifamily apartment complexes that we acquire after the merger. In addition, we may enter into additional business arrangements with America First Companies L.L.C. and its affiliates. The decision to retain affiliates of America First Companies L.L.C. to provide services to the Corporation may give rise to conflicts of interest between the Advisor and America First Companies L.L.C. and the Corporation due to the fact that these entities are under common control and because all of our executive officers and three of our directors are employed by America First Companies L.L.C., and have financial interests in America First Companies L.L.C. Any such relationships or transactions will require the approval of our board of directors, including a majority of the Independent Directors.

        Fourth, the Advisor and America First Companies L.L.C. (including officers, directors and/or partners for their own account or that of others) have formed and may in the future form other entities, some of which may engage in business that compete directly with us by acquiring for their own account real estate assets similar to those that we expect to acquire or which compete in the same market areas as properties that we own. Neither the Advisor nor America First Companies L.L.C. will be obligated to present us with all real estate investment opportunities that may be suitable for acquisition by us before they are acquired by other entities on whose account they may also be acting.

        Fifth, all of the directors and officers of the Advisor and the Corporation are engaged in other business activities to which they are required to devote a significant portion of their time. Accordingly, these individuals will have conflicts of interest in allocating management time, services and functions among the Corporation and these other businesses.

THE PARTNERSHIP

Business

        The Partnership is a Delaware limited partnership which was formed on March 7, 1996 for the purpose of acquiring, holding, operating, selling and otherwise dealing with multifamily apartment complexes and other types of commercial real estate and interests therein. The Partnership commenced operations in August 1996. At that time, it owned five apartment complexes and one office/warehouse facility that it acquired through a merger with the Original Partnership along with three tax exempt housing bonds that were secured by multifamily housing properties.

        The Partnership currently owns 15 multifamily apartment complexes and one office/warehouse facility. The Partnership intends to hold and operate its properties as long-term investments. In that regard, the Partnership's business strategies are to (i) maintain high occupancy and increase rental rates through effective leasing, reducing turnover rates and providing quality maintenance and services to maximize resident satisfaction, (ii) manage operating expenses and achieve cost reductions through operating efficiencies and economies of scale generally inherent in the management of a portfolio of multiple properties and (iii) emphasize regular programs of repairs, maintenance and property improvements to enhance the competitive advantage and value of its properties in their respective market areas.

        The amount of net cash flow generated by the properties owned by the Partnership is, in part, a function of rental and occupancy rates and operating expenses. The level of occupancy and rents that can be charged are directly affected by the supply of, and demand for, apartments or office/warehouse facilities in the market areas in which a property is located. This, in turn, is affected by several factors such as local or national economic conditions, the amount of new apartment or warehouse construction and interest rates on single-family mortgage loans. In addition, factors such as government regulation (such as zoning laws), inflation, real estate and other taxes, labor problems and natural disasters can affect the economic operations of a property. In each city in which the Partnership's properties are located, these properties compete with a substantial number of other income-producing real estate of the same types. Apartment complexes also compete with single-family housing that is either owned or leased by potential tenants. The principal method of competition is to offer competitive rental rates. The Partnership's properties also compete by emphasizing regular maintenance and property amenities.

        Since its inception, the Partnership has pursued a business plan of acquiring additional multifamily apartment complexes that meet its investment criteria. To date, the Partnership has acquired 10 additional properties. In general, the Partnership has focused its acquisition efforts on established multifamily properties in stable markets. In particular, the Partnership has sought out properties that it believes have the potential for increased revenues through more effective management. In connection with each potential property acquisition, the Partnership reviews many factors, including the following: (i) the location of the property; (ii) the construction quality, condition and design of the property; (iii) the current and projected cash flow generated by the property and the potential to increase cash flow through more effective management; (iv) the potential for capital appreciation of the property; (v) the potential for rental rate increases; (vi) the economic situation in the community in which the property is located and the potential changes thereto; (vii) the occupancy and rental rates at competing properties; and (viii) the potential for liquidity through financing or refinancing of the property or the ultimate sale of the property. The Partnership has the authority to own the existing office/warehouse facility that it acquired from the Original Partnership. However, the Partnership is not authorized to acquire any additional properties of this type.

        The Partnership has financed acquisitions of additional properties primarily through the refunding of the tax exempt bonds that it acquired from the Original Partnership or which were initially issued to fund the properties acquired from the Original Partnership. The Partnership borrowed approximately $70 million by refunding tax exempt bonds and issuing them to unaffiliated parties. In addition, the

Partnership has financed acquisitions of additional properties by assuming existing taxable or tax exempt mortgage debt on the additional properties and by selling existing properties and reinvesting the net proceeds from these sales.

Properties

        The following table sets forth certain information regarding the real estate assets owned by the Partnership:

Property Name	Location	Number of Units		Average Square Feet/Unit	Federal Tax Basis	2001 Annual Real Estate Tax Expense
Jackson Park Place	Fresno, California	296		822	$10,404,159	$152,297
Covey at Fox Valley	Aurora, Illinois	216		948	8,516,380	310,298
The Park at Fifty Eight	Chattanooga, Tennessee	196		876	3,017,197	99,398
Shelby Heights	Bristol, Tennessee	100		980	2,267,478	64,201
Coral Point	Mesa, Arizona	336		780	8,662,835	122,733
Park at Countryside	Port Orange, Florida	120		720	2,500,194	61,152
The Retreat	Atlanta, Georgia	226		855	7,852,151	145,680
Park Trace Apartments	Norcross, Georgia	260		806	10,649,185	156,599
Littlestone at Village Green	Gallatin, Tennessee	200		987	9,067,729	122,119
St. Andrews at Westwood Apartments	Orlando, Florida	259		836	14,180,222	246,431
The Hunt Apartments	Oklahoma City, Oklahoma	216		693	6,825,064	60,050
Greenbriar Apartments	Tulsa, Oklahoma	120		666	3,925,940	36,788
Oakwell Farms Apartments	Nashville, Tennessee	414		800	16,234,682	248,589
Oakhurst Apartments	Ocala, Florida	214		790	8,900,336	114,613
Belvedere Apartments	Naples, Florida	162		829	8,905,495	97,877

		3,335			$121,909,047	$2,038,825

The Exchange at Palm Bay	Palm Bay, Florida	72,002	(1)	n/a	2,713,910	51,273

					$124,622,957	$2,090,098

(1)
This is an office/warehouse facility. The figure represents square feet available for lease to tenants.

        On each property other than The Exchange at Palm Bay, depreciation is recognized on a straight-line basis over a useful life of 27 1/2 years, resulting in an annual depreciation rate of approximately 3.64%. The Exchange at Palm Bay is depreciated on a straight-line basis over a useful life of 31 1/2 years, resulting in an annual depreciation rate of approximately 3.17%. In the opinion of the General Partner, each of the properties is adequately covered by insurance.

        The average annual occupancy rate and average effective rental rate per unit for each of the Partnership's properties for each of the last five years are listed in the following table:

	1997		1998		1999		2000	2001
Jackson Park Place
Average Occupancy Rate	93%		97%		99%		99%	99%
Average Effective Annual Rental Per Unit	$5,631		$5,891		$6,219		$6,369	$6,711
Covey at Fox Valley
Average Occupancy Rate	94%		95%		98%		97%	94%
Average Effective Annual Rental Per Unit	$8,691		$8,721		$9,406		$9,569	$9,918
The Park at Fifty-Eight
Average Occupancy Rate	97%		95%		96%		93%	87%
Average Effective Annual Rental Per Unit	$4,880		$4,940		$5,236		$5,165	$4,596
Shelby Heights
Average Occupancy Rate	92%		95%		93%		97%	95%
Average Effective Annual Rental Per Unit	$5,649		$5,814		$5,663		$6,132	$6,097
Coral Point
Average Occupancy Rate	94%		96%		94%		94%	93%
Average Effective Annual Rental Per Unit	$5,966		$6,157		$6,130		$6,244	$6,262
Park at Countryside
Average Occupancy Rate	97%		98%		99%		98%	96%
Average Effective Annual Rental Per Unit	$6,086		$6,426		$6,725		$6,867	$6,855
The Retreat
Average Occupancy Rate	94	%(1)	97%		97%		99%	97%
Average Effective Annual Rental Per Unit	$6,403		$7,044		$7,233		$7,587	$7,722
Park Trace Apartments
Average Occupancy Rate	86	%(2)	93%		96%		99%	97%
Average Effective Annual Rental Per Unit	$6,717		$6,953		$7,353		$7,914	$8,088
Littlestone at Village Green
Average Occupancy Rate	N/A		93	%(3)	94%		91%	93%
Average Effective Annual Rental Per Unit	N/A		$7,548		$7,286		$6,847	$7,031
St. Andrews at Westwood Apartments
Average Occupancy Rate	N/A		96	%(4)	95%		96%	94%
Average Effective Annual Rental Per Unit	N/A		$7,790		$7,816		$8,020	$7,798
The Hunt Apartments
Average Occupancy Rate	N/A		96	%(5)	98%		99%	98%
Average Effective Annual Rental Per Unit	N/A		$5,376		$5,274		$5,505	$5,715
Greenbriar Apartments
Average Occupancy Rate	N/A		96	%(5)	96%		95%	95%
Average Effective Annual Rental Per Unit	N/A		$5,825		$5,755		$5,744	$5,875
Oakwell Farms Apartments
Average Occupancy Rate	N/A		N/A		96	%(6)	92%	93%
Average Effective Annual Rental Per Unit	N/A		N/A		$6,568		$6,519	$6,339

Oakhurst Apartments
Average Occupancy Rate	N/A	N/A	N/A	97	%(7)	96%
Average Effective Annual Rental Per Unit	N/A	N/A	N/A	$6,402		$6,426
Belvedere Apartments
Average Occupancy Rate	N/A	N/A	N/A	98	%(7)	99%
Average Effective Annual Rental Per Unit	N/A	N/A	N/A	$8,629		$8,658
The Exchange at Palm Bay
Average Occupancy Rate	65%	80%	63%	79%		93%
Average Effective Annual Rental Per Sq. Ft.	$5.85	$8.39	$7.77	$8.51		$9.59

(1)
Based on information from April 10, 1997, the date of acquisition, through December 31, 1997.

(2)
Based on information from October 24, 1997, the date of acquisition, through December 31, 1997.

(3)
Based on information from September 30, 1998, the date of acquisition, through December 31, 1998.

(4)
Based on information from September 18, 1998, the date of acquisition, through December 31, 1998.

(5)
Occupancy rate at December 31, 1998. (Property was acquired on December 17, 1998)

(6)
Based on information from April 27, 1999, the date of acquisition, through December 31, 1999.

(7)
Occupancy rate at December 31, 2000. (Property was acquired on December 6, 2000.)

        The General Partner believes that each of the Partnership's properties is in compliance in all material respects with federal, state and local regulations regarding hazardous waste and other environmental matters and the General Partner is not aware of any environmental contamination at any of such properties that would require any material capital expenditure by the Partnership for the remediation of environmental contamination at any of these properties.

        The following table sets forth information relating to the mortgage indebtedness secured by the Partnership's multifamily apartment complexes.

Property Securing Loan	Effective Interest Rate	Final Maturity Date	Payment and Prepayment or Redemption Terms	Annual Payments	Carrying Amount
Tax-Exempt Bonds Payable:
The Park at Fifty Eight	6.65%	03/01/2021	semiannual payments of principal and/or interest are due each March 1 and September 1. Prepayable at par + 1% in March 2006.	range from $224,000 to $228,000	$2,455,000

Shelby Heights and Park at Countryside	6.10%		03/01/2022	semiannual payments of principal and/or interest are due each March 1 and September 1. Prepayable at par + 1% in March 2007.	range from $266,000 to $276,000	3,155,000
Covey at Fox Valley and Park Trace Apartments	5.30%		11/01/2007	semiannual payments of interest are due each May 1 and November 1 Prepayable at par + 1% in March 2006. Prepayable at par in March 2007.	$658,000	12,410,000
Jackson Park Place	5.80%		12/01/2007	monthly payment of principal and interest are due the 1st of each month. Prepayable at par in November 2007.	$611,901	8,031,088
Coral Point and St. Andrews at Westwood Apartments	4.96%		03/01/2008	semiannual payments of interest are due each March 1 and September 1. Prepayable at par + 1% in March 2006.	$650,033	13,090,000
The Hunt Apartments	3.23%	(1)	07/01/2004	semiannual payments of interest are due each Jan. 1 and July 1. Prepayable at anytime.	interest only	6,930,000
Greenbriar Apartments	3.23%	(1)	07/01/2004	semiannual payments of interest are due each Jan. 1 and July 1. Prepayable at anytime.	interest only	3,980,000

Oakhurst Apartments	4.50%	(2)	12/01/2007	semiannual payments of interest are due each June 1 and Dec. 1. Prepayable at par in December 2003.	interest only	5,300,000
Belvedere Apartments	4.50%	(2)	12/01/2007	semiannual payments of interest are due each June 1 and Dec. 1. Prepayable at par in December 2003.	interest only	4,800,000
Exchange at Palm Bay	4.50%	(2)	11/01/2010	monthly payments of principal and interest are due the 25th of each month. Prepayable at par in December 2005.	$498,517	5,425,110

						65,576,198
Mortgage Notes Payable:
Littlestone at Village Green	7.68%		09/15/2005	monthly payment of principal and interest are due the 15th of each month. Prepayment allowed with 30 day notice and premium.	$542,921	5,383,047
Oakwell Farms Apartments	6.935%		05/01/2009	monthly payment of principal and interest are due the 1st of each month. Prepayment allowed with 30 day notice and premium.	$1,029,088	12,610,414

						17,993,461

Balance at December 31, 2001						$83,569,659

(1)
Bonds are subject to interest rate swap agreements. The effective floating interest rates under these agreements averaged 3.23% per annum for the year ended December 31, 2001. Bonds are also collateralized by cash equivalents totaling $1,837,000.

(2)
Bonds are subject to interest rate swap agreements under which the interest rates are fixed at 4.50% per annum through December 2004.

Legal Proceedings

        There are no material pending legal proceedings to which the Partnership is a party or to which any of its property is subject.

Management of the Partnership

        The Partnership has no directors or officers of its own. Management of the Partnership is conducted by the General Partner through its general partner, America First Companies L.L.C. The following individuals are managers and executive officers of America First Companies L.L.C. As such, these individuals are responsible for the management of the Partnership and for the initiation and structuring of the merger proposal.

Name	Position Held
Michael B. Yanney	Chairman of the Board and Manager
Lisa Y. Roskens	President, Chief Executive Officer and Manager
Mark A. Hiatt	Vice President, Chief Financial Officer, Secretary and Treasurer
Alan Baer	Manager
Mariann Byerwalter	Manager
George H. Krauss	Manager
Martin Massengale	Manager
Gail Walling Yanney	Manager
Clayton K. Yeutter	Manager

        As officers and managers of America First Companies L.L.C., each of these individuals also manage America First Tax Exempt Investors, L.P. and America First Real Estate Investment Partners, L.P., each of which is a public limited partnership. The Independent Managers (using the definition of independence used for directors of companies with securities listed on the Nasdaq) of America First Companies L.L.C., are Mariann Byerwalter, Martin Massengale and Clayton K. Yeutter.

        Michael B. Yanney, age 68, has served as the Chairman of America First Companies L.L.C. and its predecessors since 1984 and as Chief Executive Officer from 1984 until 2001. America First Companies L.L.C. is a diversified financial services firm located in Omaha, Nebraska that manages public investment funds which have raised over $1.5 billion. From 1977 until the organization of America First Companies L.L.C., Mr. Yanney was principally engaged in the ownership and management of commercial banks. From 1961 to 1977, Mr. Yanney was employed by Omaha National Bank and Omaha National Corporation (now part of U.S. Bank, N.A.), where he held various positions, including the position of Executive Vice President and Treasurer of the holding company. Mr. Yanney also serves as a member of the boards of directors of Burlington Northern Santa Fe Corporation, RCN Corporation, Level 3 Communications, Inc., Forest Oil Corporation, Magnum Resources, Inc. and Rio Grande Medical Technologies, Inc.

        Lisa Y. Roskens, age 36, serves as President and Chief Executive Officer of America First Companies L.L.C. Ms. Roskens has served as the President of America First Companies L.L.C. since 2000, and she served as Chief Operating Officer of America First Companies L.L.C. from 2000 to 2001. From 1999 to 2000, Ms. Roskens served as Managing Director of Twin Compass, LLC, a consulting firm involved in process re-engineering and business development planning. From 1997 to 1998, Ms. Roskens was the Director Business Development, and from 1998 to 1999, the Director Field Services Development, of Inacom Corporation. From 1995 to 1997, Ms. Roskens was the Finance Director for the Hagel for Nebraska U.S. Senate campaign. From 1992 to 1995, Ms. Roskens worked for the law firm of Kutak Rock LLP as a Litigation Associate. Ms. Roskens serves as a member of the Brownell-Talbot Preparatory School Board of Trustees, the University of Nebraska at Omaha Maverick Council, the Yanney Heritage Park Foundation Board, the West YMCA Board of Management, the Joslyn Art Museum board of directors, and the Sandhills Political Action Committee Steering Committee. Ms. Roskens also serves in an advisory role to the Friends of the McGoogan Library of Medicine. Ms. Roskens is the daughter of Michael B. Yanney and Gail Walling Yanney.

        Mark A. Hiatt, 42, is Chief Financial Officer of America First Companies L.L.C., a position he has held since 2001. From 1992 to 2001, he was Chief Operating Officer for America First Properties Management Company, L.L.C., an America First Companies L.L.C. subsidiary engaged in the management of multifamily and commercial real estate. Mr. Hiatt was an Asset Manager for America First Companies L.L.C. from 1989 to 1992 and a fund accountant from 1987 to 1989. From 1984 to 1987, he was Director of Finance for J.L. Brandeis & Sons, an Omaha-based department store chain, and from 1982 to 1984, he was a senior accountant with Arthur Andersen & Co. Mr. Hiatt has a Bachelor of Arts in Accounting and in Finance from Hastings College in Hastings, Nebraska and is a Certified Public Accountant.

        Alan Baer, age 79, is presently Chairman of Alan Baer & Associates, Inc., a management company located in Omaha, Nebraska. He is also Chairman of Lancer Hockey, Inc., Baer Travel Services, Wessan Telemarketing, Total Security Systems, Inc. and several other businesses. Mr. Baer is the former Chairman and Chief Executive Officer of the Brandeis Department Store chain, one of the largest retailers in the Midwest. His experience in retail spans over 40 years. He has owned and operated a discount chain of outlet stores, two shopping centers and several other retail enterprises along with a number of other successful business ventures. Mr. Baer has owned and served on the boards of directors of several banks in Nebraska and Illinois. He is the President of the Alan and Marcia Baer Foundation and also serves on the board of directors of the National Counsel of Christians and Jews, Mid-America Council Boy Scouts of America and the Boys Club of Omaha.

        Mariann Byerwalter, age 42, is Chairman of JDN Corporate Advisory LLC. From 1996 until 2001, Ms. Byerwalter was Vice President for Business Affairs and Chief Financial Officer of Stanford University. Ms. Byerwalter was Executive Vice President of America First Eureka Holdings, Inc. ("AFEH") and EurekaBank from 1988 to January 1996. Ms. Byerwalter was Chief Financial Officer and Chief Operating officer of AFEH and Chief Financial Officer of EurekaBank from 1993 to January 1996. She was the Chair of the Asset/Liability, Liability Pricing and Asset Planning Committees from 1993 to 1996. Ms. Byerwalter remained on the EurekaBank board of directors and the Asset/Liability Committee until the company's sale in 1998. She was an officer of BankAmerica Corporation and its venture capital subsidiary from 1984 to 1987. She served as Vice President and Executive Assistant to the President of Bank of America and was a Vice President in the bank's Corporate Planning and Development Department, managing several acquisitions and divestitures representing a total purchase price of over $100 million with assets aggregating more than $5.0 billion. She was on the Stanford University Board of Trustees from 1992 to 1996. In addition to the America First Companies L.L.C. board of managers, Ms. Byerwalter serves as a director of SchwabFunds, LookSmart, Inc., Redwood Trust, Inc., SRI International, the PMI Group, Inc., the Stanford Hospital and Clinic and the Lucile Packard Children's Hospital.

        George H. Krauss, age 60, has been a consultant to America First Companies L.L.C. since 1996. He served from 1983 to 1993 as the presiding partner of, and he is currently of counsel to, the law firm of Kutak Rock LLP. Mr. Krauss has been a member of Kutak Rock LLP since 1972 and has extensive experience in the corporate, merger and acquisition, and regulatory areas of the firm's practice. In addition to his legal education, Mr. Krauss has a Masters of Business Administration and is a registered Professional Engineer. Mr. Krauss has served on the boards of directors of numerous companies. He is currently a member of the boards of directors of Gateway, Inc., America First Mortgage Investments, Inc., and West Corporation.

        Martin A. Massengale, age 68, is President Emeritus of the University of Nebraska, Director of The Center for Grassland Studies and a Foundation Distinguished Professor. Prior to becoming President in 1991, he served as interim President from 1989, as Chancellor of the University of Nebraska-Lincoln from 1981 until 1991 and as Vice Chancellor for Agriculture and Natural Resources from 1976 to 1981. Prior to that time, he was a professor and associate dean of the College of Agriculture at the

University of Arizona. Dr. Massengale also serves on the boards of directors of Lincoln Insurance Group, Inc., LIG, Inc. and Woodmen Accident and Life Company.

        Gail Walling Yanney, age 66, is a retired physician. Dr. Yanney practiced anesthesia and was the Executive Director of the Clarkson Foundation until October of 1995. In addition, she was a director of FirsTier Bank, N.A., Omaha, Nebraska prior to its merger with First Bank N.A. Ms. Yanney is the wife of Michael B. Yanney and the mother of Lisa Y. Roskens.

        Clayton K. Yeutter, age 71, is of counsel to Hogan & Hartson, a Washington law firm. From 1978 to 1985 he served as the President and Chief Executive Officer of the Chicago Mercantile Exchange. Mr. Yeutter served as the U.S. Secretary of Agriculture from 1989 to 1991, and has served in cabinet and sub-cabinet posts under four U.S. Presidents. Mr. Yeutter currently serves on the boards of directors of Caterpillar, Inc., Crop Solution, Inc., Oppenheimer Funds and Weyerhauser Corporation.

Voting Securities and Beneficial Ownership Thereof by Principal BUC Holders, Managers and Executive Officers

        On the Record Date, a total of 5,023,067 BUCs were issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of BUCs by each manager and executive officers of America First Companies L.L.C. and by all managers and executive officers of America First Companies L.L.C. as a group. The General Partner is not aware of any person beneficially owning more than 5% of the outstanding BUCs. Each BUC holder has sole voting and investment power over the BUCs he or she beneficially owns, and all such BUCs are owned directly by the individual or their spouse unless otherwise indicated.

Name	Number of BUCs		Percent of Class
Managers and Executive Officers
Michael Yanney, Chairman of the Board	11,100	(1)	*
Lisa Y. Roskens, President, Chief Executive Officer and Manager	—		—
Mark A. Hiatt, Vice President, Chief Financial Officer, Secretary and Treasurer	240		*
Alan Baer, Manager	—		—
Marianne Byerwalter, Manager	—		—
George H. Krauss, Manager	80,300		1.6
Martin Massengale, Manager	—		—
Gail Walling Yanney, Manager	—		—
Clayton K. Yeutter, Manager	—		—
All executive officers and directors as a group (9 persons)	91,640		1.8

*
Represents less than 1% of the outstanding BUCs.

(1)
All of which are owned of record by Torrey Lake Remainder Trust, which has as its beneficiary an entity controlled by Mr. Yanney.

Market for the BUCs and Related BUC Holder Matters

        Market Information.    The BUCs trade on the Nasdaq under the trading symbol "APROZ." The following table sets forth the high and low final sale prices for the BUCs for each quarterly period from January 1, 2000 through September 20, 2002:

2000	High	Low
1st Quarter	$9.25	$7.88
2nd Quarter	$10.63	$8.13
3rd Quarter	$10.38	$9.25
4th Quarter	$10.19	$9.00
2001	High	Low
1st Quarter	$10.56	$9.03
2nd Quarter	$11.01	$10.20
3rd Quarter	$11.94	$10.05
4th Quarter	$12.00	$10.31
2002	High	Low
1st Quarter	$12.10	$10.75
2nd Quarter	$11.94	$10.76
3rd Quarter (through September 20)	$11.54	$9.50

        On September 20, 2002, the date prior to the date of the Consent Solicitation Statement/Prospectus, the high and low sale prices of the BUCs were $10.95 and $10.50 per BUC, respectively.

        BUC Holders.    The approximate number of holders of the BUCs on the Record Date was 2,320.

        Distributions.    Cash distributions are being made on a quarterly basis. Total cash distributions of $4,576,740 ($0.90 per BUC) and $4,771,915 ($0.95 per BUC) were paid or accrued to BUC holders during the fiscal years ended December 31, 2000 and December 31, 2001, respectively, and total cash distributions of 2,511,534 ($0.50 per BUC) were paid or accrued to BUC holders during the six months ended June 30, 2002.

THE CORPORATION

General

        The Corporation will be a newly-organized, externally-advised Maryland corporation which expects to elect and qualify as a REIT for federal tax purposes. The Corporation will not begin business operations until the merger is completed with the Partnership. Accordingly, the Corporation has only nominal assets at this time. We raised a small amount of initial capital through the issuance of 100 shares of our common stock to America First Companies L.L.C. See "Financial Statements."

Operating and Acquisition Strategies

        Like the Partnership, the Corporation's business strategy will be to acquire, own and operate multifamily apartment complexes as long-term investments. Our goal will be to generate increasing amounts of net rental income from these properties that will allow us to increase dividends paid on our common stock. We will seek to increase our net rental income over time by effectively managing the multifamily apartment complexes that we will acquire from the Partnership in the merger and by acquiring additional apartment properties that we expect to generate net rental income that exceeds the additional cost of financing these acquisitions. We may sell real estate assets from time to time. In general, however, we expect to reinvest the net proceeds we receive from the sale of properties rather than to distribute the net sale proceeds as dividends to our stockholders. Unlike the Partnership, we will have the greater flexibility to take advantage of opportunities to acquire and finance additional multifamily apartment complexes meeting our investment criteria. The Corporation will be positioned to extend the business plan and investment methods and policies of the Partnership in a manner intended to encourage growth, increase earnings and distributions and enhance the value of BUC holders' investments.

        As a result of the merger, the assets and liabilities of the Partnership, including 15 multifamily apartment complexes and an office/warehouse facility, will become our assets and liabilities. Information relating to these properties is set forth under "THE PARTNERSHIP—Business and —Properties." Following the merger, we intend to continue to own and operate the real estate assets now owned by the Partnership and to continue the Partnership's policies with respect to the operation and management of these properties. These policies include (i) seeking to maintain high occupancy and rental rates through effective leasing and maintenance of resident satisfaction, (ii) controlling property operating expenses by taking advantage of operating efficiencies and economies of scale inherent in the management of a portfolio of multiple properties and (iii) emphasizing regular programs of repairs, maintenance and property improvements to enhance the competitive advantage and value of the properties in their respective markets. We do not have any present plans for major renovation, improvement or development activities for any of the properties to be acquired from the Partnership in the merger.

        We also intend to acquire additional multifamily apartment complexes that meet our investment criteria. In general, we will focus our acquisition efforts on established multifamily properties in stable markets. In particular, we will seek out properties that we believe have the potential for increased revenues through more effective management. In connection with each potential property acquisition, the Advisor will review a number of factors, including the following: (i) the location of the property; (ii) the construction quality, condition and design of the property; (iii) the current and projected cash flow generated by the property and the potential to increase cash flow through more effective management; (iv) the potential for capital appreciation of the property; (v) the potential for rental rate increases; (vi) the economic situation in the community in which the property is located and the potential changes thereto; (vii) the occupancy and rental rates at competing properties; and (viii) the potential for liquidity through financing or refinancing of the property or the ultimate sale of the property. We intend to focus our acquisition efforts in the Southern United States, but we may acquire additional multifamily apartment complexes in any of the contiguous 48 states. While we will acquire the existing office/warehouse facility that is now owned by the Partnership, we do not expect to acquire any additional properties of this type. We do not have a specific limitation on the percentage of our assets that may be invested in any single property.

        In addition to seeking to create a larger portfolio of multifamily apartment complexes, we will continue the Partnership's policy of seeking to hold a more homogeneous asset portfolio. We may do this by selling one or more properties which are inconsistent with the nature of the overall portfolio and reinvesting the net sale proceeds in new properties. For example, it may be beneficial to sell the office/warehouse facility and purchase an additional apartment complex. We may also determine that it would be beneficial to sell an apartment complex that is located in a different geographic area from other properties in our portfolio and acquire a new property that is located in the same geographic area. This may allow us to realize greater economies of scale by sharing services with other properties in the same area.

        The multifamily apartment complexes that we acquire from the Partnership as a result of the merger, and any additional multifamily apartment complexes that we may acquire after the merger will compete with a substantial number of other rental residential properties, including other multifamily apartment complexes, in the cities in which they are located. Our multifamily apartment properties will also compete for tenants with single-family housing. Our principal method of competing will be to offer competitive rental rates. We also plan to compete by emphasizing regular maintenance and property amenities. In addition to competing for tenants for our multifamily apartment complexes, we will compete with other companies, including other REITs, for the acquisition of additional apartment complexes. In some cases, other potential purchasers of an apartment complex may have greater financial and other resources than us and, as a result, may be able to offer better terms to the seller.

        We may also invest in mortgages or mortgage-backed securities or in the securities issued by other REITS or real estate companies. In all cases our investments will be made in a manner to maintain our status as a REIT and to ensure that we are not subject to registration as an investment company under the Investment Company Act of 1940. We will not (i) make loans to any person or entity, other than to subsidiaries that may hold title to one or more of our real estate assets, (ii) invest in the securities of other issuers for the purpose of exercising control or (iii) underwrite the securities of other issuers. Any changes to our operating or investment policies may only be made by a majority of our Board of Directors, including a majority of our Independent Directors.

Financing Strategies

        We will have the authority to finance the acquisition of additional real estate in a variety of manners, including raising additional equity capital. Unlike the Partnership, the Corporation will have the ability to raise additional equity capital through the issuance of additional stock. The Partnership Agreement does not allow the Partnership to sell additional BUCs. This means that the only way the Partnership could finance the acquisition of additional real estate is to borrow money. The Corporation will have the ability to sell additional capital stock. These may be shares of our common stock or shares of one or more classes of preferred stock. Any shares of common stock we issue will have the same rights and privileges as the common stock to be issued to BUC holders as a result of the merger. Shares of preferred stock, if any, would have rights and privileges different from our common stock, which may include preferential rights to receive dividends. At this time, we have not authorized any shares of preferred stock and have no plans to do so.

        If we decide to sell shares of our capital stock, we may do so in a number of different manners, including a rights offering directly to our existing stockholders, an underwritten public offering or in a private placement negotiated with a small number of investors. We may also issue shares of common or preferred stock to the owners of multifamily apartment complexes that we acquire as full or partial consideration for the acquisition of these properties. Although the Corporation will have the authority to issue additional shares of its capital stock after the merger, we have not entered into any underwriting agreements or other arrangements to do so. We cannot assure you that we will be able to raise any additional equity capital after the merger.

        In addition to the funds that we may raise through the issuance of additional equity capital, we will also be able to borrow money in a variety of manners in order to acquire additional real estate. Borrowings to acquire additional properties would generally be in the form of taxable or tax exempt mortgage loans secured by the acquired properties. The amount of debt we incur is not limited by our Charter or otherwise. However, as a practical matter, our ability to borrow additional money after the merger will be limited if we are not able to issue additional capital stock in order to increase our equity. As a general matter, we do not intend to use second mortgages on our properties. However, we are not prohibited from doing so.

        Upon completion of the merger, we will assume the Partnership's outstanding mortgage indebtedness of approximately $83.6 million. Of this total mortgage debt, approximately $65.6 million is tax exempt mortgage debt. Properties financed by tax exempt mortgage debt are subject to numerous restrictive covenants, including a requirement that a percentage of the apartment units in each such property be occupied by residents whose income does not exceed a percentage of the median income for the area in which the property is located. These covenants generally remain in effect for up to 15 years after the issuance of the tax exempt bonds. Because of these restrictions, it is possible that the rents charged by these properties may be lowered, or rent increases foregone, in order to attract enough residents meeting the income requirements. In the event that such requirements are not met, interest on mortgage debt could become subject to federal and state income tax, which would result in either an increase in the interest rate paid by the property owner or an early termination of the loan that would force the property owner to obtain alternative financing. Alternative financing, if available, would generally be expected to be provided by taxable borrowings and, therefore, would be at higher interest rates than the original tax exempt mortgage loan on the property. If alternative financing were not available, the property owner may be forced to sell the property or could lose the property in foreclosure.

        We may also use some of our current cash flow to partially finance the acquisition of additional multifamily apartment complexes, but we do not intend to use current cash flow as a primary method of financing these acquisitions and do not intend to reduce dividend levels in order to finance property acquisitions. Therefore, in order to maintain dividends at rates comparable to the distribution rate paid by the Partnership, we will have to rely almost entirely on obtaining additional equity and debt financing for acquisitions of additional multifamily apartment complexes.

Distribution Policy

        Following the merger, we expect to declare and pay dividends on our common stock on a quarterly basis. The amount of dividends that we pay will be determined by our board of directors in their sole discretion, and will depend on a number of factors, including the amount of cash we have available for distribution, our financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the board of directors deems relevant. As long as the amount of cash generated from the operations of the existing multifamily apartment properties we acquire from the Partnership in the merger continues at or close to current levels, we expect to pay dividends on our common stock that are comparable to the distributions currently being paid by the Partnership to the BUC holders. If we are able to increase the amount of cash generated from the operation of our multifamily apartment complexes, either through the acquisition of additional properties or through improvements in the performance of existing properties, we expect to increase the dividends that we pay on our common stock. The economic performance of our multifamily apartment complexes will depend on many factors and could decline in the future.

Therefore, as with the Partnership, we cannot assure you that we will be able to continue to pay dividends at levels comparable to the distributions currently paid by the Partnership or at any particular level.

        While we may use some of our current cash flow to partially finance acquisitions of additional multifamily apartment complexes, we do not intend to use current cash flow as a principal method of financing these acquisitions and do not intend to reduce dividend levels in order to finance property acquisitions. If we finance the acquisition of additional multifamily apartment complexes with debt and the additional properties fail to generate revenues that are sufficient to offset the costs associated with this additional borrowing, we may have to reduce dividends.

        We have not adopted a policy establishing a minimum percentage of our available cash in any period that we must pay as dividends, and we do not expect to adopt such a policy. However, as a REIT, we will be required to make annual distributions to our stockholders equal to at least 90% of our annual taxable income (excluding net capital gains). In the event that cash available for distribution is insufficient to met the distribution requirements for a REIT, we could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distribution required to retain our REIT status. You should note that our taxable income will not necessarily equal our net income calculated in accordance with GAAP. In addition, because taxable income is reduced by various non-cash items such as depreciation and amortization, it will be less than the amount of cash generated from the operation of our multifamily apartment properties.

MANAGEMENT OF THE CORPORATION

        Our board of directors will direct the management of our business and affairs but will retain the Advisor to manage various aspects of our day-to-day business operations. Among other things, our board of directors intends to delegate to the Advisor the responsibilities with respect to overseeing our portfolio of real estate assets and decisions relating to the acquisition or disposition of these assets. See "The Advisor" below.

        Initially, the board of directors will be comprised of seven directors, four of whom will be Independent Directors. George V. Janzen, Gregor Medinger, John Miller and Steven W. Seline are the initial Independent Directors. All of the initial directors have been designated by the General Partner. Under our Charter, the seven-member board of directors will be divided into three classes. The Class I directors are Michael B. Yanney and Gregor Medinger. The Class II directors are George H. Krauss and Steven W. Seline. The Class III directors are Lisa Y. Roskens, George V. Janzen and John Miller. The term of the initial Class I directors will terminate on the date of the 2003 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 2004 annual meeting of stockholders; and the term of the initial Class III directors will terminate on the date of the 2005 annual meeting of stockholders. At each annual meeting of stockholders, directors of the class to be elected shall be elected for a three-year term. Directors will hold office until the annual meeting for the year in which their terms expire and until their successors shall be elected and qualify.

Directors and Executive Officers of the Corporation

        The following persons serve as the Corporation's directors and executive officers:

Name	Position Held
Michael B. Yanney	Chairman of the Board and Director
Lisa Y. Roskens	President, Chief Executive Officer and Director
Mark A. Hiatt	Vice President, Chief Financial Officer, Treasurer and Secretary
George V. Janzen	Director
George H. Krauss	Director
Gregor Medinger	Director
John Miller	Director
Steven W. Seline	Director

        Biographical information for Michael B. Yanney, Lisa Y. Roskens, Mark A. Hiatt and George H. Krauss is set forth under "THE PARTNERSHIP—Management of the Partnership." Mr. Yanney and Ms. Roskens may be considered as promoters of the Corporation.

        George V. Janzen, 73, will serve as Director of the Corporation. He has been an independent investment consultant since 1990. From 1993 to 1995, Mr. Janzen served as a director of America First REIT, Inc. Mr. Janzen served as Fund President of the America First Tax Exempt Mortgage Fund from 1985 until 1990. From 1966 to 1977, he was President and Chief Executive Officer of Southwest National Bank of El Paso and its successor, First City National Bank of El Paso. From 1977 to 1985, Mr. Janzen was engaged in the management of his personal investments.

        Gregor Medinger, 58, will serve as Director of the Corporation. He is President of HBV Capital Markets, Inc., New York, New York, and has been with that company for 14 years. From 1971 to 1980, he worked for Banque Worms, a French merchant bank, concentrating in cross-border mergers and acquisitions. From 1969 to 1971, Mr. Medinger worked in the International Department of Bankers Trust. Mr. Medinger has extensive experience in the investment banking field, he has worked on a variety of transactions ranging from initial public offerings of companies from emerging markets to cross-border leveraged buyouts to dual currency bonds. Gregor Medinger also headed the tax exempt financings that HBV Capital has done in the last ten years. Mr. Medinger has a law degree from the University of Vienna.

        John Miller, 69, will serve as Director of the Corporation. Mr. Miller has worked as a litigation mediator and arbitrator on a part-time basis since 1984. From 1971 to 1984, he was a litigation partner at Miller and Rowen, a law firm in Omaha, Nebraska. From 1958 to 1971, he worked as a litigation trial attorney for Eisenstatt Lay Higgins and Miller, another Omaha law firm. Mr. Miller has a Bachelor of Science degree from Creighton University and a law degree from Creighton Law School, both in Omaha, Nebraska.

        Steven W. Seline, 49, will serve as Director of the Corporation. Mr. Seline is Vice-Chairman of Waitt Media, Inc., as well as Vice-Chairman of various affiliates and subsidiaries of Waitt Media, including Waitt Outdoor LLC, Waitt Broadcasting LLC and Waitt Radio, Inc. He has worked for Waitt Media since 1998. From 1979 to 1998, he practiced law with the firm of Kutak Rock LLP in Omaha, Nebraska. Mr. Seline has serves as a director of Election System & Software and of McCarthy & Co. Mr. Seline has a Bachelor of Science in Economics degree from the University of Nebraska at Omaha and a law degree from Creighton University.

Committees of the Board of Directors

        Audit Committee.    The functions performed by the audit committee of our board of directors include reviewing periodically with our independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the year-end financials and the SEC Form 10-K prior to its filing, reviewing quarterly financial results prior to their release to the public and reviewing fees charged by our independent auditors. In addition, our audit committee is charged with the review and oversight of transactions between us and any of our directors, officers, holders of 5% or more of our common stock or any affiliates. At the discretion of our board of directors, members of the audit committee may receive additional compensation for serving on such committee. Our Bylaws require that the entire audit committee be comprised of Independent Directors. The audit committee currently consists of Messrs. Janzen, Miller and Seline.

        Compensation Committee.    The compensation committee of our board of directors consists of Messrs. Medinger and Miller. The duties of the compensation committee include determining the compensation of our executive officers and administering our 2002 Stock Option Plan. Our Bylaws require that a majority of the members of the compensation committee be Independent Directors. At the discretion of the board of directors, members of the compensation committee may receive additional compensation for serving on such committee.

Executive Compensation

        Our executive officers will not receive any cash compensation for serving as our executive officers. Each of our executive officers are also executive officers of America First Companies L.L.C. and will be paid by America First Companies L.L.C. Under the terms of the Advisory Agreement, we will not reimburse the Advisor or America First Companies L.L.C. for the allocable compensation of our executive officers if they are also executive officers of America First Companies L.L.C.

        Each of our executive officers will be eligible to receive grants of stock options and dividend equivalency rights under our 2002 Stock Option Plan. See "Stock Option Plan."

Compensation of Directors

        We may pay reasonable fees to our Independent Directors for serving on our Board of Directors. These may consist of an annual retainer and fees for attending meetings of the Board and its committees. The amount of these fees will be set from time to time by the Board of Directors and may be payable in cash or shares of our common stock. Other directors will not be paid any fees for serving as a member of the board. However, we will reimburse all directors for travel and other out-of-pocket expenses they incur in connection with attending meetings of the Board or its committees. In addition, directors may be granted options and dividend equivalency rights under our 2002 Stock Option Plan.

Stock Option Plan

        We have adopted our 2002 Stock Option Plan to attract and retain employees, officers, directors and other persons expected to provide us with significant services (including the employees, officers and directors of the Advisor and America First Companies L.L.C.) and to provide them with an incentive to use their best efforts to advance the interests of the Corporation and our stockholders by affording them a financial interest in the Corporation that aligns their interest with those of our stockholders.

        Our 2002 Stock Option Plan will provide the compensation committee of our board of directors with the discretion to grant incentive stock options which meet the requirements of Section 422 of the Code, non-qualified stock options and dividend equivalency rights ("DERs"). Incentive stock options and DERs may be granted to our officers and employees and non-qualified stock options and DERs may be granted to officers, directors and employees of the Corporation, the Advisor and other persons expected to provide significant services (of a type expressly approved by the compensation committee as covered services for these purposes) to us. The exercise price for any option granted under the 2002 Stock Option Plan may not be less than 100% of the fair market value of the shares of our common stock at the time the option is granted. The compensation committee will determine the eligibility of employees, officers, directors and others expected to provide significant services to us based on, among other factors, the position and responsibilities of such individuals, the nature and value to the Corporation of such individuals' accomplishments and the potential contribution to our success.

        Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the optionees under the 2002 Stock Option Plan will be authorized to purchase an aggregate of 750,000 shares of our common stock. The shares issued upon exercise of an option may be either authorized but unissued shares, treasury shares or shares purchased by us on the open market. If an option granted under the 2002 Stock Option Plan expires or terminates, the shares subject to any unexercised portion of that option will again become available for the issuance of further options under the 2002 Stock Option Plan. Unless previously terminated by the board of directors, the 2002 Stock Option Plan will terminate on April 30, 2012, and no options may be granted under the 2002 Stock Option Plan thereafter.

        Options granted under the 2002 Stock Option Plan will become exercisable in accordance with the terms of the grant made by our compensation committee. The compensation committee has discretionary authority to select participants from among eligible persons and to determine at the time an option is granted whether it is intended to be a incentive stock option or a non-qualified stock option, and when and in what increments shares covered by the option may be purchased. No options may be granted under the 2002 Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of any class of our stock.

        Each option will terminate no more than ten years from the date it is granted. Options may be granted on terms providing that they will be exercisable either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

        The exercise price of any option granted under the 2002 Stock Option Plan is payable in full by (i) certified or bank cashier's check, (ii) surrender of shares of our common stock having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) cancellation of indebtedness owed by us to the optionee, (iv) any combination of the foregoing or (v) a full-recourse promissory note executed by the optionee. The terms of the promissory note may be changed from time to time by the compensation committee to comply with applicable IRS or SEC regulations or other relevant pronouncements.

        Our board of directors may amend the 2002 Stock Option Plan from time to time as it deems advisable. However, it cannot amend the 2002 Stock Option Plan in a manner that may adversely affect an option holder unless the amendment is required for compliance with applicable law. In addition, our Board may not amend the 2002 Stock Option Plan if approval of the amendment by our stockholders is required by applicable law or regulation.

        Immediately following the merger, we expect to prepare and file a registration statement relating to the offer and sale by the Corporation of shares of common stock pursuant to our 2002 Stock Option Plan.

The Advisor

        The Advisor is a newly-organized Maryland corporation. All of the voting common stock of the Advisor is owned by America First Companies L.L.C.

        Directors and Officers of the Advisor.    The following persons serve as the directors and executive officers of the Advisor:

Name	Position Held
Michael B. Yanney	Chairman of the Board and Director
Lisa Y. Roskens	President, Chief Executive Officer and Director
Mark A. Hiatt	Vice President, Chief Financial Officer, Treasurer and Secretary
George H. Krauss	Director

        The officers of the Advisor will not be required to devote all of the time and attention to providing service to the Corporation. It is expected that these officers will also provide significant services to America First Companies L.L.C. in connection with matters not related to the Corporation's business affairs. Biographical information with respect to each of the directors and executive officers of the Advisor are set forth above.

        The Advisor will maintain an investment committee comprised of a number of real estate and finance professionals employed by America First Companies L.L.C. The investment committee will establish investment guidelines and criteria relating to the acquisition and disposition of our real estate assets. All acquisitions and dispositions of real estate assets by the Corporation must be reviewed and approved in advance by the investment committee.

        The Advisory Agreement.    We have entered into an Advisory Agreement with the Advisor for an initial term of five years, beginning on the effective date of the merger. Thereafter, successive one-year extensions may be made by agreement between the Corporation and the Advisor, subject to an affirmative vote of a majority of our Independent Directors. The Advisory Agreement may be terminated by the Corporation upon 60 days' written notice, without cause, by a majority vote of our Independent Directors or by a vote of the holders of a majority of the outstanding shares of our common stock having the right to vote. In addition, we have the right to terminate the Advisory Agreement upon the happening of certain specified events, including a material breach by the Advisor of any provision contained in the Advisory Agreement not cured within 30 days. In the event that the Advisory Agreement is terminated without cause or is not renewed by the Corporation, the Corporation is obligated to pay the Advisor a termination or non-renewal fee equal to the appraised present value of the amount of Administrative Fees that would have been earned by the Advisor through December 31, 2016. The appraisal shall be conducted by an independent nationally-recognized appraisal firm agreed upon by our Independent Directors and the Advisor. The cost of the appraisal will be paid equally by the Corporation and the Advisor. If the parties are unable to agree on the selection of an appraisal, each will select a qualified appraisal firm and the termination fee will be deemed to be the average of the appraisals submitted by each party's chosen appraiser.

        Services.    The Advisor at all times will be subject to the supervision of the board of directors and will only have such functions and authority as the Corporation may delegate to it. The Advisor will be responsible for the day-to-day operations of the Corporation and will perform such services and activities relating to the assets and operations of the Corporation as may be appropriate, including:

  (a)
  administering our day-to-day operations and performing or supervising the performance of such administrative functions necessary in the management of the Corporation as may be agreed upon by the Advisor and our directors, including, without limitation, collection of revenues and payment of expenses, debts and obligations and maintenance of appropriate computer services to provide such administrative functions;

  (b)
  serving as our consultant with respect to formulation of investment criteria and preparation of policy guidelines by the board of directors;

  (c)
  representing us in connection with the identification, evaluation, purchase, financing, operation and disposition of real estate assets;

  (d)
  furnishing reports and statistical and economic research to us regarding our investments, activities and results of operations and the services performed for us by the Advisor;

  (e)
  monitoring and providing to our board of directors on an on-going basis information and other data regarding national and local real estate markets in which we maintain or expect to acquire real estate assets;

  (f)
  communicating on our behalf with the holders of our equity and debt securities as required to satisfy the continuous reporting and other requirements of any governmental or regulatory bodies or agencies and maintaining effective relations with such holders of the Corporation's securities;

  (g)
  to the extent not otherwise subject to an agreement executed by us, designating one or more property managers for our real estate assets, which managers may be affiliates of the Advisor, and monitoring and administering such managers;

  (h)
  counseling with us in connection with policy decisions to be made by our board of directors;

  (i)
  upon request by, and in accordance with the directions of, the board of directors, investing or reinvesting any money of the Corporation;

  (j)
  engaging in hedging activities on our behalf consistent with our qualification as a REIT and any other directions of the board of directors;

  (k)
  providing the executive and administrative personnel and services required in rendering the foregoing services to us;

  (l)
  supervising compliance with REIT provisions of the Code and maintaining exemption from the Investment Company Act of 1940, as amended;

  (m)
  qualifying and causing us to qualify to do business in all applicable jurisdictions;

  (n)
  causing us to retain qualified legal counsel, independent public accountants, tax experts and other professionals;

  (o)
  complying with and using its best efforts to cause us to comply with all applicable laws; and

  (p)
  as approved and directed by our board of directors, performing such other services as may be required from time to time for management and other activities relating to our assets as the Advisor deems appropriate under the particular circumstances.

        Monitor Servicing.    The Advisor will monitor the management of our real estate assets. Such monitoring will include, but not be limited to, the following activities: serving as our consultant with respect to the on-site management of real estate assets; performing periodic on-site inspections of real estate assets, review and approval of annual operating budgets for real estate assets, review and approval of capital improvements for real estate assets, collection of information and submission of reports pertaining to the real estate assets and to moneys remitted to the Advisor or us by property managers; periodic review and evaluation of the performance of each of our real estate assets; acting as a liaison between property managers and us and working with property managers to the extent necessary to improve their performance; review of and recommendations as to placement of insurance coverage, handling of insurable losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the real estate assets; and review of property manager's reports on the real estate assets. The Advisor may enter into subcontracts with other parties, including America First Companies L.L.C. and its affiliates, to provide any such services for the Advisor.

        Management Fees.    Under the Advisory Agreement, we will pay the Advisor:

  (a)
  an Administrative Fee in an amount equal to 0.60% per annum of the sum of (A) the original principal amount of tax exempt bonds acquired by the Original Partnership on properties acquired by it in foreclosure of these bonds and (B) the purchase price of any additional properties acquired by the Partnership and the Corporation. However, in any year in which funds from operations are not at least equal to $1.60 times the average number of shares of our common stock issued and outstanding during such year, the Administrative Fee will be reduced to 0.50% per annum on the total amount of (A) and (B) over $250,000,000. This Administrative Fee will be payable on a monthly basis; and

  (b)
  a Property Acquisition Fee in connection with the identification, evaluation and acquisition of real estate assets and the financing thereof, in an amount equal to 1.25% of the gross purchase price paid by the Corporation for such additional real estate assets. The Property Acquisition Fee with respect to an acquisition of a real estate asset will be payable at the time of the closing of our acquisition of the real estate asset.

        We may also pay an affiliate of the Advisor a reasonable property management fee in connection with the management of our real estate assets. The property management fee paid with respect to any real estate asset may not exceed the fees that would be charged for such management services by independent parties in the same geographic location. The Partnership currently engages this affiliated property management company to manage each of its 15 multifamily apartment properties. For all but two properties, the property management company receives a fee equal to 4% of gross rental revenues. For the other two properties, the fee is equal to 4.5% of gross rental revenues. The management fee paid to the affiliated property management company with respect to the Partnership's office/warehouse facility is $500 per month. These property management contracts have terms expiring between December 31, 2002 and December 31, 2004. We will assume these property management contracts as a result of the merger. See "COMPARATIVE RIGHTS AND OBLIGATIONS OF BUC HOLDERS AND STOCKHOLDERS—Fees and Expenses."

        If we borrow money from any affiliate of the Advisor, the maximum amount of interest that may be charged by such affiliate will be the lesser of the interest rate (i) which would be charged by an unaffiliated lender to the Corporation or (ii) which the Advisor or its Affiliates paid to obtain the funds to make the loan to the Corporation. We do not intend to borrow money from the Advisor or any other affiliate of America First Companies L.L.C.

        Expenses.    We will reimburse the Advisor and its affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred by them on our behalf, direct out-of-pocket fees, expenses and charges paid by them to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to our stockholders, an allocable portion of the salaries and fringe benefits of the employees of the Advisor or its affiliates (including the officers of the Advisor except as set forth below), insurance premiums (including premiums for liability insurance which will cover us, the Advisor and our respective affiliates), the cost of compliance with all state and federal regulatory requirements, any stock exchange or Nasdaq listing fees for our securities, and charges and other payments to third parties for services rendered to us. We will reimburse the Advisor monthly for these expenses, provided that it provides us with appropriate documentation. We will not reimburse the Advisor or its affiliates for any items of general overhead, including, but not limited to, rent, utilities or the use of computers, office equipment or other capital items owned by the Advisor or its affiliates. In addition, we will not reimburse the Advisor or its affiliates for the salaries, fringe benefits and travel expenses of the officers of the Advisor who are also executive officers of America First Companies L.L.C. or for any compensation paid to the Board of Managers of America First Companies L.L.C. The reimbursement of the Advisor for expenses will be subject to an annual review by our independent accountants.

        Limits of Responsibility.    Pursuant to the Advisory Agreement, the Advisor will not assume any responsibility other than to render in good faith the services called for by the Advisory Agreement. The Advisor will not be responsible for any action of our board of directors in following or declining to follow any of its advice or recommendations. The Advisor and its directors, officers, stockholders and employees will not be liable to us, our Independent Directors or our stockholders for acts or omissions performed under or in connection with the Advisory Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. We have agreed to indemnify the Advisor, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of the Advisor made in good faith in the performance of its duties under the Advisory Agreement. The Advisory Agreement does not prevent the Advisor or any of its affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in or advisory services of any kind to others investing in any type of real estate investment, including investments which meet our principal investment objectives.

DESCRIPTION OF CAPITAL STOCK OF THE CORPORATION

        The following summary of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Consent Solicitation Statement/Prospectus is a part.

General

        Our Charter provides that we may issue up to 500 million shares of capital stock, all with a par value of $0.01 per share. Initially, 375 million shares will be classified as common stock and 125 million shares will be classified as excess stock. Upon completion of the merger, 5,073,905 shares of common stock will be outstanding and no shares of excess stock will be outstanding. We have reserved 750,000 shares of common stock for issuance under our 2002 Stock Option Plan.

        Our board of directors is authorized: (i) to classify and reclassify any unissued shares of any series of capital stock; (ii) to provide for the issuance of shares in other classes or series, including preferred stock in one or more series; (iii) to establish the number of shares in each class or series; and (iv) to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the class or series.

Common Stock

        Except as described below, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Stockholders do not have cumulative voting rights for the election of directors. Subject to the provisions of law and any preferential rights with respect to any outstanding capital stock, holders of common stock are entitled to receive ratably such dividends or other distributions as may be declared by the board of directors out of funds legally available for this purpose. If the Corporation is liquidated or dissolved, subject to the right of any holders of the capital stock to receive preferential distributions, each outstanding share of common stock (and excess stock arising from common stock) will be entitled to participate ratably in the net assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Corporation. Holders of shares of our common stock will have no conversion, sinking fund, redemption or preemptive rights to subscribe for any other securities that we may issue in the future.

Additional Classes of Stock

        We may issue additional classes of stock, including preferred stock, from time to time, in one or more series, as authorized by our board of directors. Before issuing shares of any new series of stock, our board of directors, or a committee thereof, are required to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends or other distributions, qualifications and terms or conditions of redemption of the stock.

        Our board of directors could authorize the issuance of capital stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then market price of the common stock. No preferred stock is currently outstanding and we have no present plans to issue any preferred stock.

Restrictions On Transfer

        In order for us to qualify as a REIT, our common stock must be beneficially owned by 100 or more persons for at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the number or value of the outstanding shares of our common stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (other than during its first taxable year).

        Our Charter provides that, subject to certain exceptions, no stockholder or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value of the outstanding shares of our capital stock (the "Ownership Limit"). The board of directors may waive the Ownership Limit if it is presented with evidence satisfactory to it that the waiver will not jeopardize our status as a REIT. As a condition to any such waiver, the board of directors may require opinions of counsel satisfactory to it and must receive an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the board of directors and the stockholders determine that it is no longer in our best interests to continue to qualify as a REIT.

        If shares of our common stock and/or preferred stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons or cause us to become "closely held" under Section 856(h) of the Code, are issued or transferred to any person, the issuance or transfer shall be void and the intended transferee will acquire no rights to the common stock and/or preferred stock. Shares issued or transferred that would cause any stockholder to own more than the Ownership Limit or cause us to become "closely held" under Section 856(h) of the Code (a "Prohibited Owner") will constitute shares of excess stock. All excess stock will be transferred, without action by the Prohibited Owner, to a trust for the exclusive benefit of one or more Charitable Beneficiaries that we select, and the Prohibited Owner will not acquire any rights in the shares. Such automatic transfer shall be deemed to be effective as of the close of business on the day prior to the date of the transfer causing a violation. The trustee of the trust shall be appointed by us and must be independent of us and the Prohibited Owner. The Prohibited Owner shall have no right to receive dividends or other distributions with respect to, or be entitled to vote, any excess stock held in the trust. Any dividend or other distribution paid prior to the discovery by us that excess stock has been transferred to the trust must be paid by the recipient of the dividend or distribution to the trustee upon demand for the benefit of the charitable beneficiary, and any dividend or other distribution authorized but unpaid shall be paid when due to the trust. The trust shall have all dividend and voting rights with respect to the shares of excess stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or distribution so paid to the trust shall be held in trust for the charitable beneficiary.

        Within 20 days of our receipt of notice that excess stock has been transferred to the trust, the trustee will sell the excess stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our articles of incorporation. Upon such sale, any interest of the charitable beneficiary in the excess stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the excess stock or, if the Prohibited Owner did not give value for the excess stock in connection with the event causing the excess stock to be held in the trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our articles of incorporation) of the excess stock on the day of the event causing the excess stock to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the excess stock held in the trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the charitable beneficiary. If, prior to our discovery that excess stock has been transferred to the trust, the excess stock is sold by a Prohibited Owner, then (i) the excess stock shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the Prohibited Owner received an amount for the excess stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, the excess shall be paid to the trustee upon demand.

        The Ownership Limit provision will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration is increased. Any change in the Ownership Limit would require an amendment to our articles of incorporation. Such an amendment will require the affirmative vote of holders owning a majority of the outstanding common stock and any other class of capital stock with such voting rights. In addition to preserving our status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Corporation without the approval of the board of directors.

        All certificates representing shares of common stock will refer to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the number or value of our outstanding shares (or 1% if there are more than 200 but fewer than 2,000 stockholders or 0.5% if there are less than 200 stockholders) must file a written statement with us containing the information specified in the articles of incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our board of directors deems necessary to determine our status as a REIT and to ensure compliance with the Ownership Limit.

Classification of Board, Vacancies and Removal of Directors

        Our Charter provides that our board of directors is divided into three classes. Directors of each class serve for terms of three years each, with the terms of each class beginning in different years. We currently have seven directors. The number of directors in each class and the expiration of the current term of each class term is as follows:

Class I	2 Directors	Expires 2003
Class II	2 Directors	Expires 2004
Class III	3 Directors	Expires 2005

        At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors for two years, except in the event of removal for cause.

        Our Charter provides that any vacancy on our board may be filled by a majority of the remaining directors. A substitute director appointed by the board will hold office for the balance of the term then remaining. Our articles of incorporation provide that a director may be removed at any time only for cause upon the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by the removal with their own nominees.

Indemnification

        Our Charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for them before the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

        The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Charter provides for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Maryland Business Combination Act

        The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless the board approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:

  •
  80% of the votes entitled to be cast by holders of outstanding voting shares; and

  •
  66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.

        The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisition Act

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote (excluding all interested shares) must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise at least 10% of the voting power in electing directors. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), that person may compel the board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If that person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

        If voting rights are not approved at a meeting of stockholders then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

  •
  the last control share acquisition; or

  •
  any meeting where stockholders considered and did not approve voting rights of the control shares.

        If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to redeem your stock back to us for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

        The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

        The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Amendment to Charter

        Our Charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, except that an 80% vote will be required to amend the Charter (i) for certain changes relating to the board of directors, (ii) to limit stockholder proposals and nominations, (iii) to change the voting requirements for Charter amendments and (iv) to change the voting requirements for Bylaw amendments. The Charter provisions relating to the limitations of liability and indemnification may only be amended prospectively.

Advance Notice of Director Nominations and New Business

        The Charter provides that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to the Corporation's notice of the meeting, (b) by or at the direction of the board of directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (ii) with respect to special meetings of stockholders, only the business specified in the Corporation's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the board of directors may be made only (a) pursuant to the Corporation's notice of the meeting, (b) by the board of directors or (c) provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws. In order to comply with the advance notice provision of the Bylaws, stockholder proposals must be received by us not less than 60 nor more than 90 days before the date of the stockholder meeting.

        The provisions in the Charter on removal of directors, the provisions of the MGCL regarding business combinations and control share acquisitions and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of our common stock might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interests.

Transfer Agent and Registrar

        Bank of New York 1845 Maxwell Street, Suite 101, Troy, MI 48084 is the transfer agent and registrar for our stock. Its telephone number is (248) 614-9307.

FEDERAL SECURITIES LAW CONSEQUENCES

        The shares of our common stock issued to BUC holders in connection with the merger will be freely transferable without restriction under the Securities Act, except that any shares of our common stock issued to our directors and executive officers, to America First Companies L.L.C. or to the managers or executive officers of America First Companies L.L.C. may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, the exemption relating to sales by affiliates contained in Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

        In general, Rule 144, as currently in effect, provides that a person (or persons whose securities are aggregated in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as securities acquired from the issuer or an affiliate in a nonpublic transaction) for at least one year, as well as any persons who purchase unrestricted stock on the open market who may be deemed affiliates of the Corporation, would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding number of shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Corporation. After common stock is held for two years, a person who is not deemed an "affiliate" of the Corporation is entitled to sell such common stock under Rule 144 without regard to the volume limitations described above. Sales of common stock by affiliates will continue to be subject to the volume limitations.

        Rule 145 generally provides that, for one year following the effective date of the merger, an affiliate of the Partnership (together with certain related persons) would be entitled to sell common stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. America First Companies L.L.C. and each of its officers and managers and the General Partner are each an affiliate of the Partnership. Additionally, the number of shares to be sold by an affiliate of the Partnership (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of our common stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 will remain available to affiliates of the Partnership as long as we remain current with our informational filings with the SEC under the Exchange Act. One year after the effective date of the merger, an affiliate of the Partnership will be able to sell common stock acquired in the merger without being subject to such manner of sale or volume limitations provided that we are current with our Exchange Act informational filings and such affiliate is not then an affiliate of the Corporation. Two years after the effective date of the merger, an affiliate of the Partnership will be able to sell common stock acquired in the merger without any restrictions so long as such affiliate has not been an affiliate of the Corporation for at least three months prior to the date of such sale.

        Prior to the merger, there has been no public market for our common stock and the effect, if any, that future market sales of restricted common stock or common stock held by an affiliate of the Corporation or the Partnership or the availability of such common stock for sale will have on the market price prevailing from time to time cannot be predicted. Nevertheless, sales of substantial amounts of the common stock issued in the merger to such persons, or the perception that such sales may occur, could adversely affect prevailing market prices for our common stock.

COMPARATIVE RIGHTS AND OBLIGATIONS
OF BUC HOLDERS AND STOCKHOLDERS

        The following is a comparison of certain specific attributes associated with the ownership of BUCs and the ownership of our common stock. Prior to the merger, the rights and obligations of the BUC holders are governed by the Partnership Agreement and the Delaware Act. Following the merger, BUC holders will become stockholders of the Corporation and their rights and obligations will be governed by our Charter and Bylaws and by the MGCL.

Form of Organization

        BUC holders.    The Partnership is a limited partnership formed under the Delaware Act. The Partnership is treated as a partnership for federal income tax purposes. Accordingly, the Partnership is not subject to federal income taxation. Instead, all taxable income or loss of the Partnership is allocated to its partners, including the BUC holders, who are taxed accordingly.

        Stockholders.    The Corporation is organized as a corporation under the MGCL. We intend to elect and qualify for taxation as a REIT under the Code. Qualification as a REIT under the Code will allow us to deduct distributions to stockholders which effectively eliminates the "double taxation" that typically results when a corporation earns income and distributes dividends to stockholders.

Nature of Investment

        BUC holders.    The BUCs constitute equity interests entitling each BUC holder to his or her pro rata share of profits, losses and cash distributions of the Partnership. The Partnership Agreement specifies how the profits, losses and cash available for distribution are to be allocated among the General Partner and the BUC holders. The distributions payable to BUC holders are not fixed in amount and depend upon the Partnership's operating results and sale or refinancing proceeds.

        Stockholders.    The common stock will constitute equity interests in the Corporation. Each stockholder will be entitled to a pro rata share of distributions made with respect to the common stock. The distributions payable to stockholders are not fixed in amount and are only paid when authorized by the board of directors in accordance with applicable law. In order to qualify as a REIT, we must distribute on an annual basis at least 90% of REIT taxable income.

Duration of Existence

        BUC holders.    The Partnership will dissolve not later than December 31, 2016 and may be dissolved at an earlier date upon the occurrence of certain events relating to the bankruptcy, dissolution, withdrawal or removal of the General Partner, and upon a vote to dissolve the Partnership by a majority in interest of the BUC holders.

        Stockholders.    In accordance with the MGCL and our Charter, the Corporation will continue its existence indefinitely. The Corporation may be dissolved upon approval of the board of directors and a majority vote of the stockholders.

Ability to Reinvest

        BUC holders.    Under the Partnership Agreement, the Partnership may reinvest Net Operating Income or Net Sale Proceeds in additional real estate assets.

        Stockholders.    The Corporation will be able to use any unencumbered cash to acquire additional real estate assets, including net proceeds from the sale of existing real estate assets, subject to the requirement that it make annual distributions to its stockholders in an amount equal to at least 90% of its taxable income in order to maintain its status as a REIT.

Borrowing Policies

        BUC holders.    Pursuant to the Partnership Agreement, the Partnership may borrow money for any purpose, including the acquisition of assets, working capital or to protect existing investments.

        Stockholders.    Although we will need to raise additional equity capital in order to acquire additional real estate assets, we expect to finance a significant portion of future acquisitions with debt. In general, acquisition indebtedness will take the form of tax exempt or taxable mortgage loans secured by the acquired property. In some cases the debt secured by one property will also be secured by a mortgage or other security interest in another property. The incurrence of substantial debt increases the risk of investment.

Expected Distributions and Payments

        BUC holders.    The Partnership currently pays a quarterly distribution of $0.25 per BUC. The Partnership has generally followed a policy of making cash distributions in amounts which are comparable to similar real estate companies, including multifamily REITs. Distributions are based on management's assessment of current and future funds from operations and the cash needs of the Partnership.

        Stockholders.    Following the merger, we expect to declare and pay dividends on our common stock on a quarterly basis. The amount of dividends that we pay will be determined by our board of directors in their sole discretion, and will depend on a number of factors, including the amount of cash we have available for distribution, our financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the board of directors deems relevant. As long as the amount of cash generated from the operations of the existing multifamily apartment properties we acquire from the Partnership in the merger continues at or close to current levels, we expect to pay dividends on our common stock that are comparable to the distributions currently being paid by the Partnership to the BUC holders. If we are able to increase the amount of cash generated from the operation of our multifamily apartment complexes, either through the acquisition of additional properties or through improvements in the performance of existing properties, we expect to increase the dividends that we pay on our common stock. The economic performance of our multifamily apartment complexes will depend on many factors and could decline in the future. Therefore, as with the Partnership, we cannot assure you that we will be able to continue to pay dividends at levels comparable to the distributions currently paid by the Partnership or at any particular level.

        While we may use some of our current cash flow to partially finance acquisitions of additional multifamily apartment complexes, we do not intend to use current cash flow as a principal method of financing these acquisitions and do not intend to reduce dividend levels in order to finance property acquisitions. We have not, however, adopted a policy establishing a minimum percentage of our available cash in any period that we must pay as dividends, and we do not expect to adopt such a policy. However, as a REIT, we will be required to make annual distributions to our stockholders equal to at least 90% of our annual taxable income (excluding net capital gains). In the event that cash available for distribution is insufficient to met the distribution requirements for a REIT, we could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distribution required to retain our REIT status. You should note that our taxable income will not necessarily equal our net income calculated in accordance with GAAP. In addition, because taxable income is reduced by various non-cash items such as depreciation and amortization, it will be less than the amount of cash generated from the operation of our multifamily apartment properties.

Management

        BUC holders.    The General Partner is authorized to manage and control the business of the Partnership within the authority granted by the Partnership Agreement. The General Partner may be removed by a vote of a majority in interest of BUC holders, but is not elected in regular elections. The BUC holders have no right to engage or take part in the management of the business and affairs of the Partnership other than voting on the sale of substantially all the assets, liquidation, and other limited matters. See "Voting Rights" below. The General Partner has general liability for all partnership obligations, other than those that are non-recourse. Under the Delaware Act and the Partnership Agreement, the General Partner is accountable to the Partnership as a fiduciary and consequently is required to exercise good faith and integrity in all of its dealings with respect to Partnership affairs. The Partnership Agreement provides that the Partnership will indemnify and hold harmless the General Partner and its affiliates for any loss or liability (except for certain liabilities under federal or state securities laws) incurred by the General Partner, its affiliates or the Partnership by reason of any act performed or omitted to be performed in connection with the business of the Partnership, except in the case of fraud, bad faith, negligence, intentional misconduct or breach of fiduciary duty.

        Stockholders.    Our business and affairs will be managed under the direction of a seven-member board of directors. We will also enter into a contract with the Advisor to manage our day-to-day business affairs and to provide other services to us. Our board of directors will be divided into three classes, and stockholders will vote annually on the election of one of the three classes. A majority of the directors will be Independent Directors. Officers will serve at the pleasure of the board of directors. Under the MGCL, the directors are required to perform their duties in good faith, in a manner reasonably believed to be in the best interests of the Corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The MGCL, the Charter and Bylaws include provisions that: (i) limit the liability of our directors and officers to the Corporation and its stockholders for money damages in most circumstances; (ii) in certain circumstances, obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses to our directors and officers in advance of final disposition of a proceeding to which they are made a party by reason of their service in that capacity or, at our request, in that capacity with another entity; and (iii) require us to indemnify our directors and officers who has been successful, on the merits or otherwise, in the defense of any proceeding to which they are made a party by reason of their service in that capacity. We intend to take full advantage of those provisions and enter into agreements with our directors and officers, indemnifying them to the fullest extent permitted by Maryland law. Any of our directors, or the entire board of directors, may be removed only for cause and then only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors.

Fees and Expenses

        BUC holders.    The General Partner is entitled to an administrative fee equal to 0.60% per annum of (i) the original principal amount of bonds acquired by the Original Partnership on properties acquired by it in foreclosure of the bonds and (ii) the purchase price of any additional properties acquired by the Partnership. In addition, the Partnership pays the General Partner a property acquisition fee of 1.25% of the purchase price paid by the Partnership for additional apartment complexes.

        In addition, the Partnership reimburses the General Partner for costs and expenses incurred in connection with the operation of the Partnership including, among other things, reimbursable salaries and benefits, investor services and custodial fees, professional fees and expenses, insurance registration fees, report preparation and distribution, consulting and travel expenses, telephone expenses and other expenses.

        An affiliate of the General Partner has been engaged to provide property management on a number of the real estate assets owned by the Partnership and is paid property management fees with respect to these properties.

        Stockholders.    We will pay the Advisor an Administrative Fee calculated in the same manner as the administrative fee paid by the Partnership to the General Partner. However, for real estate assets over $250 million, the Administrative Fee will be reduced to 0.50% per annum in any year in which we fail to generate funds from operations of at least $1.60 per share. We will also pay the Advisor Property Acquisition Fees calculated in the same manner as the Property Acquisition Fees paid by the Partnership to the General Partner in connection with additional real estate assets that we may acquire after the merger. While the calculation of these fees will be the same or less after the merger, we expect to be able to acquire additional real estate assets as a result of the merger and, therefore, expect that the annual amount of the Administrative Fee will increase over the amounts that would be paid by the Partnership if the merger does not occur. Likewise, the merger may generate additional Property Acquisition Fees because we expect to acquire additional real estate assets whereas the Partnership does not.

        We will reimburse the Advisor for the same types of expenses for which the Partnership currently reimburses the Advisor, including allocable salaries and other employment expenses of employees of America First Companies L.L.C. who provide services to us, other than executive officers of America First Companies L.L.C. We may also incur some expenses directly.

        We expect to continue to engage the property management affiliate of America First Companies L.L.C. to manage the properties that it is currently managing for the Partnership. In addition, to the extent we acquire additional multifamily apartment complexes, we intend to use this affiliate to manage those properties if it can provide such services on a competitive basis.

        The following table sets forth the fees paid to the General Partner and its affiliated property management company for the years ended December 31, 2001, 2000 and 1999 and for the six months ended June 30, 2002, and the fees that would have been paid by the Corporation to the Advisor and its affiliated property management company had the merger occurred as of January 1, 1999:

	For the year ended December 31,			For the six months ended June 30,
	2001	2000	1999	2002
Administrative Fee paid to the General Partner	$883,029	$782,902	$739,516	$441,515
Administrative Fee payable to the Advisor	$883,029	$782,902	$739,516	$441,515
Property Acquisition Fee paid to the General Partner	$—	$227,645	$218,239	$—
Property Acquisition Fee payable to the Advisor	$—	$227,645	$218,239	$—
Property management fees paid to affiliate of General Partner	$1,124,516	$1,000,726	$970,998	$501,178
Property management fees payable to affiliate of Advisor	$1,124,516	$1,000,726	$970,998	$501,178

Potential Dilution

        BUC holders.    The Partnership is not authorized to issue additional BUCs. Accordingly, BUC holders are not subject to dilution resulting from the sale of additional equity securities.

        Stockholders.    Our Charter authorizes us to issue up to 500 million shares of capital stock. The board of directors will be authorized: (i) to classify and reclassify any unissued shares of any series of capital stock; (ii) to provide for the issuance of shares in other classes or series; (iii) to establish the number of shares in each class or series; and (iv) to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such class or series. The issuance of such additional shares may result in the dilution of the relative voting power of each share of common stock issued in connection with the merger.

Potential Redemption or Repurchase

        BUC holders.    The General Partner may use Partnership funds to repurchase BUCs in open market transactions, provided that BUCs so purchased are retired.

        Stockholders.    The board of directors may, at its sole discretion, cause the Corporation to repurchase shares from time to time out of surplus funds, if any, to further the business objectives of the Corporation. Such shares may be retained as authorized but unissued shares.

Liquidity and Transferability

        BUC holders.    BUCs are currently included for quotation on the Nasdaq. The BUCs are freely transferable, except that pursuant to the Partnership Agreement (i) transfers must be recorded on the books of the Partnership, and the Partnership may require presentation of evidence of transfers, and (ii) the General Partner may defer any transfers that would cause more than 45% of the BUCs of the Partnership to be transferred within the previous 12 months in order to preserve the status of the Partnership as such for federal income purposes.

        Stockholders.    The shares of our common stock will be listed on the Nasdaq and will be freely tradeable. For the Corporation to qualify as a REIT under the Code, during the last half of a taxable year, not more than 50% of its outstanding common stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

Anti-Takeover Provisions

        BUC holders.    The Partnership Agreement contains provisions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Partnership that might involve a premium price for BUCs or otherwise be in the best interest of BUC holders. These include: (i) the General Partner is not regularly elected by, and can only be removed upon, the vote of a majority in interest of BUC holders; and (ii) while the BUCs are generally freely transferable, they are subject to certain restrictions. See "Liquidity and Transferability" above.

        Stockholders.    The Charter and Bylaws contain provisions which could have the effect of delaying, deferring or preventing a transaction or a change of control of the Corporation that might involve a premium price for shares or otherwise be in the best interest of stockholders. These include: (i) the Ownership Limit; (ii) election of the board of directors on a staggered basis; (iii) removal of directors only for cause and upon vote of 80% of capital stock entitled to vote in director elections; (iv) authorization of board of directors to classify and reclassify any authorized but unissued capital stock; and (v) a vote of 80% of the capital stock entitled to vote in director elections to amend the Bylaws and certain provisions of the Charter. In addition, the "business combinations" and "control share" provisions of the MGCL could have similar effects.

Taxation of Taxable Investors

        BUC holders.    The Partnership is treated as a partnership for federal income tax purposes and, as such, is not subject to tax. BUC holders report their allocable share of Partnership income and loss on their respective tax returns. BUC holders are taxed on income or loss allocated to them whether or not cash distributions are made to the BUC holders. Generally, income or loss arising from equity investments in real estate assets are "passive" income to the BUC holders and interest income, if any, is "portfolio income" to the BUC holders. As a general matter, passive income allocated to BUC holders may offset "passive" losses from their other investments, but may not be used to offset portfolio income.

        BUC holders receive annual Schedule K-l forms with respect to information for inclusion on their federal income tax returns.

        Stockholders.    As a corporation qualifying as a REIT, we will be able to deduct distributions to our stockholders, which effectively eliminates the "double taxation" that results when a corporation earns income and distributes distributions to stockholders. Distributions received by our stockholders generally will constitute portfolio income, which cannot be offset by passive losses. Distributions may, in certain circumstances, constitute a larger portion of taxable income than in the case of the Partnership, primarily because the taxable portion of a REIT distribution is computed under less favorable depreciation rules than those applicable to partnership deductions. To the extent we have net income (after taking into account the deduction for distributions paid), such income will be taxed at the Corporation level at standard corporate tax rates.

        Stockholders will receive the less complex Form 1099-DIV for corporate distributions. Stockholders will pay federal, state and local income tax, if any, on distributions from the Corporation.

        See "FEDERAL INCOME TAX CONSIDERATIONS" for a further discussion of tax issues applicable to stockholders of the Corporation.

Voting Rights

        BUC holders.    The BUC holders are entitled to vote only as provided under the Delaware Act and the Partnership Agreement. The BUC holders, by vote of a majority in interest thereof, are required to: (i) amend the Partnership Agreement; (ii) approve or disapprove the sale or other disposition of all or substantially all of the assets of the Partnership; (iii) dissolve the Partnership; or (iv) remove and replace the General Partner. Under the Delaware Act and the Partnership Agreement, decisions relating to the operation and management of the Partnership are made by the General Partner.

        Stockholders.    The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, subject to the provisions of the Charter regarding the restriction on transfer of stock to ensure the continued qualification of the Corporation as a REIT under the Code. The MGCL and our Bylaws require that we hold a meeting of stockholders on an annual basis at which meeting our stockholders will vote on nominees for our board of directors. Stockholders of a Maryland corporation are also generally entitled to vote on any material transactions or actions relating to a corporation, and these transactions or actions may not be consummated without the approval of the requisite number of stockholders. These instances include: (i) amending the charter and bylaws under certain circumstances; (ii) dissolution of the corporation; (iii) mergers or other business combinations in which the corporation is not the surviving entity or in which a substantial number of the corporation's shares will be issued; and (iv) the sale of all or substantially all of the corporation's assets. Stockholders do not have cumulative voting rights for the election of directors.

Meetings

        BUC holders.    Meetings of the BUC holders may be called by the General Partner, and are required to be called upon written request of BUC holders holding more than 10% of the then outstanding BUCs. There are no regular meeting dates. Each BUC holder may authorize any person or persons to act for him by proxy in all matters as to which such BUC holder is entitled to vote.

        Stockholders.    We will hold annual meetings of our stockholders for, among other things, the election of directors. A special meeting of stockholders will be called upon the written request of the holders of at least 50% of the outstanding shares of our common stock and may be called by a majority of the board of directors. The holders of a majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at any annual or special meeting of our stockholders. At any meeting of stockholders, any holder entitled to vote thereat may vote by proxy.

Right To Inspect Books and Records

        BUC holders.    The Partnership Agreement requires that the General Partner make the Partnership's books and records, including a list of the names and addresses of BUC holders, available to BUC holders and authorizes any BUC holder or authorized representative of the BUC holder to copy and examine the books and records of the Partnership at its principal office during ordinary business hours, upon reasonable request and at the expense of the BUC holder. BUC holders may also receive copies of such documents upon written request. Each BUC holder has the right under the Delaware Act to obtain a current list of the names and last known business, residence or mailing address of each partner upon reasonable demand for any purpose reasonably related to the BUC holder's interest in the Partnership, subject to such reasonable standards as are set forth in the Partnership Agreement.

        Stockholders.    We will be required to keep complete and accurate books with respect to our business at our principal executive office. The books will be maintained for financial accounting purposes on the accrual basis, in accordance with GAAP. Stockholders will be entitled to have access to the Bylaws, minutes of the proceedings of stockholders' meetings, annual statements of affairs of the Corporation and voting trust agreements filed with us at reasonable times upon reasonable notice to us, subject to certain limitations, including those intended to protect confidential business information. Each stockholder has the right under the MGCL to obtain, upon written request, a statement showing all stock and securities issued by the Corporation during a specified period of not more than the preceding 12 months. In addition, each stockholder or group of stockholders who have owned 5% or more of the outstanding stock of any class of capital stock for at least six months shall have, upon written request and for a proper purpose reasonably related to that stockholder's interest as a stockholder in the Corporation, the right to have access to our books, records and stock ledger.

Reports

        BUC holders.    Within 120 days after the end of each fiscal year, the Partnership furnishes the BUC holders with a report that contains the Partnership's audited annual financial statements plus a detailed statement of (i) all transactions with its General Partner and its affiliates, and (ii) fees, commissions, compensation and other benefits paid or accrued to its General Partner and its affiliates for such year, showing the amount paid or accrued to each recipient and the services performed. Within 60 days after the end of each of the first three quarters of each year, the Partnership furnishes the BUC holders with unaudited financial statements along with a report of the activities of the Partnership during the quarter. The Partnership furnishes each BUC holder with information required to be set forth in their individual federal income tax return no later than March of each year on complex Schedule K-l.

        Stockholders.    Stockholders will receive an annual report including our audited financial statements and a proxy statement relating to the annual meeting of stockholders. We will also provide our stockholders with quarterly reports that include unaudited financial statements. Stockholders will receive Form 1099-DIV in January of each year showing all distribution information.

Liability

        BUC holders.    Under the Delaware Act, a limited partner of a limited partnership is not liable for the obligations of the partnership unless he is deemed to be participating in the control of the business of the partnership, in which event he may be liable to persons who transact business with such partnership reasonably believing, based upon such limited partner's conduct, that such limited partner is a general partner of the partnership. Under the Delaware Act, a limited partner is not liable for a return of any distributions of his capital unless such return constitutes a wrongful distribution. Generally, under the Delaware Act, a limited partner who knowingly receives a wrongful distribution is liable to the partnership for the amount of the distribution for a period of three years from the date of the distribution.

        Stockholders.    Stockholders of a Maryland corporation are not be subject to any personal liability for the acts or obligations of the Corporation.

FIDUCIARY RESPONSIBILITIES AND INDEMNIFICATION
OF OFFICERS AND DIRECTORS

        Under the MGCL, each of our directors will be required to perform his duties as a director in good faith, in a manner he believes to be in the best interests of the Corporation and with the care that an ordinary prudent person in a like position would use under similar circumstances. Acts or omissions of a director not amounting to a violation of this statutory standard may not be the basis for imposition of any liability of the director, either for legal or equitable relief. Under the Delaware Act, the General Partner is accountable to the Partnership and the BUC holders as a fiduciary and consequently must exercise good faith and integrity in handling affairs of the Partnership. BUC holders who have questions concerning the duties of the directors and officers with respect to the Corporation or the duties of the General Partner with respect to the Partnership should consult their counsel.

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains a provision which eliminates such liability to the maximum extent permitted by the MGCL.

        Our Charter (i) requires us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors and officers, whether serving the Corporation or, at our request, any other entity and (ii) authorizes us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to other employees and agents, whether serving the Corporation or, at our request, any other entity.

        The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation, or in a suit claiming improper benefit, except for expenses ordered by a court. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

        To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, we have been advised that, in the opinion of the SEC, such provisions are contrary to public policy and therefore are not enforceable.

        By comparison, the Partnership Agreement provides that the Partnership will indemnify and hold harmless the General Partner and its affiliates for any loss or liability (except for certain liabilities under federal or state securities laws) incurred by the General Partner, its affiliates or the Partnership by reason of any act performed or omitted to be performed in connection with the business of the Partnership, except in the case of fraud, bad faith, negligence, misconduct or breach of fiduciary duty.

FEDERAL INCOME TAX CONSIDERATIONS

General

        The following discussion describes the material federal income tax considerations to the BUC holders and the Corporation of the transactions contemplated in this Consent Solicitation Statement/Prospectus. This discussion is based upon the Code, applicable income tax regulations under the Code as such regulations may be amended from time to time (including temporary regulations) ("Treasury Regulations"), judicial authority, and administrative rulings and practice, all as of the date of this Consent Solicitation Statement/ Prospectus. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements or conclusions set forth herein. Any such changes could have an adverse impact on the tax consequences of the merger, an investment in the Corporation or both. The income tax consequences of the transactions contemplated herein and of an investment in the Corporation may not be the same for all BUC holders. This discussion focuses on BUC holders who are individual citizens or residents of the United States and further briefly summarizes issues which may affect certain BUC holders which are tax exempt investors, including IRAs, Keogh plans, pension and profit sharing plans and other qualified retirement plans. In addition, no representations are made as to state or local tax consequences resulting from the transactions contemplated herein or an investment in the Corporation. ACCORDINGLY, THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. BUC HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THEIR PARTICULAR CIRCUMSTANCES IN RELATION TO THE TAX CONSIDERATIONS DESCRIBED HEREIN.

Opinions of Counsel

        Kutak Rock LLP, counsel to the Corporation, has rendered its opinion, subject to various assumptions and conditioned upon certain representations as to factual matters as set forth herein, that (i) commencing with its taxable year ending December 31, 2002, the Corporation will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that the proposed method of operation of the Corporation will permit it to so qualify, (ii) the merger will be treated as a transfer of assets by the Partnership qualifying for treatment under Section 351 of the Code, followed by a tax free distribution of our common stock by the Partnership to the BUC holders, and (iii) the discussion that follows fairly summarizes the material federal income tax considerations associated with the merger and the operation of the Corporation. It should be noted that some of the tax consequences of the merger are subject to various interpretations. Unlike a tax ruling, an opinion of counsel is not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the tax free nature of the merger, the status of the Corporation as a REIT for federal income tax purposes or any of the other views expressed in this discussion. The opinion of Kutak Rock LLP is based on representations of the General Partner as to the current composition and value of the Partnership's assets. Such opinion is also based upon a conclusion that the merger will not be treated as a transfer to an investment company under Section 351(e) of the Code. This conclusion is based on the assumption that the merger is not an integral part of a plan intended to result in diversification of the Corporation's assets with the meaning of relevant provisions of the Code. However, neither the courts nor the IRS has ruled on the application of Section 351(e) in connection with an exchange of partnership interests (such as BUCs) for shares of stock or a transaction similar to the merger. Accordingly, there can be no assurance that the IRS will agree with the conclusions of Kutak Rock LLP. With respect to the opinion of Kutak Rock LLP relating to the qualification of the Corporation as a REIT, it should be noted that the Corporation's continued qualification as a REIT in current and future taxable years will depend upon whether the Corporation meets and continues to meet the various qualification tests imposed under the Code (discussed below). Kutak Rock LLP will not review compliance with these tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of the Corporation's operations for the current or future taxable years will satisfy such requirements.

Tax Differences Between the Ownership of BUCs and Common Stock

        The Partnership is treated as a partnership for federal income tax purposes and, as such, is not subject to tax. BUC holders report their allocable share of Partnership income and loss on their respective tax returns. BUC holders are taxed on income or loss allocated to them whether or not cash distributions are made to the BUC holders. Generally, income or loss arising from equity investments in real estate assets are "passive" income to the BUC holders and interest income, if any, is "portfolio income" to the BUC holders. As a general matter, passive income allocated to BUC holders may offset "passive" losses from their other investments, but may not be used to offset portfolio income.

        BUC holders receive annual Schedule K-l forms with respect to information for inclusion on their federal income tax returns.

        Upon consummation of the merger, the BUC holders will receive shares of our common stock in exchange for their interests in the Partnership. A REIT is generally not subject to tax on income which it timely distributes to its stockholders. In contrast to the treatment of BUC holders, stockholders of the Corporation will be taxed based on the amount of distributions received from the Corporation. Distributions may, in certain circumstances, constitute a larger portion of taxable income than in the case of the Partnership, primarily because the taxable portion of a REIT distribution is computed under less favorable depreciation rules than those applicable to partnership deductions. Each stockholder will receive a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to him or her during the preceding year. The taxable portion of such distributions depends on the amount of our earnings and profits. The character of income to stockholders is not dependent on its character to the Corporation and is generally ordinary dividend income to the stockholders. In addition, such income is classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if we incur a taxable loss, such loss will not be passed through to the stockholders. Certain other differences attributable to our status as a REIT are discussed below. See "Treatment of the Corporation as a REIT" and "Taxation of the Corporation's Stockholders—Taxation of Taxable Domestic Stockholders."

Tax Treatment of the Merger for Partnerships and BUC holders

        Section 351 of the Code provides that no gain or loss is recognized if property is transferred by one or more persons to a corporation solely in exchange for stock of such corporation and immediately after such exchange the transferors own at least 80% of the corporation's voting stock and 80% of all other classes of the corporation's stock. When a transaction involves more than one transferor of property pursuant to a single integrated transaction, the transaction can qualify under Section 351 if the transferors as a group satisfy the 80% control test immediately after the exchange.

        For tax purposes, the merger should be treated as a transfer of assets by the Partnership for common stock qualifying for treatment under Section 351 of the Code, followed by a tax free distribution of such common stock by the Partnership to the BUC holders. Assuming that the merger qualifies as a tax free exchange under Section 351, neither the Partnership nor the BUC holders should recognize gain or loss upon the transfer of assets to the Corporation for our common stock.

        The general principles of Section 351 would not apply to the extent: (a) the liabilities of the Partnership, contrary to expectation, exceed the basis of its assets as of the effective date of the merger; or (b) the merger is considered a transfer of assets to an investment company. A REIT is considered an investment company if, pursuant to a plan, two or more persons transfer non-identical assets to it in exchange for its stock. Although the Corporation has no specific plan to issue stock other than in connection with the merger, if such stock were issued in the future, the IRS could challenge that position. If that challenge were successful, the merger would be treated as a taxable sale of the assets of the Partnership to the Corporation.

        Upon the deemed receipt of shares of our common stock pursuant to the merger, the Partnership should be treated as making a liquidating distribution to the BUC holders of this common stock. The distribution by the Partnership of the shares of our common stock to its BUC holders should be tax free to the Partnership and the BUC holders. The taxable year of the Partnership will end at that time. BUC holders must report, in their taxable year that includes the merger, their share of all income, gain, loss, deduction and credit for the Partnership for the period ending on the date of the merger. A BUC holder whose taxable year differs from the Partnership's could have "bunching" of income from the Partnership and the Corporation because of the short taxable year of the Partnership. However, a BUC holder whose taxable year is the calendar year should not experience any "bunching" of income.

        The tax basis of shares of our common stock received by a BUC holder should equal such BUC holder's basis in the BUCs transferred less such BUC holder's share of liabilities of the Partnership after adjustment for such BUC holder's distributive share of income, gain, loss, deduction and credit for the final taxable year of the Partnership as well as distributions received in such final taxable year (other than the distribution of the common stock). The holding period of a BUC holder in the common stock generally will include the period of time his or her Partnership held its assets.

        If for any reason the merger is not treated as an exchange under Section 351 of the Code, the transfers would be taxable transactions resulting in realization of gain or loss by the Partnership. The overall amount of gain or loss realized by the Partnership would equal the difference between (i) the sum of the fair market value of the common stock received by the Partnership in the merger (increased by the amount of liabilities of the Partnership assumed or taken subject to by the Corporation) and (ii) the adjusted tax basis of the assets exchanged therefor. The amount of the gain or loss would be allocated among the BUC holders in accordance with the terms of the Partnership Agreement. In general, any gains or losses realized with respect to the merger would be treated as capital gains or losses, except for any portion of gain attributable to the Partnership's "unrealized receivables" or "substantially appreciated inventory" which would be treated as ordinary income. Under Section 267(a) of the Code, a loss may not be recognized in connection with a sale or exchange between related parties even though the loss is realized for tax purposes. The Partnership likely would be treated as a related party of the Corporation, thereby preventing the recognition of any loss realized if the merger was a taxable transaction. For purposes of Section 469 of the Code, gains or losses realized which are attributable to equity interests of the Partnership would be treated as passive activity income or loss. In general, a taxpayer who disposes of his or her entire interest in a passive activity in a taxable transaction to an unrelated party during a taxable year is entitled to treat the excess of passive losses from such activity (including any prior suspended losses) over such year's passive income or gains from all activities as not being subject to passive activity loss limitations. Accordingly, the merger, if a taxable transaction, would allow BUC holders to deduct suspended passive activity losses, if any, attributable to their investment in the Partnership.

Tax Consequences of the Merger to the Corporation

        The Corporation should not recognize gain or loss as a result of the merger. The basis of the assets received by us from the Partnership should equal the Partnership's tax basis in these assets on the date of the merger.

Treatment of the Corporation as a REIT

        The Corporation expects that it will be organized and will operate in such a manner so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 2002, and we intend to operate in such a manner in the future. This treatment will permit us to deduct dividend distributions to our stockholders for federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders. There can be no assurance that we will continue to qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular year, we would be subject to federal income tax, including applicable alternative minimum tax, as a regular, domestic corporation, and our stockholders would be subject to federal income tax in the same manner as stockholders of such a corporation. Unless we are entitled to relief under provisions of the Code, we will not be allowed to re-elect REIT status for the four taxable years following the year in which we fail to qualify as a REIT. We could be subject to potentially substantial federal income tax liability in respect of each taxable year that we fail to qualify as a REIT. We will not be allowed to deduct distributions to our stockholders in years in which we do not qualify as a REIT. As a result, the amount of cash available for distribution to our stockholders could be significantly reduced or eliminated. In addition, we will not be required to make distributions by the Code if we do not qualify as a REIT.

        In the opinion of Kutak Rock LLP, commencing with its taxable year ending December 31, 2002, the Corporation will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will permit it to so qualify. This opinion is based on various assumptions and is conditioned upon certain representations set forth below made by us as to factual matters. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Kutak Rock LLP on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of the Corporation's operations for any one taxable year will satisfy such requirements. See "Requirements for Qualification as a REIT—Failure to Qualify."

        The following is a brief summary of certain technical requirements that we must meet on an ongoing basis in order to qualify, and to remain qualified, as a REIT under the Code.

Stock Ownership Tests

        Our capital stock must be held by at least 100 persons (the "100 Shareholder Rule"), and no more than 50% of the value of the capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year (the "5/50 Rule"). For purposes of the 100 Shareholder Rule only, most tax exempt entities, including employee benefit trusts and charitable trusts (but excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code), are generally treated as a single person. If we satisfy the 5/50 Rule only by treating the beneficial ownership of employee benefit trusts as stockholders, certain employee benefit trusts may be subject to special rules concerning unrelated business taxable income. These stock ownership requirements must be satisfied in each taxable year. We are required to solicit information from certain of our stockholders to verify ownership levels, and our articles of incorporation provide restrictions regarding the transfer of our shares in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless, in the case of the 5/50 Rule requirement, the "good faith" exemption was available.

Asset Tests

        We must generally meet the following asset tests (the "REIT Asset Tests") at the close of each quarter of each taxable year: (a) at least 75% of the value of our total assets must consist of "Qualified REIT Real Estate Assets," government securities, cash and cash items (the "75% Asset Test"); (b) not more than 25% of the value of our total assets may be represented by securities not described in (a); (c) not more than 5% of the value of our total assets may be represented by securities of any one issuer, except with respect to a "qualified REIT subsidiary" or a "taxable REIT subsidiary"; (d) we may not hold securities having more than 10% of the total value or vote of the outstanding securities of any one issuer, except with respect to a taxable REIT subsidiary or a qualified REIT subsidiary; and (e) in the case we hold securities of any taxable REIT subsidiaries, not more than 20% of the value of our total assets may be represented by securities of one or more such taxable REIT subsidiaries.

        We do not expect that the value of securities of any one issuer not qualifying as Qualified REIT Real Estate Assets would ever exceed 5% of our total assets. We do not expect to own more than 10% of any one issuer's voting securities or more than 10% of the value of any issuer's securities. We intend to monitor closely the purchase, holding and disposition of our assets in order to comply with the REIT Asset Tests. In particular, we intend to limit and to diversify our ownership of any assets not qualifying as Qualified REIT Real Estate Assets to less than 25% of the value of our assets and to less than 5%, by value or vote, of any single issuer. If these limits are exceeded, we intend to take appropriate measures, including the disposition of nonqualifying assets, to avoid failing any of the REIT Assets Tests. For purposes of this discussion, Qualified REIT Real Estate Assets include interests in real property, mortgages secured by interests in real property and certain other assets.

Gross Income Tests

        We must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year: (a) at least 75% of our gross income (excluding gross income from prohibited transactions) must be derived from certain specified real estate sources, including rental income, amounts received as consideration for entering into a lease for real property, interest on obligations secured by mortgages on real property or on interests in real property and gain from the disposition of Qualified REIT Real Estate Assets or "qualified temporary investment income" (i.e., income derived from the temporary investment of "new capital" within one year of the receipt of the capital) (the "75% Gross Income Test"); and (b) at least 95% of our gross income for each taxable year must be derived from sources of income qualifying for the 75% Gross Income Test, and certain other types of income, including dividends, interest and gains from the sale of stock or other securities and certain other income (including certain income from interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire Qualified REIT Real Estate Assets) not held for sale in the ordinary course of business (the "95% Gross Income Test"). Rents from real property will be treated as nonqualifying income to the extent (a) such rents are based on the profits of the lessee or (b) the lessor renders more than a de minimis amount of impermissible tenant services.

        We intend to maintain our REIT status by carefully monitoring our income, including income from liability hedging transactions and sales of mortgage assets, to comply with the REIT Gross Income Tests. We may be unable to comply with certain of the REIT Gross Income Tests under certain circumstances. For example, we may not meet the REIT Gross Income Tests if we sell a substantial amount of assets to repay borrowings in the event that other credit is unavailable to us or if we incur an unanticipated decrease in our qualifying income which may result in the nonqualifying income exceeding 5% of gross income. See "Taxation of the Corporation" below for a discussion of the tax consequences of failure to comply with the REIT provisions of the Code. For purposes of these gross income tests and the asset tests described above, a REIT is deemed to own a share of the income and assets of any partnership of which it is a member. In addition, for purposes of such tests, a REIT is deemed to directly own the income and assets of any qualified REIT subsidiary.

Distribution Requirement

        We must generally distribute to our stockholders an amount equal to at least 90% of our REIT taxable income before deductions of dividends paid and excluding net capital gain. For purposes of this provision, we will be required to demonstrate that our dividend payments, including any dividends associated with our dividend reinvestment plan, are not preferential.

Taxation of the Corporation

        In any year in which we qualify as a REIT, we will generally not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders and qualifies for a dividend paid deduction under the Code. We will, however, be subject to federal income tax at normal corporate income tax rates upon any undistributed REIT taxable income or capital gain. Notwithstanding our qualification as a REIT, we may also be subject to tax in certain other circumstances. For example, if we fail to satisfy either the 75% or the 95% Gross Income Test, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will generally be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% Gross Income Test multiplied by REIT taxable income and divided by gross income. We will also be subject to a tax of 100% on net income derived from any "prohibited transaction." Prohibited transaction means a sale or other disposition of property not held for investment and which is not foreclosure property. If we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to federal income tax on the income at the highest corporate income tax rate. In addition, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain net income for that year and (iii) any undistributed amount of ordinary and capital gains net income from the preceding taxable year, we would be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year. We may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated. If we fail to qualify as a REIT in any taxable year, and certain relief provisions of the Code do not apply, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible by us, nor would they generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, we would also be disqualified from reelecting REIT status for the four taxable years following the taxable year in which we become disqualified.

Taxation of Taxable U.S. Stockholders

        When we use the term "U.S. stockholders," we mean a holder of shares of our stock who is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to our U.S. stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31 of the previous year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions designated as net capital gain dividends will be taxable to our U.S. stockholders as capital gain income. Such capital gain income will be taxable to non-corporate U.S. stockholders at a 20% or 25% rate based on the characteristics of the asset we sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

  •
  include their proportionate share of our undistributed net capital gains in their taxable income;

  •
  receive a credit for their proportionate share of the tax paid by us in respect of our net capital gain; and

  •
  increase the adjusted basis of their stock by the difference between the amount of their share of our net capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

        Distributions we make and gains arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gains relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

        If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize a gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding

        We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A U.S. stockholder can meet this requirement by providing us with a properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax Exempt Stockholders

        The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax exempt entity. Based on that ruling, provided that a tax exempt stockholder has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax exempt stockholder. Generally, debt financed property includes property, the acquisition or holding of which is financed through a borrowing by the tax exempt U.S. stockholder.

        For tax exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. Any prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which:

  •
  is described in Section 401(a) of the Code; and

  •
  holds more than 10%, by value, of the interests in the REIT.

        Tax exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

        A REIT is a "pension-held REIT" if

  •
  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

  •
  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

  •
  the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

  •
  the total gross income of the REIT.

        A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in the Charter, we do not expect to be classified as a "pension-held REIT."

Taxation of Non-U.S. Stockholders

        The rules governing federal income taxation of "non-U.S. stockholders" are complex and no attempt will be made herein to provide more than a summary of such rules. As used herein, "non-U.S. stockholders" means beneficial owners of shares of our stock that are not U.S. stockholders.

        PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation). We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form, such as IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-U.S. stockholder with us or (ii) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Any portion of the dividends paid to non-U.S. stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-U.S. stockholders under most treaties.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholder's stock, such distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current accumulated earnings and profits if our stock is not a U.S. real property interest because we are a "domestically controlled REIT" as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sale exchanges of a U.S. real property interest, which includes certain interests in real property, but generally does not include mortgage loans or mortgage backed securities, will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder. We are required to withhold 35% of any distribution that is designated by us as a U.S. real property capital gains dividend. The amount withheld is creditable against the non-U.S. stockholder's FIRPTA tax liability.

        Gain recognized by a non-U.S. stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. stockholders. Because our stock is publicly traded, no assurance can be given that we are or will remain a "domestically controlled REIT." Alternatively, a non-U.S. stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of its stock under FIRPTA if the shares are traded on an established securities market.

        Gain not subject to FIRPTA will be taxable to a non-U.S. stockholder if (i) the non-U.S. stockholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gains from the sale of the stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

State, Local and Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Possible Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

EXPERTS

        The consolidated financial statements of America First Apartment Investors, L.P. as of December 31, 2001 and 2000 and for each of the three years in the three-year period ended December 31, 2001 and the balance sheet of America First Apartment Investors, Inc. as of April 30, 2002, have been included or incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the issuance of the shares of our common stock offered pursuant to this Consent Solicitation Statement/Prospectus and certain tax matters related to the Partnership and the Corporation as described under "FEDERAL INCOME TAX CONSIDERATIONS" will be passed upon by Kutak Rock LLP, Omaha, Nebraska.

GLOSSARY

        Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Consent Solicitation Statement/Prospectus:

        "Advisor" means America First Apartment Advisory Corporation, or any successor thereto, which will provide services to the Corporation pursuant to the Advisory Agreement.

        "Advisory Agreement" means the agreement, dated as of June 18, 2002, between the Corporation and the Advisor.

        "BUC" means a Beneficial Unit Certificate representing an assigned limited partnership interest in the Partnership.

        "BUC holders" means the holders of BUCs in each of the Partnerships.

        "Bylaws" means the bylaws of the Corporation, as the same may be amended from time to time.

        "Charter" means the Articles of Incorporation of the Corporation, as the same may be amended, supplemented or restated from time to time.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of the Partnership in a single transaction or series of transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding BUCs of the Partnership or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        "Consent Form" means the consent form to be used by BUC holders to consent to, deny consent to, or to abstain from consenting to the merger and the other transactions described herein.

        "Consent Solicitation Statement/Prospectus" means this Consent Solicitation Statement/ Prospectus, which is to be distributed to the BUC holders.

        "Corporation" means America First Apartment Investors, Inc., a newly-formed, externally-advised Maryland corporation which expects to qualify as a real estate investment trust for federal income tax purposes.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means The Bank of New York, which has been appointed by the General Partners to act as exchange agent in connection with the merger.

        "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "General Partner" means America First Capital Associates Limited Partnership Four, a Delaware limited partnership that serves as the sole General Partner of the Partnership.

        "Independent Directors" means those members of the Corporation's Board of Directors who are neither executive officers of the Corporation nor executive officers or directors of the Advisor or America First Companies L.L.C., nor have any other relationship which, in the opinion of the Board of

Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        "Independent Managers" means those members of the America First Companies L.L.C. Board of Managers who are neither executive officers, directors, employees, stockholders or equity members of America First Companies L.L.C. or its affiliates.

        "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of the outstanding stock of a corporation.

        "IRS" means the United States Internal Revenue Service.

        "Letter of Transmittal" means the letter of transmittal to be mailed by the Exchange Agent to each holder of BUC Certificates after the effective date of the merger containing instructions for use in effecting the surrender of the BUC Certificates in exchange for shares of Common Stock.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of June 18, 2002, between the Corporation and the Partnership.

        "MGCL" means the Maryland General Corporation Law.

        "Nasdaq" means the Nasdaq Stock Market/National Market System.

        "Non-U.S. Stockholder" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

        "Original Partnership" means America First Tax Exempt Mortgage Fund 2 Limited Partnership, a Delaware limited partnership which was the predecessor to the Partnership.

        "Ownership Limit" means a provision, contained in certain organizational documents of the Corporation, limiting the ownership of the Common Stock to 9.8% of the outstanding shares of any class of stock.

        "Partnership" means America First Apartment Investors, L.P., a Delaware limited partnership.

        "Partnership Agreement" means the Agreement of Limited Partnership of the Partnership, dated August 15, 1996.

        "Prohibited Owner" means any stockholder that owns shares of Common Stock in excess of the Ownership Limit.

        "Record Date" means September 9, 2002, the date of record for determining BUC holders entitled to vote on the merger.

        "Registration Statement" means the Registration Statement on Form S-4, together with this Consent Solicitation Statement/Prospectus, including any amendments thereto.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Special Committee" means the committee consisting of Independent Managers of America First Companies L.L.C. which has been appointed to review the fairness of the merger to the Partnership and the BUC holders.

        "Superior Competing Transaction" means, as defined in the Merger Agreement, a bona fide proposal of a Competing Transaction made by a third party which the General Partner determines in good faith (based on the advice of its investment banking firm) to be more favorable to BUC holders than the merger.

        "Tabulation Agent" means Georgeson Shareholder Communications Inc. which has been appointed by the General Partners to receive and tabulate BUC holder Consent Forms.

        "Treasury Regulations" means income tax regulations promulgated under the Code as such regulations may be amended from time to time (including temporary regulations).

        "UBTI" means unrelated business taxable income as defined in Section 512 of the Code.

INDEX TO COMPANY'S FINANCIAL STATEMENTS

Independent Auditors' Report	F-2
Balance Sheets as of April 30, 2002 (Audited) and as of June 30, 2002 (Unaudited)	F-3
Note to Balance Sheets	F-4

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
America First Apartment Investors, Inc.:

        We have audited the accompanying balance sheet of America First Apartment Investors, Inc. as of April 30, 2002. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of America First Apartment Investors, Inc. as of April 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

                      /s/ KPMG LLP

Omaha, Nebraska
April 30, 2002

AMERICA FIRST APARTMENT INVESTORS, INC.

Balance Sheet

	April 30, 2002 (Audited)	June 30, 2002 (Unaudited)
Asset
Cash	$1,200	$1,200

Stockholder's Equity
Common Stock, $0.01 par value, 500,000,000 shares authorized, 100 shares issued and outstanding	$1	$1
Additional paid-in capital	$1,199	$1,199

	$1,200	$1,200

See accompanying note to balance sheet.

AMERICA FIRST APARTMENT INVESTORS, INC.

Note to Balance Sheets
April 30, 2002 (Audited)
June 30, 2002 (Unaudited)

1.
Organization

        America First Apartment Investors, Inc. (the "Company") was formed on March 29, 2002 under the Maryland General Corporation Law for the purpose of owning and operating multifamily apartment complexes. The Company has not yet commenced operations. Operations of the Company will begin upon the completion of a proposed merger of America First Apartment Investors, L.P. with and into the Company. The Company will be the surviving corporation of the merger and will acquire the assets, and assume the liabilities of America First Apartment Investors, L.P. as a result of the merger.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of June 18, 2002, by and among AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation (the "Company"), and AMERICA FIRST APARTMENT INVESTORS, L.P., a Delaware limited partnership (the "Partnership").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of the Company and the sole general partner of the Partnership (the "General Partner"), with the concurrence of the Special Committee (as herein defined), have determined that it is advisable and in the best interest of the Company, the Partnership and their respective stockholders and partners (including, in the case of the Partnership, the holders of its Beneficial Unit Certificates ("BUCs") representing assigned limited partnership interests) to proceed with the strategic business combination of the Company and the Partnership on the terms and conditions described herein (the "Merger"), pursuant to which the Partnership will merge with and into the Company, the Company will be the surviving corporation in such merger and each BUC will be converted into the right to receive one share of the common stock, par value $0.01 per share, of the Company (the "Common Stock"); and

        WHEREAS, the Company, as the surviving corporation in the Merger, intends, following the Merger, to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        Section 1.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), the Partnership shall be merged with and into the Company at the Effective Time (as defined below). Following the Merger, the separate existence of the Partnership shall cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the assets, rights, liabilities and obligations of the Partnership in accordance with the MGCL and DRULPA.

        Section 1.02.    Closing.    The closing of the Merger will take place at 10:00 a.m. Central Time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article V hereof (the "Closing Date"), at the offices of Kutak Rock LLP, 1650 Farnam Street, Omaha, Nebraska, 68102, unless another date or place is agreed to in writing by the parties hereto.

        Section 1.03.    Effective Date.    As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, the parties shall file the articles of merger, certificate of merger or other appropriate documents for the merger of the Partnership with and into the Company executed in accordance with Section 3-110 of the MGCL and Section 17-211 of the DRULPA (collectively, the "Articles of Merger") and shall make all other filings or recordings required under the MGCL or the DRULPA to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Department of Assessments and Taxation of the State of Maryland and the Office of the Secretary of State of the State of Delaware, or at such other time as the parties shall specify in the Articles of Merger (the time and the date the Merger becomes effective being the "Effective Time" and the "Effective Date," respectively).

        Section 1.04.    Effects of the Merger.    The Merger shall have the effects set forth in the MGCL or the DRULPA, as appropriate. For federal income tax purposes, the parties hereto acknowledge and agree that the Merger will be characterized as a transfer of assets to the Company in exchange for Common Stock followed immediately thereafter by the distribution of the Common Stock in liquidation by the Partnership.

        Section 1.05.    Organizational Documents.    The Articles of Incorporation of the Company, as set forth in substantially the form of Exhibit A hereto (the "Charter") shall be duly adopted by the Company prior to the Closing and will continue to be in effect after the Effective Date. The bylaws of the Company, as in effect on the date hereof and set forth as Exhibit B hereto (the "Bylaws") will continue to be in effect after the Effective Date.

        Section 1.06.    Officers and Directors.    The officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Company following the Merger. The Board of Directors of the Company immediately prior to the Effective Time shall continue to constitute the Board of Directors of the Company after the Merger.

        Section 1.07.    Principal Executive Office.    The principal executive office of the Company following the Effective Date shall continue to be located at Suite 400, 1004 Farnam Street, Omaha, Nebraska, 68102.

ARTICLE II

EFFECT OF THE MERGER ON THE BUCS; EXCHANGE OF CERTIFICATES

        Section 2.01.    Conversion of BUCs and Partnership Interests.    By virtue of the Merger and without any action on the part of any holder of BUCs (a "BUC holder") or the General Partner:

          (a)  At the Effective Time, each issued and outstanding BUC shall be converted into the right to receive from the Company one (1.00) fully paid and nonassessable share of Common Stock, and the interest of the General Partner in the Partnership (the "GP Interest") will be converted into 50,738 fully paid and nonassessable shares of Common Stock. At the Effective Time, all BUCs and the GP Interest shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and the General Partner and each holder of a certificate representing BUCs shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.02(c), certificates representing the shares of Common Stock required to be delivered under this Section 2.01 (the "Merger Consideration") and any dividends or other distributions to which the General Partner or such holder is entitled pursuant to Section 2.02(e), in each case without interest and less any required withholding taxes.

          (b)  Notwithstanding the foregoing, the parties understand that following the Merger the rights of each stockholder of the Company under this Section 2.01 will be subject to the ownership limitations and other related provisions contained in the Charter. The parties hereto further understand that any dividends with respect to the Common Stock shall be payable when and as declared by the Board of Directors of the Company.

        Section 2.02.    Exchange of BUCs and Partnership Interests.

          (a)    Exchange Agent.    Prior to the Effective Time, the Company and the Partnership shall jointly appoint a bank, trust company or other qualified agent to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of BUCs or cancellation of uncertificated BUCs, as the case may be.

          (b)    Provision of Common Stock.    The Company shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the General Partner and the BUC holders, sufficient shares of Common Stock issuable in exchange for the GP Interest and the issued and outstanding BUCs pursuant to Section 2.01.

2

          (c)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a BUC (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the BUCs shall pass, only upon delivery of the BUCs to the Exchange Agent, and which shall be in a form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the BUCs in exchange for the Merger Consideration. Upon surrender of a BUC for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such BUC shall be entitled to receive in exchange therefor the Merger Consideration, and any cash distributions to which such holder is entitled pursuant to Section 2.02(e) hereof, and the BUC so surrendered shall forthwith be canceled. In the event of a transfer of ownership of BUCs which are not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the BUC so surrendered is registered if such BUC shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such BUC or establish to the satisfaction of the Company that such tax or taxes have been paid or are not applicable.

          (d)    Shares Issued for GP Interest.    As soon as reasonably practicable after the Effective Time, and upon delivery by the General Partner of such documents as may reasonably be required by the Exchange Agent, the General Partner shall be entitled to receive the Merger Consideration to which it is entitled hereunder and any cash distributions to which it is entitled pursuant to Section 2.02(e) hereof.

          (e)    Record Dates; Cash Distributions.

              (i)  From the date of this Agreement, the Company and the Partnership shall cooperate to establish and maintain record and payment dates for regular dividends and cash distributions on their respective capital stock and BUCs and GP Interest, such that the record and payment dates, respectively, for each of the Company and the Partnership occur on the same calendar date.

            (ii)  No cash distributions with respect to BUCs with a record date after the Effective Time shall be paid to the holder of any unsurrendered BUC until the surrender of such BUC in accordance with this Article II.

            (iii)  Subject to the effect of applicable abandoned property, escheat or similar laws, upon surrender of any BUC in exchange for Common Stock there shall be paid to the holder of such BUC, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Common Stock.

          (f)    No Further Ownership Rights in BUCs and GP Interest.    All Merger Consideration paid to the General Partner and paid upon the surrender of BUCs in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.02(e) hereof) shall be deemed to have been paid in full satisfaction of all rights pertaining to the GP Interest and the BUCs, subject, however, to the obligation of the Company to pay, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Partnership on such GP Interest or BUCs in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of

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  transfers on the transfer books of the Partnership of the BUCs which were outstanding immediately prior to the Effective Time. If, after the Effective Time, BUCs are properly presented to the Company, they shall be canceled and exchanged as provided in this Article II.

          (g)    No Liability.    None of the Company, the Partnership, the General Partner or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to the Company, upon demand, and any BUC holders who have not theretofore complied with Section 2.02(c) shall thereafter look only to the Company for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

          (h)    Withholding Rights.    The Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any BUC holder such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such BUC holder, in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

            (i)  If a certificate representing BUCs has been lost, stolen or destroyed, a certificate representing Common Stock constituting Merger Consideration will be issued by the Exchange Agent to the holder thereof if such holder delivers to the Exchange Agent (i) a duly completed and executed letter of transmittal in the form described in paragraph (c) of this Section 2.02 and (ii) an affidavit of the holder as to the fact that such certificate has been lost, stolen or destroyed and, if required in the sole discretion of the Company, the posting by such holder of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against the Company or the Exchange Agent with respect to such certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        The Partnerships represents and warrants to the Company as follows:

          (a)    Organization, Standing and Authority of the Partnership.    The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the businesses, properties, assets, financial conditions or results of operations of the Partnership (a "Partnership Material Adverse Effect").

          (b)    Partners.    The General Partner is America First Capital Associates Limited Partnership Four, a Delaware limited partnership which is the sole general partner of the Partnership. The sole limited partner of the Partnership is America First Fiduciary Corporation Number Eight, a Nebraska corporation ("AFFC").

          (c)    Capital Structure. There are issued and outstanding a total of 5,023,067 BUCs representing assignments of the limited partnership interest of AFFC in the Partnership. On the date of this Agreement, except as set forth in this Section 3(c), no other BUCs were outstanding.

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  All outstanding BUCs are validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Partnership having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which BUC holders may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Partnership is a party or by which it is bound, obligating the Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional BUCs, voting securities or other ownership interests of or obligating the Partnership to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any BUCs, voting securities or other ownership interests in the Partnership or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

          (d)    Authority; Noncontravention; Consents.    The Partnership has the requisite power and authority to enter into this Agreement. The Partnership has the requisite power and authority, subject to approval of the Merger, this Agreement and any other transactions contemplated hereby by the requisite vote of the BUC holders (the "BUC holder Approval"), to consummate the Merger and other transactions contemplated by this Agreement to which the Partnership is a party. The execution and delivery of this Agreement by the Partnership and the consummation by the Partnership of the Merger and other transactions contemplated hereby to which the Partnership is a party have been duly executed and authorized by all necessary action on the part of the Partnership, subject to the BUC holder Approval. This Agreement has been duly executed and delivered by the Partnership and constitutes a valid and binding obligation of the Partnership, enforceable against such entity in accordance with its terms. The execution and delivery of this Agreement by the Partnership does not, and the consummation of the Merger and other transactions contemplated hereby and compliance by the Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation to, or loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Partnership under (i) the Partnership's Agreement of Limited Partnership, dated August 15, 1996 (the "Partnership Agreement") or the certificate of limited partnership of the Partnership, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Partnership or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively "Laws") applicable to the Partnership or its properties or assets; other than, in the case of clause (ii) or (iii) any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Partnership Material Adverse Effect or (y) prevent the consummation of the Merger or other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative authority or agency (a "Governmental Entity"), is required by or with respect to the Partnership in connection with the execution and delivery of this Agreement by the Partnership or the consummation by the Partnership of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing with the Securities and Exchange Commission ("SEC") of (x) a consent solicitation statement/prospectus (the "Consent") relating to the approval by BUC holders of the Merger, this Agreement and the other transactions contemplated by this Agreement and a registration statement relating to the issuance of the Merger Consideration (the "Registration Statement") in which the Consent Solicitation Statement/Prospectus will be included as a prospectus and (y) such reports under

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  Section 13(a) and Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland and the Office of the Secretary of State of the State of Delaware and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise prevent the Partnership from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Partnership Material Adverse Effect.

          (e)    SEC Documents; Financial Statements; Undisclosed Liabilities.    The Partnership has filed all required reports, schedules, forms, statements and other documents required by it to be filed with the SEC (the "Partnership SEC Documents"). All of the Partnership SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Partnership SEC Documents. None of the Partnership SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Partnership SEC Documents. There is no unresolved violation, criticism or exception by any Governmental Entity of which the Partnership has received written notice with respect to such entity or statement which, if resolved in a manner unfavorable to the Partnership, could have a Partnership Material Adverse Effect. The financial statements of the Partnership included in the Partnership SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") (except, in the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Partnership as of the dates thereof and the results of operations and cash flows of the Partnership for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as permitted by Section 4.01 (for the purposes of this sentence, as if Section 4.01 had been in effect since December 31, 2000), the Partnership does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Partnership or in the notes thereto and which, individually or in the aggregate, would have a Partnership Material Adverse Effect.

          (f)    Absence of Certain Changes or Events.    Except as disclosed in the Partnership SEC Documents filed and publicly available prior to the date of this Agreement (referred to collectively as the "Partnership Filed SEC Documents"), since the date of the most recent financial statements included in the Partnership Filed SEC Documents (the "Financial Statement Date") and to the date of this Agreement, the Partnership has conducted its business only in the ordinary course and there has not been (i) any material adverse change in the business, financial condition or results of operations of the Partnership that has resulted or would result, individually or in the aggregate, in economic losses of the greater of $1,000,000 or 5% of the Net Asset Value (as hereinafter defined) of the Partnership (a "Partnership Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Partnership Material Adverse Change, (ii) except for regular quarterly distributions not in excess of

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  $0.25 per BUC, with customary record and payment date, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the BUCs, (iii) any split, combination or reclassification of any of the BUCs or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, BUCs, except as permitted by Section 4.01, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Partnership Material Adverse Effect or (v) any change in accounting methods, principles or practices by the Partnership materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Partnership Filed SEC Documents or required by a change in GAAP.

          (g)    Litigation.    Except as disclosed in the Partnership Filed SEC Documents and other than routine tort litigation arising from the ordinary course of operations of the Partnership which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of the Partnership, threatened against or affecting such entity that, individually or in the aggregate, could reasonably be expected to (i) have a Partnership Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Partnership having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

          (h)    Brokers; Fees and Expenses.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Partnership.

          (i)    Compliance With Laws.    Except as disclosed in the Partnership Filed SEC Documents, the Partnership has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

          (j)    Contracts; Debt Instruments.

              (i)  The Partnership is not in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Partnership Material Adverse Effect.

            (ii)  Except for any of the following expressly identified in the most recent financial statements contained in the Partnership Filed SEC Documents and except as permitted by Section 4.01, there are no loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments outstanding pursuant to which the Partnership is indebted in an aggregate principal amount in excess of $2,000,000 per item or pursuant to which such indebtedness may be incurred. For purposes of this Section 3(j)(ii), "indebtedness" shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured, (B) all obligations of such person under conditional sale or other title retention agreements related to property purchased by such person, (C) all capitalized lease obligations of such person, (D) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof),

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    (E) all guarantees of such person of any such indebtedness of any other person and (F) any agreements to provide any of the foregoing.

          (k)    Tangible Property and Assets.    The Partnership has good and marketable fee simple title to those assets set forth in its most recent report filed with the SEC on Form 10-Q, free and clear of all Liens other than (i) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any easement, restriction or minor imperfection of title or similar lien which individually or in the aggregate with other such liens does not materially impair the value of the property or asset subject to such lien or the use of such property or asset in the conduct of the business of the Partnership.

          (l)    Books and Records.

            (i)  The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Partnership Filed SEC Documents.

          (ii)  The Partnership has made available to the Company true and correct copies of the Partnership Agreement and its certificate of limited partnership, as amended to date.

          (m)    Registration Statement.    The information furnished by the Partnership for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          (n)    Vote Required.    The only vote of its security holders required for the Partnership to approve the Merger, this Agreement and the other transactions contemplated hereby (under applicable law or otherwise) is the affirmative vote of at least a majority of the outstanding BUCs.

ARTICLE IV

COVENANTS

        Section 4.01.    Conduct of Business by the Partnership.    During the period from the date of this Agreement to the Effective Time, the Partnership shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a partnership within the meaning of the Code. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Partnership shall not (and shall not authorize or commit or agree to):

          (a)  (i) split, combine or reclassify any BUCs or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for BUCs or partnership interests or (ii) purchase, redeem or otherwise acquire any BUCs or partnership interests;

          (b)  issue, deliver or sell, or grant any option or other right, in respect of any BUCs or partnership interests, any other voting or redeemable securities of the Partnership or any securities convertible into, or any rights, warrants or options to acquire, any such voting securities or convertible or redeemable securities, except to the respective Partnership;

          (c)  amend the Partnership Agreement or its certificate of limited partnership;

          (d)  merge or consolidate with any Person;

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          (e)  make any tax election (unless required by law or necessary to preserve the Partnership's status as a partnership for federal or state income tax purposes);

          (f)    (i) change in any material manner any of its methods, principles or practices of accounting, except as may be required by the SEC, applicable law or GAAP or (ii) make or rescind any express or deemed election relating to tax matters; or

          (g)  pay any cash distribution to BUC holders except for regular distributions at such times and in such amounts as are consistent with its existing practices.

        Section 4.02.    Other Actions.    The Partnership shall not take any action that would result in (i) any of the representations and warranties of the Partnership (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 7.01, any of the conditions to the Merger set forth in Article V not being satisfied.

        Section 4.03.    Preparation of the Registration Statement and the Consent Solicitation Statement/Prospectus.

          (a)  As soon as practicable following the date of this Agreement, the Partnership shall prepare and file with the SEC a preliminary Registration Statement in form and substance satisfactory to the Company in which the Consent Solicitation Statement/Prospectus will be included as a prospectus. The Partnership shall use its best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Partnership shall use its best efforts to mail the Consent Solicitation Statement/Prospectus to the BUC holders as promptly as practicable after the Registration Statement is declared effective. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Consent Solicitation Statement/Prospectus or for additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Consent Solicitation Statement/Prospectus. The Registration Statement and the Consent Solicitation Statement/Prospectus shall comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Consent Solicitation Statement/Prospectus, the Partnership shall promptly inform the Company of such occurrences and cooperate in filing with the SEC and/or mailing to the BUC holders such amendment or supplement in a form reasonably acceptable to the Partnership and the Company.

          (b)  The Partnership covenants that the Consent Solicitation Statement/Prospectus shall include (i) a determination of the General Partner to the effect that the Merger and this Agreement are fair to, and in the best interests of, the BUC holders and (ii) the recommendation of the General Partner in favor of the Merger and this Agreement, in each case made with the concurrence of a majority of the members of the special committee of the Board of Managers of America First Companies L.L.C. consisting entirely of managers who qualify as "independent" as defined in Rule 4200(14) of the Rules of the Nasdaq Stock Market/National Market (the "Special Committee"); provided, however, that the recommendation of such General Partner may not be included or may be withdrawn, modified or amended if such General Partner (with the concurrence of the Special Committee) approves or recommends a Superior Competing Transaction (as defined below) or enters into an agreement with respect to such Superior

9

  Competing Transaction and the General Partner (with the concurrence of the Special Committee) determines in good faith that it is in compliance with Article VI hereof.

        Section 4.04.    Best Efforts; Notification.

          (a)  Upon the terms and subject to the conditions set forth in this Agreement, the Partnership agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from nongovernmental third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that the Partnership shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 5.01(e).

          (b)  The Partnership shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Partnership or the conditions to the obligations of the parties under this Agreement.

        Section 4.05.    No Solicitation of Transactions.    Subject to Article VI, the Partnership shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate or solicit (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or authorize or permit any of its partners, BUC holders, officers, directors, employees or agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives retained by it to take any such action. The Partnership shall notify the Company in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters, and if such inquiry or proposal is in writing, the Partnership shall deliver to the Company a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the Merger and the other transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving the Partnership; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of the Partnership in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or

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transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding BUCs or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Section 4.06.    Public Announcements.    The Partnership and the Company will consult with each other before issuing, and provide the other parties the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Merger will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

        Section 4.07.    Listing of Common Stock.    The Company will promptly prepare and submit to the Nasdaq Stock Market ("Nasdaq") a listing application covering the Common Stock issuable in the Merger. Prior to the Effective Time, the Company shall use its best efforts to have the Nasdaq approve for listing, upon official notice of issuance, the Common Stock to be issued in the Merger.

        Section 4.08.    Indemnification.

          (a)  The Partnership and, from and after the Effective Time, the Company, shall indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, employee, member of the Board of Managers or agent of America First Companies L.L.C. (whether or not acting in its capacity as general partner of the General Partner) or affiliate (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person acted on behalf of the General Partner at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("Partnership Indemnified Liabilities"), including all Partnership Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Merger, in each case to the full extent a Partnership is permitted under its Partnership Agreement to indemnify its own partners or the Company is permitted under Maryland law to indemnify such persons, as the case may be (and such Partnership or the Company, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, subject to the limitations set forth in Section 4.08(c) below).

          (b)  Any Indemnified Parties proposing to assert the right to be indemnified under this Section 4.08 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 4.08 against any Partnership and/or the Company (collectively, the "Indemnifying Parties"), notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. If the Indemnifying Parties assume the defense, the Indemnifying

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  Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their partners, officers or directors; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties.

          (c)  It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (i) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (ii) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

          (d)  The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

          (e)  The provisions of this Section 4.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and personal representatives and shall be binding on all successors and assigns of the Partnership and the Company.

ARTICLE V

CONDITIONS PRECEDENT

        The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a)    Approval of BUC Holders.    The approval of holders of not less than a majority of the issued and outstanding BUCs as of the record date established in connection with the solicitation of BUC holder consent.

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          (b)    Listing of Common Stock.    The Nasdaq shall have approved for listing the Common Stock to be issued in the Merger (subject only to official notice of issuance thereof) and such approval shall remain in effect at the Effective Time.

          (c)    Absence of Certain Conditions.    The absence at the Effective Time of (i) any suspension of trading of, or limitation on prices for, securities generally on the Nasdaq, (ii) a declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or (iii) in the case of any of the foregoing existing on the date of the Consent Solicitation Statement/Prospectus, any material acceleration or worsening thereof.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          (e)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

          (f)    Opinion Related to Partnership Status of the Partnership.    The Company shall have received an opinion dated as of the Closing Date of Kutak Rock LLP, subject to certificates, letters and assumptions, reasonably satisfactory to the Company that the Partnership is a partnership and not a corporation or an association taxable as a corporation, for federal income tax purposes.

          (g)    Opinion Related to REIT Status of the Company.    The Partnership shall have received an opinion dated as of the Closing Date of Kutak Rock LLP, subject to certificates, letters and assumptions, reasonably satisfactory to the Partnership that following the Merger (after giving effect thereto), the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

          (h)    Investment Company Act Opinion.    The Partnership shall have received an opinion dated as of the Closing Date of Kutak Rock LLP, subject to certificates, letters and assumptions, reasonably satisfactory to the Partnership, to the effect that neither the Company nor any of its Subsidiaries is an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

          (i)    Consents and Approvals.    All consents and approvals from third parties necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement shall have been received, other than such consents and approvals from third parties, which, if not obtained, would not result, individually or in the aggregate, in Partnership Material Adverse Effect.

          (j)    Absence of Material Adverse Effects.    There shall be no event or any matter brought to the attention of the General Partner that, in its sole judgment, materially affects, whether adversely or otherwise, the Partnership, the Company or the Merger.

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ARTICLE VI

GENERAL PARTNER ACTIONS

        Notwithstanding Section 4.05 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the General Partner, as determined in good faith based on the advice of outside counsel, the General Partner may:

          (a)  disclose to the BUC holders any information required to be disclosed under applicable law;

          (b)  in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a customary confidentiality agreement (as determined by its outside counsel) to, any person in connection with a Competing Transaction proposed by such person; and

          (c)  approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Merger or this Agreement) a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "Superior Competing Transaction" means a bona fide proposal of a Competing Transaction made by a third party which the General Partner determines in good faith (based on the advice of its investment banking firm) to be more favorable to the BUC holders than the Merger), as the case may be.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        Section 7.01.    Termination.    This Agreement may be terminated at any time prior to the Effective Date whether before or after BUC holder Approval has been obtained:

          (a)  by mutual written consent of the General Partner (with the concurrence of not less than a majority of the Special Committee) and the Company;

          (b)  by the Partnership, upon a breach of any covenant or agreement of the Company set forth in this Agreement; provided, however, that the right to cause a termination of this Agreement under this Section 7.01(b) shall not be available to the Partnership if it has breached its representations or warranties or has breached in any material respects any of its covenants or agreements hereunder;

          (c)  by the Company, upon a breach of any covenant or agreement of the Partnership set forth in this Agreement; provided, however, that the right to cause a termination of this Agreement under this Section 7.01(c) shall not be available to the Company if it has breached its representations or warranties or has breached in any material respects any of its covenants or agreements hereunder;

          (d)  by either party, if the Merger shall not have been consummated before December 31 2002;

          (e)  by the Partnership, if the BUC holder approval shall not have been obtained on or prior to December 31, 2002; or

          (f)    by the Partnership, if prior to obtaining BUC holder approval, the General Partner (or a majority of the Special Committee) acting in compliance with the provisions of this Agreement, changes its recommendation with respect to, or withdraws or modifies its approval of, the Merger or this Agreement.

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        Section 7.02.    Expenses.    Except as otherwise specified in this Section 7.02 or agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Partnership. If, however, the Merger is consummated, the Company will be allocated the entire amount of the expenses referred to in this Section 7.02. The obligation to pay expenses pursuant to this Section 7.02 shall be limited to expenses associated with the consummation of the Merger and shall not extend to any personal expenditure of the General Partner, the holder of any BUC or another person.

        Section 7.03.    Effect of Termination.    In the event of termination of this Agreement by the Partnership as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Partnership, other than Sections 4.08 and 7.02 and this Section 7.03, and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 7.04.    Amendment.    This Agreement may be amended or modified by the General Partner (with the concurrence of the Special Committee) acting on behalf of the Partnership and the Company in writing by appropriate instrument executed at any time before or after any BUC holder Approval is obtained and prior to the Effective Date; provided, however, that, after BUC holder Approval is obtained, no such amendment, modification or supplement shall be made which alters the amount or changes the form of the consideration to be delivered to BUC holders or alters or changes any of the terms or conditions of this Agreement if such alteration or change would, in the reasonable judgment of the General Partner, adversely affect the BUC holders unless a majority in interest of the BUC holders consent to such amendment, modification or supplement.

        Section 7.05.    Waiver.    Compliance with any of the provisions of this Agreement may be waived by the General Partner (with the concurrence of not less than a majority of the Special Committee), acting on behalf of the Partnership, and the Company in writing by appropriate instrument executed at any time before or after any BUC holder Approval is obtained and prior to the Effective Date; provided, however, that, after BUC holder Approval is obtained, no such waiver shall be made which alters or changes any of the terms or conditions of this Agreement if such alteration or change would, in the reasonable judgment of the General Partner, adversely affect BUC holders unless a majority in interest of the BUC holders consents to such waiver.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.02.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of

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transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to the Partnership, to:	America First Companies L.L.C. 1004 Farnam Street Omaha, Nebraska 68102 Attn: Joseph N. Grego Fax: (402) 345-8966
if to the Company, to:	America First Apartment Investors, Inc. 1004 Farnam Street Omaha, Nebraska 68102 Attn: Lisa Y. Roskens Fax: (402) 345-8966
In each case, with a copy to:	Kutak Rock LLP 1650 Farnam Street Omaha, Nebraska 68102 Attn: Steven P. Amen Fax: (402) 346-1148

        Section 8.03.    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 8.04.    Execution in Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 8.05.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement and the other agreements entered into in connection with the Merger: (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 4.08, are not intended to confer upon any person other than the parties hereto any rights or remedies.

        Section 8.06.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

        Section 8.07.    Limitation on Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.08.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms

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and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

ARTICLE IX

CERTAIN DEFINITIONS

        For purposes of this Agreement:

        "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        "Agreement" means this Agreement and Plan of Merger, as it may be amended from time to time.

        "BUC" or "BUCs" means limited partnership interest in the Partnership held by AFFC and assigned to the BUC holders pursuant to the provisions of the Partnership Agreement.

        "Company" means America First Apartment Investors, Inc., a Maryland corporation.

        "Partnership" means America First Apartment Investors, L.P., a Delaware limited partnership.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        "Special Committee" means the committee of the Board of Managers of America First Companies L.L.C. consisting entirely of managers who qualify as "independent" as defined in Rule 4200(14) of the Rules of the Nasdaq Stock Market/National Market which has been appointed to review the fairness of the terms of the Merger with respect to the BUC holders.

        "Subsidiary" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

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        IN WITNESS WHEREOF, the Partnership and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AMERICA FIRST APARTMENT INVESTORS, INC., as the Company
By	/s/ LISA Y. ROSKENS Lisa Y. Roskens, President and Chief Executive Officer
AMERICA FIRST APARTMENT INVESTORS, L.P., as the Partnership
By America First Capital Associates Limited Partnership Four, its general partner
By America First Companies L.L.C., its general partner
By	/s/ LISA Y. ROSKENS Lisa Y. Roskens, President and Chief Executive Officer

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APPENDIX B

ADVISORY AGREEMENT

ADVISORY AGREEMENT

        THIS ADVISORY AGREEMENT (this "Agreement") is entered into as of June 18, 2002, by and between AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation (the "Company"), and AMERICA FIRST APARTMENT ADVISORY CORPORATION, a Maryland corporation (the "Advisor").

W I T N E S S E T H:

        WHEREAS, the Company is a newly formed corporation that intends to qualify as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the Company, directly or through its Subsidiaries, invests in multifamily apartment complexes and other real estate related investments meeting the investment criteria established from time to time by its Board of Directors (collectively, the "Real Estate Assets"); and

        WHEREAS, the Company desires to retain the Advisor to manage the operations and investments of the Company and its Subsidiaries and to perform administrative services for the Company and its Subsidiaries, each in the manner and on the terms set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

        Section 1.    Definitions.    Capitalized terms used herein shall have the respective meanings assigned them in this Section 1:

          (a)  "Affiliate" means, with respect to either party hereto, (i) any person who directly or indirectly controls or is controlled by or is under common control with the specified party, (ii) any person who is (or has the power to designate) an officer of, general partner in or trustee of, or serves (or has the power to designate a person to serve) in a similar capacity with respect to, the specified party, and (iii) any person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified party.

          (b)  "Agreement" means this Advisory Agreement between the Company and the Advisor, as amended from time to time.

          (c)  "Board of Directors" means the board of directors of the Company.

          (d)  "Foreclosed Bonds" means any one or more of the tax-exempt housing bonds which were originally issued by various state or local authorities to America First Tax Exempt Mortgage Fund 2 Limited Partnership (the predecessor to the Prior Partnership) in order to provide construction and permanent financing for seven multifamily housing properties that the Prior Partnership acquired through foreclosure or deed in lieu of foreclosure.

          (e)  "Funds From Operations" means the Company's net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization (excluding amortization of deferred financing cost) and after comparable adjustments for an entity's portion of these items related to unconsolidated entities and joint ventures.

          (f)    "GAAP" means accounting principles generally accepted in the United States of America.

          (g)  "Governing Instruments" means the articles of incorporation and bylaws, in the case of a corporation, the limited liability company agreement, in the case of a limited liability company and the partnership agreement, in the case of a partnership, as such instruments may be amended from time to time.

          (h)  "Independent Directors" means those members of the Board of Directors who are neither executive officers of the Company nor executive officers or directors of the Advisor and who otherwise qualify as independent directors under the rules of the stock exchange on which the common stock of the Company is listed.

          (i)    "Prior Partnership" means America First Apartment Investors, L.P., a Delaware limited partnership which merged with and into the Company as of the date of this Agreement.

          (j)    "Qualified REIT Subsidiary" means a corporation, 100% of the stock of which is held by the Company at all times during the existence of the corporation, consistent with the definition of Qualified REIT Subsidiary in Section 856(i)(2) of the Code.

          (k)  "Subsidiary" shall mean any corporation, whether now existing or in the future established, of which the Company, directly or indirectly, owns more than 50% of the outstanding voting securities of any class or classes, or any business trust, partnership or similar noncorporate form in which the Company, directly or indirectly, owns more than 50% of the beneficial interests.

          (l)    "Taxable REIT Subsidiary" means a corporation, the stock of which is held by the Company, consistent with the definition of Taxable REIT Subsidiary in Section 856(l) of the Code.

        Section 2.    General Duties of the Advisor.    Subject to the supervision of the Board of Directors, the Advisor shall provide services to the Company, and to the extent directed by the Board of Directors, shall provide similar services to any Subsidiary of the Company as follows:

          (a)  administer the day-to-day operations of the Company and its Subsidiaries and perform or supervise the performance of such administrative functions necessary in the management of the Company and its Subsidiaries as may be agreed upon by the Advisor and the Board of Directors, including, without limitation, collection of revenues and payment of expenses, debts and obligations and maintenance of appropriate computer services to provide such administrative functions;

          (b)  serve as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors;

          (c)  act as the authorized agent of the Company in connection with the identification, evaluation, purchase, financing, operation and disposition of Real Estate Assets and, as such, the officers and designated employees of the Advisor will have the authority to execute documents in connection therewith on behalf of the Company;

          (d)  furnish reports and statistical and economic research to the Company regarding the investments, activities and results of operations of the Company and its Subsidiaries and the services performed for the Company and its Subsidiaries by the Advisor;

          (e)  monitor and provide to the Board of Directors on an on-going basis information and other data regarding national and local real estate markets in which the Company or its Subsidiaries maintain or expect to acquire Real Estate Assets;

          (f)    communicate on behalf of the Company with the holders of equity and debt securities of the Company as required to satisfy the continuous reporting and other requirements of any governmental or regulatory bodies or agencies and maintain effective relations with such holders of the Company's securities;

          (g)  to the extent not otherwise subject to an agreement executed by the Company, designate one or more property managers for the Company's Real Estate Assets, which managers may be Affiliates of the Advisor, and monitor and administer such managers;

          (h)  counsel the Company in connection with policy decisions to be made by the Board of Directors;

          (i)    upon request by, and in accordance with the directions of, the Board of Directors, invest or reinvest any money of the Company;

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          (j)    engage in hedging activities on behalf of the Company or any of its Subsidiaries consistent with the Company's qualification as a REIT and any other directions of the Board of Directors;

          (k)  provide the executive and administrative personnel and services required in rendering the foregoing services to the Company and its Subsidiaries;

          (l)    supervise compliance with REIT provisions of the Code and maintain exemption from the Investment Company Act of 1940, as amended;

          (m)  qualify and cause the Company to qualify to do business in all applicable jurisdictions;

          (n)  cause the Company to retain qualified legal counsel, independent public accountants, tax experts and other professionals;

          (o)  comply with and use its best efforts to cause the Company to comply with all applicable laws; and

          (p)  as approved and directed by the Board of Directors, perform such other services as may be required from time to time for management and other activities relating to the assets of the Company and its Subsidiaries as the Advisor shall deem appropriate under the particular circumstances.

        Section 3.    Additional Activities of the Advisor.    Nothing herein shall prevent the Advisor or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in or advisory service to other entities investing in any type of real estate investment, including investments which meet the principal investment objectives of the Company and its Subsidiaries. Directors, officers, employees and agents of the Advisor or its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by the Company's Governing Instruments, or by any resolutions duly adopted by the Board of Directors. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

        Section 4.    Bank Accounts.    At the direction of the Board of Directors, the Advisor may establish and maintain one or more bank accounts in the name of the Company or any of its Subsidiaries, and may collect and deposit funds into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Advisor shall from time to time render appropriate accounting of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any of its Subsidiaries.

        Section 5.    Records; Confidentiality.    The Advisor shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any of its Subsidiaries at any time during normal business hours. The Advisor shall keep confidential any and all information it obtains from time to time in connection with the services it renders under this Agreement and shall not disclose any portion thereof to nonaffiliated third parties except with the prior written consent of the Company or any of its Subsidiaries.

        Section 6.    Obligations of the Advisor.

        (a)  The Advisor shall establish and maintain a committee consisting of persons who are qualified to evaluate investments in real estate and the financing thereof (the "Investment Committee") which shall be responsible for the establishment of investment guidelines and criteria relating to the acquisition and disposition of Real Estate Assets on behalf of the Company. All acquisitions and dispositions of Real Estate Assets by the Company must be reviewed and approved in advance by the Investment Committee.

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        (b)  The Advisor shall require each seller or transferor of Real Estate Assets to the Company to make such representations and warranties regarding such Real Estate Assets as may, in the judgment of the Advisor, be necessary and appropriate. In addition, the Advisor shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's Real Estate Assets and other investments.

        (c)  The Advisor shall refrain from any action which, in its sole judgment made in good faith, would adversely affect the status of the Company as a REIT or, if applicable, any of its Subsidiaries as either a Qualified REIT Subsidiary, Taxable REIT Subsidiary or a partnership for federal income tax purposes or which, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental or regulatory body or agency having jurisdiction over the Company or any such Subsidiary or which would otherwise not be permitted by the Company's or any such Subsidiary's Governing Instruments. If the Advisor is ordered to take any such action by the Board of Directors, the Advisor shall promptly notify the Board of Directors of the Advisor's judgment that such action would adversely affect the status of the Company or any of its Subsidiaries under the Code or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Advisor, its directors, officers, stockholders and employees shall not be liable to the Company, any Subsidiary of the Company, the Independent Directors or the Company's or any Subsidiary's stockholders for any act or omission by the Advisor, its directors, officers, stockholders or employees except as provided in Section 10 of this Agreement.

        Section 7.    Compensation of the Advisor.    The Company shall pay to the Advisor, for ongoing advisory services rendered under this Agreement:

          (a)  an Administrative Fee in an amount equal to

              (i)  0.60% per annum of the first $250,000,000 of the sum of (i) the original principal amount of the Foreclosed Bonds (even if such Foreclosed Bonds are subsequently reissued in different principal amounts) and (ii) the gross purchase price of any other Real Estate Assets acquired by the Company or its predecessors and

            (ii)  0.50% per annum of such sum in excess of $250,000,000; provided that the Administrative Fee will be 0.60% of such sum in excess of $250,000,000 with respect to any calendar year for which the Funds From Operations exceeds an amount equal to $1.60 times the average number of shares of the Company's common stock issued and outstanding during such calendar year (adjusted appropriately for stock splits, reverse stock splits and similar transactions).

      Such Administrative Fee will be payable on a monthly basis, except that if the Administrative Fee payable as provided in clause (ii) above shall be increased from 0.50% to 0.60% for a particular calendar year, then the additional amount will be payable in a single payment which shall be due on the date that the Company receives the final audit report from its independent accountants on the financial statements relating to such calendar year.

          (b)  a Property Acquisition Fee in connection with the identification, evaluation and acquisition of Real Estate Assets (other than the multifamily properties that had originally been financed by the Foreclosed Bonds) and the financing thereof, including through the reissuance of Foreclosed Bonds, in an amount equal to 1.25% of the gross purchase price paid by the Company for such additional Real Estate Assets. The Property Acquisition Fee with respect to an acquisition of a Real Estate Asset will be payable at the time of the closing of the acquisition of such Real Estate Asset by the Company.

          (c)  The Company may pay an Affiliate of the Advisor a reasonable property management fee in connection with the management of the Company's Real Estate Assets. The property

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  management fee paid with respect to any Real Estate Asset may not exceed the fees that would be charged for such management services by independent parties in the same geographic location.

          (d)  If loans are made to the Company by an Affiliate of the Advisor, the maximum amount of interest that may be charged by such Affiliate shall be the lesser of the interest rate (i) which would be charged by an unaffiliated lender to the Company or (ii) which the Advisor or its Affiliates paid to obtain the funds to make the loan to the Company.

        Section 8.    Reimbursement of Expenses Incurred by the Advisor.

        (a)  The Company will reimburse the Advisor and its Affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred by them on Company business, direct out-of-pocket fees, expenses and charges paid by them to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to the Company's stockholders, an allocable portion of the salaries and fringe benefits of the employees of the Advisor or its Affiliates (including the officers of the Advisor except as set forth in paragraph (c) below), insurance premiums (including premiums for liability insurance which will cover the Company, the Advisor and their respective Affiliates), the cost of compliance with all state and federal regulatory requirements, any stock exchange or NASDAQ listing fees for the Company's securities, and charges and other payments to third parties for services rendered to the Company.

        (b)  Expenses incurred by the Advisor on behalf of the Company shall be reimbursed monthly to the Advisor within 30 days after the end of each month. The Advisor shall prepare a statement documenting the expenses incurred by the Advisor on behalf of the Company during each month, and shall deliver such statement to the Company within 15 days after the end of each month.

        (c)  The Company will not reimburse the Advisor or its Affiliates for any items of general overhead, including, but not limited to, rent, utilities or the use of computers, office equipment or other capital items owned by the Advisor or its Affiliates. In addition, the Company will not reimburse the Advisor or its Affiliates for the salaries, fringe benefits or travel expenses of the officers of the Advisor who are also executive officers of America First Companies L.L.C., the principal owner of the Advisor or for any compensation paid to the Board of Managers of America First Companies L.L.C.

        (d)  If, as a result of a review by the Company's independent accountants of expense reimbursement paid to the Advisor under this Section 8, an adjustment thereto is recommended by such independent accounts, then the Advisor shall credit any excess reimbursement against any future reimbursements to be paid under this Section 8 or, if such excess reimbursement is made after the termination of this Agreement, refund such excess reimbursement to the Company.

        (e)  The Company and its Subsidiaries shall be responsible for the payment of all of their own expenses.

        Section 9.    Monitoring Services.    The Advisor will monitor the management of the Company's Real Estate Assets. Such monitoring will include, but not be limited to, the following activities: serving as the Company's consultant with respect to the on-site management of Real Estate Assets; performing periodic on-site inspections of Real Estate Assets, review and approval of annual operating budgets for Real Estate Assets, review and approval of capital improvements for Real Estate Assets, collection of information and submission of reports pertaining to the Real Estate Assets and to moneys remitted to the Advisor or the Company by property managers; periodic review and evaluation of the performance of each Real Estate Asset; acting as a liaison between property managers and the Company and working with property managers to the extent necessary to improve their performance; review of and recommendations as to placement of insurance coverage, handling of insurable losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Real Estate Assets; and review of property manager's reports on the Real Estate Assets. The Advisor may enter

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into subcontracts with other parties, including its Affiliates, to provide any such services for the Advisor.

        Section 10.    Limits of Advisor Responsibility.

        (a)  The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Advisor, including as set forth in Section 6(c) of this Agreement. The Advisor and its directors, officers, stockholders and employees will not be liable to the Company, any of its Subsidiaries, the Independent Directors or the stockholders of the Company or its Subsidiaries for any acts or omissions by the Advisor, its directors, officers, stockholders or employees under or in connection with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company or its Subsidiaries shall reimburse, indemnify and hold harmless the Advisor and its stockholders, directors, officers and employees from and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, reasonable attorneys' fees) in respect of or arising from any acts or omissions of the Advisor or its stockholders, directors, officers and employees made in good faith in the performance of the Advisor's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

        (b)  The Advisor shall reimburse, indemnify and hold harmless the Company, any of its Subsidiaries, or any of their stockholders, directors, officers and employees from any and all expenses, losses, damages, liabilities, demands, charges and claims (including, without limitation, reasonable attorneys' fees) arising out of any intentional misstatements of fact made by the Advisor in connection with this Agreement and the services to be rendered hereunder.

        Section 11.    Relationship of the Parties.    The Advisor shall for all purposes be an independent contractor with respect to the Company and the services provided to the Company hereunder. The Company and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

        Section 12.    Term.    This Agreement shall commence on the effective date of the merger between the Company and the Prior Partnership and shall continue in force for a period of five years from such date. This Agreement will be automatically extended for additional one-year terms unless either the Company or the Advisor elects not to renew this Agreement and notifies the other party in writing thereof not less than 60 days prior to the end of the term of this Agreement or any extension thereof. Any decision by the Company not to renew this Agreement shall be made by a majority of the Independent Directors of the Company.

        Section 13.    Termination by the Company for Cause.    At the option of the Company, this Agreement or any extension hereof shall be and become terminated upon 60 days' written notice of termination from the Board of Directors to the Advisor if any of the following events shall occur:

          (a)  if the Advisor shall materially breach any provision of this Agreement and, after notice of such breach, shall not cure such breach within 30 days; or

          (b)  there is entered an order for relief or similar decree or order with respect to the Advisor by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Advisor (i) ceases or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors, (ii) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee,

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  custodian, liquidator or sequestrator (or other similar official) for itself or for any substantial part of its assets or authorizes such an application or consent, (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or (iv) permits or suffers all or any substantial part of its assets to be sequestered or attached by court order and the order remains undismissed for 30 days; or proceedings seeking the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) for the Advisor or for any substantial part of its assets are commenced without authorization, consent or application against the Advisor and continue undismissed for 30 days; or proceedings to sequester or attach all or any substantial part of the Advisor's assets are instituted against the Advisor without authorization, consent and application and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency.

If any of the events specified in this Section 13 shall occur, the Advisor shall give prompt written notice thereof to the Board of Directors upon the happening of such event.

        Section 14.    Termination Without Cause.    Either party may terminate this Agreement without cause upon 60 days' prior written notice by, (i) in the case of termination by the Company, a majority vote of the Independent Directors or by a vote of the holders of a majority of the outstanding shares of the Company's common stock, and (ii) in the case of termination by the Advisor, by a majority vote of the Board of Directors of the Advisor. In the event this Agreement is terminated by the Company without cause, or in the event this Agreement is not renewed by the Company without cause, the Company, in addition to its obligations under Section 16, shall pay the Advisor a termination or nonrenewal fee equal to the appraised present value of the amount of Administrative Fees that would have been earned under this Agreement through December 31, 2016. In making this calculation, the appraiser shall give due consideration to the record of the growth in the Company's real estate assets through the date of termination or non-renewal. Such appraisal shall be conducted by an independent nationally-recognized appraisal firm mutually agreed upon by the Independent Directors (on behalf of the Company) and the Advisor and the costs of such appraisal shall be borne equally by the parties. If the parties are unable to agree upon such appraisal firm within 30 days following notice of termination or, in the event of nonrenewal, the termination date, then the Independent Directors (on behalf of the Company) and the Advisor shall as soon as reasonably practicable, but in no event more than 45 days following notice of termination or, in the event of nonrenewal, the termination date, each choose a nationally-recognized independent appraisal firm to conduct an appraisal. In such event, (i) the termination fee shall be deemed to be the average of the appraisals as conducted by each party' s chosen appraiser and (ii) each party shall pay the costs of its appraiser so chosen. Any appraisal conducted hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers.

        Section 15.    Assignments.

        (a)  Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any such assignment shall bind the assignee hereunder in the same manner as the Advisor is bound. In addition, the assignee shall execute and deliver to the Company a joinder agreement to this Agreement naming such assignee as Advisor. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

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        (b)  Notwithstanding any provision of this Agreement, the Advisor may subcontract and assign any or all of its responsibilities as provided under Section 9 of this Agreement, and the Company hereby consents to any such assignment and subcontracting.

        Section 16.    Action Upon Termination.    From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14 or 15 of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Advisor shall forthwith:

          (a)  after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or any of its Subsidiaries all money collected and held for the account of the Company or any of its Subsidiaries pursuant to this Agreement;

          (b)  deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any of its Subsidiaries; and

          (c)  deliver to the Board of Directors all property and documents of the Company or any of its Subsidiaries then in the custody of the Advisor.

        Section 17.    Release of Money or Other Property Upon Written Request.    The Advisor agrees that any money or other property of the Company or any of its Subsidiaries held by the Advisor under this Agreement shall be held by the Advisor as custodian for the Company or any such Subsidiary, and the Advisor's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or any such Subsidiary. Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company requesting the Advisor to release to the Company or any of its Subsidiaries any money or other property then held by the Advisor for the account of the Company or any of its Subsidiaries under this Agreement, the Advisor shall release such money or other property to the Company or any of its Subsidiaries within a reasonable period of time, but in no event later than 60 days following such request. The Advisor shall not be liable to the Company, any Subsidiary of the Company, or any of their respective officers, directors, stockholders, employees or agents for any acts performed or omissions to act by the Company or any of its Subsidiaries in connection with the money or other property released to the Company or any of its Subsidiaries in accordance with this Section 17. The Company and any of its Subsidiaries shall indemnify the Advisor, its directors, officers, stockholders and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Advisor's release of such money or other property to the Company or any of its Subsidiaries in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Advisor to indemnification under Section 10 of this Agreement.

        Section 18.    Representations and Warranties.

        (a)  The Company hereby represents and warrants to the Advisor as follows:

            (i)  The Company is duly incorporated, validly existing and in good standing under the laws of Maryland, has full corporate power and authority to own its assets and to transact the business in which it is now engaged and is duly qualified or registered as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

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          (ii)  The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental or regulatory authority or agency is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect relating to the rights and remedies of creditors generally, and general principles of equity.

          (iii)  The execution, delivery and performance of this Agreement, and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental or regulatory authority or agency binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or any of its subsidiaries, or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company, any Subsidiary of the Company or any of their assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of their property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

        (b)  The Advisor hereby represents and warrants to the Company as follows:

            (i)  The Advisor is duly incorporated, validly existing and in good standing under the laws of Maryland, has full corporate power and authority to own its assets and to transact the business in which it is now engaged and is duly qualified or registered to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Advisor and its Subsidiaries, taken as a whole. The Advisor does not do business under any fictitious business name.

          (ii)  The Advisor has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental or regulatory authority or agency is required by the Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been and each instrument or document required hereunder will be executed and delivered by a duly authorized agent of the Advisor, and this Agreement constitutes, and each instrument or document required

9

  hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.

          (iii)  The execution, delivery and performance of this Agreement, and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator, or governmental or regulatory authority or agency binding on the Advisor, or the Governing Instruments of, or any securities issued by, the Advisor or any of its Subsidiaries, or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor or any of its Subsidiaries is a party or by which the Advisor or any Subsidiary of the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor and its Subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of their property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

        Section 19.    Notices.    Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies provided that such facsimile notice is followed within 24 hours by any type of notice otherwise provided for in this paragraph. Any notice shall be duly addressed to the parties as follows:

(a) If to the Company:	1004 Farnam Street Omaha, Nebraska 68102 Attention: Lisa Y. Roskens Telephone: (402) 444-1630
(b) If to the Advisor:	1004 Farnam Street Omaha, Nebraska 68102 Attention: Lisa Y. Roskens Telephone: (402) 444-1630
In each case with a copy given in the manner prescribed above, to:	Kutak Rock LLP 1650 Farnam Street Omaha, Nebraska 68102 Attention: Steven P. Amen Telephone: (402) 346-6000

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

        Section 20.    Binding Nature of Agreement; Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

        Section 21.    Entire Agreement; Amendment.    This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade

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inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

        Section 22.    Controlling Law.    This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Nebraska, notwithstanding any Nebraska provisions relating to conflicts of law to the contrary.

        Section 23.    No Waiver.    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

        Section 24.    Titles Not To Affect Interpretation.    The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

        Section 25.    Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

        Section 26.    Severability of Provisions.    The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

        Section 27.    Interpretation.    Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation, as Company
By
/s/ LISA Y. ROSKENS Lisa Y. Roskens President and Chief Executive Officer
AMERICA FIRST APARTMENT ADVISORY CORPORATION, a Maryland corporation, as Advisor
By
/s/ LISA Y. ROSKENS Lisa Y. Roskens President and Chief Executive Officer

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APPENDIX C

OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN

[HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]

May 30, 2002

The Board of Managers of
America First Companies L.L.C.,
General partner of the general partner of
America First Apartment Investors, L.P.

Dear Board of Managers:

We understand that America First Apartment Investors, L.P., a Delaware limited partnership (the "Partnership") has a present ownership structure that is made up of a general partner. America First Capital Associates Limited Partnership Four, (the "General Partner") and an initial limited partner (America First Fiduciary Corporation Number Eight), the rights and obligations of which have been assigned to holders of Beneficial Certificate Units (the "BUCs"). We further understand that, pursuant to a series of negotiations between the Special Committee (as defined herein) and the General Partner, the Partnership is considering entering into a series of transactions whereby it will be merged (the "Merger") into America First Apartment Investors, Inc., a new Maryland corporation (the "REIT"), which will be the surviving entity and will acquire all of the assets and liabilities of the Partnership. We understand that the REIT will elect REIT status for federal income tax purposes and will be listed on the NASDAQ Stock Market. The Merger is expected to be treated as a tax-free transfer of assets by the Partnership to the REIT under Section 351 of the Internal Revenue Code, followed by a tax-free distribution of common stock by the Partnership to its partners. We also understand that each outstanding BUC will be converted into one share of REIT common stock (5,023,067 shares to be issued to BUC holders representing 99% of total merger consideration, and 1%, or 50,738 shares to be issued to the General Partner). Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction." It is our understanding that America First Companies L.L.C. ("America First"), the entity that controls the General Partner, has formed a special committee of its Board of Managers (the "Special Committee") to consider certain matters relating to the Transactions.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Partnership's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all of any part of the Partnership. Furthermore, at your request, we have not negotiated the Transaction nor the Advisory Agreement (as defined in number eight, below), nor advised you with respect to alternatives to them.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed America First's audited financial data for the years ended December 31, 1999, 2000 and 2001;

  2.
  met with certain members of the senior management of the Partnership and America First to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

  3.
  visited certain facilities and business offices of the Partnership;

  4.
  reviewed America First's 2002 budget including monthly and year end projected income statements for the period ended December 31, 2002;

  5.
  reviewed the pro-forma capital structure of the REIT;

  6.
  reviewed the Agreement of Limited Partnership of the Partnership, dated August 15, 1996 including the rights and privileges of the holders of the BUCs and the General Partner, and the fee arrangement between the Partnership and the General Partner;

  7.
  reviewed the Stock Transfer Agent Agreement by and between America First Real Estate Investment Trust and The Bank of New York, dated April 1, 2002;

  8.
  reviewed the draft of the proposed Advisory Agreement (the "Advisory Agreement") by and between the REIT and America First Apartment Advisory Corporation (the "Advisor"), dated as of March 22, 2002;

  9.
  held discussions with the Special Committee and its counsel, and reviewed certain correspondence between the Special Committee and America First relating to the negotiation of the proposed Advisory Agreement;

  10.
  reviewed the Property Management Agreement by and between Belvedere Apartments, LP and America First Properties Management Company, LLC, dated December 1, 2000;

  11.
  reviewed the Partnership's ten year projections of each property, which were prepared in connection with an internal appraisal of each property;

  12.
  reviewed certain publicly available financial data, including current and historical equity trading prices for the Partnership and for certain partnerships we deem comparable to the Partnership, and for certain REITs we deem comparable to the Partnership on an "as converted" basis;

  13.
  reviewed publicly available prices and premiums or discounts paid in transactions that we consider similar to the Transaction and for partnerships and REITs we deem similar to the Partnership and the REIT; and

  14.
  conducted other studies, analysis, and inquiries, as we deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Partnership, and that there has been no material change in the assets, financial condition, business or prospects of the Partnership since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the holders of the BUCs in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD LOOKING STATEMENTS
TABLE OF CONTENTS
SUMMARY
SUMMARY FINANCIAL INFORMATION
RISK FACTORS
SOLICITATION OF BUC HOLDER CONSENT
THE MERGER
THE PARTNERSHIP
THE CORPORATION
MANAGEMENT OF THE CORPORATION
DESCRIPTION OF CAPITAL STOCK OF THE CORPORATION
FEDERAL SECURITIES LAW CONSEQUENCES
COMPARATIVE RIGHTS AND OBLIGATIONS OF BUC HOLDERS AND STOCKHOLDERS
FIDUCIARY RESPONSIBILITIES AND INDEMNIFICATION OF OFFICERS AND DIRECTORS
FEDERAL INCOME TAX CONSIDERATIONS
EXPERTS
LEGAL MATTERS
GLOSSARY
INDEX TO COMPANY'S FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
Note to Balance Sheet
APPENDIX A AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II EFFECT OF THE MERGER ON THE BUCS; EXCHANGE OF CERTIFICATES
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV COVENANTS
ARTICLE V CONDITIONS PRECEDENT
ARTICLE VI GENERAL PARTNER ACTIONS
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
ARTICLE IX CERTAIN DEFINITIONS
APPENDIX B ADVISORY AGREEMENT
ADVISORY AGREEMENT
APPENDIX C OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN